As filed with the Securities and Exchange Commission on December 14, 2006.

Registration No. 333-138647

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

———————

AMENDMENT NO. 2

TO

FORM SB-2

———————

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BROADCASTER, INC.

(Formerly known as International Microcomputer Software, Inc.)

(Name of Small Business Issuer in its charter)

California	7372	94-2862863
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

9201 Oakdale Avenue, Suite 200
Chatsworth, CA  91311

(818) 206-9274

(Address and Telephone Number of Principal Executive Offices)

Martin R. Wade, III
Chief Executive Officer
Broadcaster, Inc.
9201 Oakdale Avenue, Suite 200
Chatsworth, CA  91311

(818) 206-9274

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Kathryn Felice
General Counsel	Michael D. Harris
Broadcaster, Inc.	Harris Cramer LLP
9201 Oakdale Avenue, Suite 200	1555 Palm Beach Lakes Blvd., Suite 310
Chatsworth, CA 91311	West Palm Beach, FL 33401
(818) 206-9274	(561) 689-4441

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock(1)	33,114,562	$1.125	$37,253,882	$3,987

(1)

Originally included 36,605,310 shares of common stock including 166,250 shares issuable upon the exercise of outstanding warrants. The additional 3,490,748 shares have been removed from this Registration Statement since they are eligible for sale under Rule 144 including Rule 144(k). The Proposed Maximum Aggregate Offering Price and Amount of Registration Fee have been amended accordingly. The actual fee paid was $4,407.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices for the registrant’s common stock as reported on the OTC Bulletin Board on November 7, 2006. The proposed maximum aggregate offering price of the registrant’s common stock was calculated with the proposed maximum offering price per share multiplied by the number of shares of the registrant’s common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 14, 2006

PROSPECTUS

BROADCASTER, INC.

33,114,562 Shares of Common Stock

TO BE OFFERED BY CERTAIN HOLDERS OF SECURITIES OF
BROADCASTER, INC.

This prospectus relates to the sale of up to an aggregate of 33,114,562 shares of our common stock by certain of our shareholders who are referred to as the Selling Shareholders. We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering. All costs associated with this registration shall be borne by Broadcaster, Inc.

Our common stock is quoted on the OTC Bulletin Board under the symbol “BCSR.OB.” On November 27, 2006, the closing price of our common stock was $1.20.

Our principal executive office is located at 9201 Oakdale Avenue, Suite 200, Chatsworth, California 91311, and our telephone number is (818) 206-9274. Additional information about Broadcaster is available on our website at www.broadcaster.com, which does not constitute a part of this prospectus.

Investing in our common stock is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________________ ,2006.

TABLE OF CONTENTS

Page

Prospectus Summary

Summary Financial Information

4

Risk Factors

5

Special Note Regarding Forward-Looking Statements

14

Use of Proceeds

14

Market for Common Equity and Related Shareholder Matters

14

Capitalization

16

Business

17

Legal Proceedings

21

Management’s Discussion and Analysis or Plan of Operation

22

Management

37

Principal Shareholders

45

Related Party Transactions

47

Selling Shareholders

49

Plan of Distribution

50

Description of Securities

52

Legal Matters

52

Experts

53

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

53

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

53

Where You Can Find Additional Information

54

Index to Financial Statements

F-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on their covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and related notes before making an investment decision. Unless otherwise indicated, all references in this prospectus to “Broadcaster,” “we,” “us” and “our” refer to Broadcaster, Inc., a California corporation, and our subsidiaries. All references to the “Merger” refer to our June 1, 2006 acquisition of AccessMedia Networks, Inc.

Our Business

We historically operated as a software company. Prior to the acquisition of AccessMedia on June 1, 2006, we operated in two business segments: (i) our Precision Design business and (ii) our Houseplans business.

In 2004, we began exploring various ways to enhance shareholder value, including our further migration from a traditional or packaged software company to offering downloadable media and content over the Internet. We believed that the growth and reach of the Internet coupled with the predictability of recurring revenues should lead to enhanced Broadcaster shareholder value. As such, during 2005 we began discussions with AccessMedia, a developer of a platform for delivering real-time and interactive media over the Internet through its unique “virtual set-top box” technology. We completed the Merger in June 2006, and changed our name to Broadcaster, Inc. We subsequently disposed of Precision Design and, as a result, we now operate in the two business segments of AccessMedia and Houseplans. The AccessMedia business is owned and operated by our wholly-owned subsidiary, AccessMedia, Inc. The Houseplans business is owned and operated through our wholly-owned subsidiary Houseplans, Inc.

Our current primary focus is on our AccessMedia entertainment portal. We are a global Internet entertainment network, providing consumers with access to online entertainment that is fast, easy, safe, fun, and of great value. We provide users with delivery of digital entertainment from short items such as video clips of current events all the way to full length television shows and movies − giving them the power to download content to their desktop computer, laptop, PSP, iPod or preferred mobile entertainment device. We enable consumers to easily find, organize, download, and enjoy the growing volumes of high quality content available online. Our capabilities span our proprietary media library, media under license, and media readily available on the Internet. We are also in discussions with major studios, cable and television networks, music labels, and game producers to become a gateway for the direct delivery of first run movies, popular television shows, music and online games.

Our AccessMedia business generates its revenue from the sale of software online. The software are tools that enable the consumer to download and manage content. The customer pays for the tools through a license, which is sold on a monthly or annual basis. Because of the nature of the sale, no single customer accounted for greater than 10% of our revenues in fiscal year 2006. AccessMedia also earns income from selling advertising based on unique visits and page views to its various sites.

Internet users can register online to become a member of accessmedia.tv and obtain full access to our site offerings. Membership in accessmedia.tv is free with the purchase of our Download Manager software. Once a member has downloaded the software, they can start adding titles to their library. The member can watch it immediately after download or at a later time at their convenience. Downloaded files can be viewed for as long as that person is a member of accessmedia.tv.

In addition to the Download Manager software, we also provide Entertainment Meta Search, Content Manager, Mobile Transfer Capabilities, Peer-to-Peer Technology, Social Networking Tools, and Parental Lock functionality, among others. These tools allow users to improve their entertainment access and controls. Our Entertainment Meta Search is one of the most advanced search tools available on the Internet and is optimized for rich media content, allowing for advanced identification and indexing of media and content.

In addition to our Internet entertainment network, we are also a leading online distributor of stock architectural house plans. We have an extensive library of over 25,000 unique stock architectural house plans with more than 150,000 registered members. Our stock architectural house plans are sold to developers, builders, architects and individuals allowing our customers to substantially reduce upfront planning and building costs.

The Merger with AccessMedia

We completed the Merger with AccessMedia on June 1, 2006 pursuant to which we issued 29,000,000 shares of our common stock and agreed to issue up to an additional 35,000,000 shares of our common stock upon achievement of certain revenue milestones to the former shareholders of AccessMedia. In addition, we issued 1,450,000 shares of our common stock to Baytree Capital Associates, LLC as an advisory fee related to the Merger, and an additional 1,000,000 shares to Baytree Capital for consulting services and agreed to reimburse Baytree for its reasonable expenses. In connection with the Merger, we changed our name from International Microcomputer Software, Inc. to Broadcaster, Inc. All of the shares issued as Merger consideration and to Baytree Capital are offered for sale by this prospectus.

AccessMedia is led by seasoned Internet entrepreneurs. This team has been one of the foremost innovators of technologies, marketing, and advertising strategies for Internet-based consumer media offerings, and until now this team has operated in a private company environment. Additionally, this team has been a leader in providing website development, traffic, database management and hosting for many of the largest worldwide media companies.

We believe that the Merger offers us an opportunity to enter into the highly scalable Internet media industry. The underlying growth in the Internet media industry, coupled with the potential for high margin product offerings, innovative marketing strategies, and exceptional management team, should combine to provide us with substantial growth and profit opportunities, creating significant shareholder value.

Acquisition of Weinmaster Homes, Ltd.

On July 1, 2005, Houseplans, Inc, our wholly-owned subsidiary, completed the acquisition of all the stock of Weinmaster Homes, Ltd. The purchase price of approximately $4,000,000 consisted of $2,000,000 in cash, $1,000,000 in a promissory note, which was fully paid in the third quarter of 2006, and $1,000,000 of our unregistered common stock, or 826,583 shares, which stock is being offered for sale by this prospectus.

Sale of Precision Design

In June 2006, we sold our legacy Precision Design software business as part of our overall strategy to position the company solely as an online business We received a combination of $6,500,000 in cash of which $500,000 was deposited in an escrow to secure our representations and warranties to the purchaser, and an interest free note of $1,500,000 which was paid in full on July 3, 2006. Included in the assets sold were the TurboCad and DesignCAD product lines as well as other design and personal productivity titles.

A more detailed discussion regarding our business can be found under the heading “Business.”

The Offering

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission with respect to the common stock offered by this prospectus. Following the effective date of the registration statement, the Selling Shareholders listed in this prospectus and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, offer and sell up to an aggregate of 33,114,562 shares of our common stock on any stock exchange, market or trading facility on which the registered shares are traded or in private transactions. These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. However, the Selling Shareholders may choose not to sell any of their registered shares, and may have no intention of selling any securities offered pursuant to this prospectus in the near future. Additionally, we have no reason to believe that any Selling Shareholder has entered into an agreement, or made a commitment, to sell any securities offered in this prospectus.

Number of shares of common stock offered by the Selling Shareholders	33,114,562
Common stock outstanding as of November 27, 2006	65,020,844
Termination of the offering	The offering will conclude when all of the 33,114,562 shares of common stock have been sold, the shares no longer need to be registered or we decide to terminate the registration of the shares.
Terms of the offering	The Selling Shareholders will determine when and how they will sell the common stock offered in this prospectus.
OTC Bulletin Board symbol	BCSR.OB

INVESTING IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5.

SUMMARY FINANCIAL INFORMATION

The following summary consolidated financial information should be read together with Broadcaster’s historical consolidated financial statements and related notes, the audited financial statements of AccessMedia and the unaudited pro forma condensed consolidated financial statements and the discussion under the heading “Management’s Discussion and Analysis or Plan of Operation” included elsewhere within this prospectus.

The unaudited pro forma condensed consolidated financial statements presented herein has been prepared based on the historical consolidated financial statements of Broadcaster, after giving effect to the acquisition of AccessMedia. The unaudited pro forma consolidated statement of operations for the year ended June 30, 2006 gives effect to the acquisition of AccessMedia and the disposal of Precision Design as if they had occurred at the beginning of each period.

The unaudited pro forma condensed consolidated financial statements have been prepared by Broadcaster for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods, or the results that actually would have been realized had Broadcaster and AccessMedia been a combined company during the specified periods.

(Tabular amounts shown in thousands of U.S. Dollars, except per share amounts)
	Broadcaster Historical				Pro Forma
Statement of Operations Data:	For the three months ended September 30,		For the year ended June 30,		For the year ended June 30,
	2006	2005	2006	2005	2006
	(Unaudited)				(Unaudited)
Net revenues	$4,635	$1,717	$8,203	$4,347	$13,594
Gross profit	2,802	1,043	5,029	2,523	7,823
Total operating expenses	4,764	1,440	6,922	2,896	11,868
Operating loss	(1,962)	(397)	(1,893)	(373)	(4,045)
Other income and expense	98	(3)	(1,004)	(453)	(3,224)
Loss from discontinued operations	33	(708)	(2,971)	(3,311)	(2,971)
Gain (loss) from sale of discontinued operations	—	(843)	4,834	2,035	4,834
Net income (loss)	(1,689)	(1,951)	848	(1,754)	(1,372)

Net income (loss) per common share	$(0.03)	$(0.07)	$0.03	$(0.06)	$(0.02)

Balance Sheet Data:	As of September 30, 2006	As of June 30, 2006	As of June 30, 2005
	(Unaudited)
Cash	$12,926	$14,107	$4,347
Current assets	14,700	16,741	23,122
Total assets	64,944	65,945	26,415

Long-term debt	181	178	230
Current liabilities	5,489	6,314	7,955
Total liabilities	12,779	13,794	8,185
Total shareholders equity	$52,165	$52,151	$18,230

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making an investment decision. If any of the circumstances described in these risk factors actually occur, our business, financial condition, or results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Because our operating results may fluctuate due to factors beyond our control, prior operating results may not be indicative of future ones.

Our operating results have been in the past, and will continue to be, subject to quarterly and annual fluctuations as a result of numerous factors, including:

•

fluctuations in demand for our products and services;

•

price and product competition;

•

overall movement toward industry consolidation;

•

variations in sales channels, product costs, or mix of products sold;

•

fluctuations in our gross margins;

•

our ability to achieve cost reductions;

•

actual events, circumstances, outcomes, and amounts differing from judgments, assumptions, and estimates used in determining the values of certain assets (including the amounts of related valuation allowances), liabilities, and other items reflected in our condensed consolidated financial statements;

•

how well we execute on our strategy and operating plans;

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changes in accounting rules, such as recording expenses for employee stock option grants and changes in tax accounting principles;

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compliance expense including the costs of procedures required for Sarbanes-Oxley Section 404 reporting and the costs of procedure remediation, if any; and

•

merger and acquisition activity.

As a consequence, operating results for a particular future period are difficult to predict. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business, results of operations, and financial condition.

Because our revenues for a particular period are difficult to predict, a shortfall in revenues or our inability to properly estimate operating expenses for a period may adversely impact our operating results.

We plan our operating expense levels based primarily on forecasted levels of revenues. These expenses and the impact of long-term commitments are relatively fixed in the short term. As a result of a variety of factors, our revenues for a particular quarter are difficult to predict. Our net sales may grow at a slower rate than in past periods, or may decline. Our ability to meet financial expectations could also be adversely affected by the timing and mix of individual sales. A shortfall in revenues could lead to operating results being below expectations because we may not be able to quickly reduce these fixed expenses in response to short-term business changes.

Because our gross margins may fluctuate due to factors beyond our control, past gross margins may not be indicative of future ones.

Our product gross margins may not be sustainable and may be adversely affected by numerous factors, including:

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changes in customer or product mix;

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introduction of new products;

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increased price competition;

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changes in distribution channels;

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how well we execute on our strategy and operating plans;

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inability to achieve targeted cost reductions;

•

ability to generate license revenues from users who have installed specialized media software on their personal computers; and

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costs associated with litigation (please see the heading entitled “Legal Proceedings” for more details).

We have made and expect to continue to make acquisitions that could disrupt our operations and harm our operating results.

Our growth depends upon market growth, our ability to enhance our existing products, and our ability to introduce new products on a timely basis. We intend to continue to address the need to develop new products and enhance existing products through acquisitions of other companies, product lines, technologies, and personnel. Acquisitions involve numerous risks, including the following:

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difficulties in integrating the operations, technologies, products, and personnel of the acquired companies;

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diversion of management’s attention from normal daily operations of the business;

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potential difficulties in completing projects associated with in-process research and development;

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difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

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insufficient revenues to offset increased expenses associated with acquisitions; and

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the potential loss of key employees of the acquired companies.

Acquisitions may also cause us to:

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issue common stock that would dilute our current shareholders’ percentage ownership;

•

assume liabilities;

•

record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges;

•

incur amortization expenses related to certain intangible assets;

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incur large and immediate write-offs and restructuring and other related expenses; and

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become subject to intellectual property or other litigation.

Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not materially adversely affect our business, operating results, or financial condition. Failure to manage and successfully integrate acquisitions could materially harm our business, operating results, or financial condition.

If pending litigation is adversely resolved against us, we may incur unexpected costs which may adversely affect our operating results and financial condition.

Our wholly-owned subsidiary, AccessMedia, is presently a party to two recent lawsuits brought by regulators with regard to the operation of its business, one brought by the Federal Trade Commission, or FTC, and the other by the Washington State Attorney General (for details on the allegations of these suits, please see “Legal Proceedings”). If either of these lawsuits is adversely determined against AccessMedia, it may, depending upon any court ruling, cause AccessMedia  to incur unexpected costs or the loss of revenues which could adversely affect AccessMedia future operation results and financial condition and AccessMedia may be required to make changes to its business model. Because of the uncertainty of litigation and the early stage of these disputes, no reasonable estimate of whether they may have a material effect on our future revenues and operating income is available.

If we incur unexpected network interruptions caused by system failures, natural disasters or unauthorized tampering with our computer systems, our operations could be disrupted and we could incur a loss of revenues.

We rely on the Internet for our business. The continuous and uninterrupted performance of our systems is, therefore, critical to our success. We must protect these systems against damage from fire, power loss, water damage, earthquakes, telecommunications failures, viruses, vandalism and other malicious acts, and similar unexpected adverse events. Our operations depend upon our ability to maintain and protect our computer systems, data centers and server locations. Our corporate headquarters, data center and primary operations are located in California, an area susceptible to seismic activity and possible power outages. We cannot eliminate the risk of downtime caused by factors such as natural disasters and other events. Further, individuals may attempt to breach our network security, such as hackers, which could damage our network. The occurrence of any of these events could harm our business, operating results and financial condition.

If we are not able to retain our executive officers and key personnel, we may not be able to maintain and expand our business if we are not able to retain, hire and integrate key management and operating personnel.

The success of the AccessMedia acquisition depends on our ability to retain our management team and to attract, assimilate, and retain other highly qualified employees, including engineering, technology, marketing, sales and support personnel. There is substantial competition for highly skilled employees in our industry and due to California law AccessMedia’s key employees are not bound by agreements preventing them from terminating their employment with us at any time. If we fail to attract and retain key AccessMedia employees, our business could be harmed.

If we cannot manage our growth effectively, we may not be able to sustain or increase our profitability.

As a result of our acquisition of AccessMedia, we anticipate that we may incur material growth. Businesses which grow rapidly often have difficulty managing their growth. If AccessMedia’s business grows as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Because we have incurred significant costs associated with the acquisition of AccessMedia, if we are unable to successfully integrate the AccessMedia entities, our profitability may be adversely affected.

We estimate that we have incurred indirect transaction costs of approximately $ 3,690,000 associated with the AccessMedia acquisition, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition. There is no assurance that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the acquisition. If the benefits of the acquisition do not exceed the costs of acquiring AccessMedia, our financial results may be adversely affected.

Because AccessMedia’s business model is unproven, it may not result in the generation of material revenues or profitability.

Our business is substantially dependent upon AccessMedia’s ability to generate license revenues from users who have installed specialized media software on their personal computers. This is a relatively new industry and product and there can be no assurances it will be accepted by potential customers. The revenue and income potential of this business is unproven.

Because we license the software used in our AccessMedia business from third parties on a non-exclusive basis, the software could be licensed to an unlimited number of potential competitors thereby adversely affecting our business.

The principal intellectual property that underlies AccessMedia’s “virtual set-top box” technology used in distributing online media content is not owned by us but is licensed from third parties, generally on a non-exclusive basis. The third party licensors are free to exploit the intellectual property themselves or license it to an unlimited number of other competitors. This competition could result in price reductions, fewer customers and orders, reduced gross margins and loss of market share, any of which would materially adversely affect our business, operating results and financial condition. In addition, we are not in control of the protection or prevention of infringement of such intellectual property.

Because we generally do not have the right to modify the licensed technology used in our AccessMedia business or receive updates or upgrades, our products may become obsolete.

We generally do not have the right to modify the licensed technology used in our AccessMedia business, nor do we have the right to receive updates or upgrades or to obtain a copy of the source code for such technology. In the limited circumstances where we have the right to modify the licensed technology, the licensor owns such modifications. In acquiring AccessMedia, we acquired limited rights to technology that we may not have the rights to improve in the future to maintain a competitive offering or support existing products or service offerings.

Because AccessMedia has incurred losses in the past, it may not be able to achieve profitability in the future.

AccessMedia experienced startup losses in each quarterly and annual period from its inception through the first calendar quarter of 2006. AccessMedia may not be able to achieve or maintain profitability in the future. We expect that AccessMedia ’s operating expenses will continue to increase. We cannot assure you that AccessMedia will be able to generate sufficient revenues to achieve profitability, which failure would have a material adverse effect on our business.

Because the online entertainment business is highly competitive, we may not able to offer our services at prices which are profitable.

The markets in which AccessMedia competes are intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. We expect that we will continue to experience vigorous competition from current competitors and new competitors, including Disney/ABC, NBC, CBS, Apple and others that may have significantly greater financial, technical, marketing and other resources than we do and may have large current customer bases and content agreements in place. Many other companies will compete in specific areas of our business. We expect additional competition as other established and emerging companies enter into our product market. This competition could result in price reductions, fewer customers and sales, reduced gross margins and loss of market share, any of which would materially adversely affect our business, operating results and financial condition.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages and prevent service delivery.

The license agreements that permit AccessMedia to use the licensed technology contain only limited representations and warranties of the licensor and limited rights to indemnification for claims of infringement. Third parties may claim that our products or services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business service delivery. Even if AccessMedia were to prevail, any litigation regarding its intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations. AccessMedia may also be obligated to indemnify its business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, AccessMedia may be prevented from providing some or all of its services unless it enters into royalty, license or other agreements. AccessMedia may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, AccessMedia may be precluded from offering most or all of its products and services.

Because we are dependent upon a limited number of third parties for the support, distribution and development of our services, particularly Alchemy Communications, Inc., if they were unavailable, our future business may be materially and adversely harmed.

We depend on agreements with a limited number of third parties, particularly Alchemy Communications, Inc. which is controlled by our principal shareholder. Alchemy provides office and operating space, staffing, technical services and consulting, bandwidth and hosting, network infrastructure, and other related services. Given the scope of the services provided by Alchemy, it is our most significant vendor relationship. If Alchemy were unable to provide appropriate levels of service as our business grows or our relationship proved to be unworkable and we are forced to seek new providers, our business could be materially and adversely harmed.

Because we depend on Internet advertising to promote our services, if we are unable to purchase these advertisements on a cost-effective basis, our profitability could be adversely affected.

We depend in part on the use of online advertisements purchased from third parties to attract new users by promoting our services. We believe that our business will continue to rely on this method for attracting our audience in the future. If online advertising becomes less effective or more expensive and our ability to attract new users is thereby impaired, our business could be harmed.

If we fail to sustain and expand the number of users who install our software or fail to attract advertisers, we will not be able to sustain or increase revenue.

Advertising is currently a significant part of our proposed revenues. The success of our business depends in part on our ability to offer our advertising customers access to a large audience, comprised of users who have downloaded our software products. As a result, it is critical to our success that we continually add substantial numbers of new users. In addition, we must attract users who respond to our ads by clicking through to advertisers’ web pages or purchasing the advertisers’ products, because these click through and conversion rates are critical to our ability to maintain and grow our advertising rates. If fewer users download our software, we would not be able to maintain or expand the number of active users.

If our services do not perform as expected, our business may be harmed.

If our services fail to perform properly, our customers and advertisers may discontinue their use of our products and services. Despite testing, our existing services may not perform as expected due to unforeseen problems. Any defects may cause us to incur significant expenses and divert the attention of our management and key personnel from other aspects of our business.

If there are negative perceptions and adverse publicity concerning our business practices, it could damage our reputation and harm our business.

The digital media distribution industry is vulnerable to negative public perception. Negative perception of our business practices or negative press reports linking our services to questionable business practices of other companies in our industry could damage our reputation, cause new users not to install or existing users to uninstall our software, or cause consumers to use technologies that impede our ability to deliver ads. This negative perception could also lead to increased regulation of our industry or other regulations that adversely affect our business practices. Any of these events could reduce the demand for our services among advertisers and significantly harm our business.

Because our business depends upon the continued growth of the Internet and Internet-based systems, any slowdown in such growth could impair our ability to be profitable.

Our business and revenues depend on growth of the Internet and on its use as a sales and distribution mechanism. To the extent that the Internet does not support this activity whether through changes in its use, lowered reliability or other factors, we could experience material harm to our business, operating results, and financial condition.

Changes in industry structure and market conditions could lead to charges related to discontinuances of certain of our services or businesses and asset impairments.

In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Any decision to limit investment in or dispose of or otherwise exit businesses may result in the recording of special charges, such as technology-related write-offs, workforce reduction costs, charges relating to consolidation of excess facilities, or claims from third parties who were resellers or users of our products. Our estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Additionally, we are required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances, which may result in a charge to earnings.

Because some of our competitors have substantially greater resources, in order to compete effectively we may have to offer our services at prices which would not be profitable.

Our AccessMedia business revenues, customer base and operations are much smaller than certain other providers of entertainment and media products and services. Very large media companies continue to view online media as a channel for distribution of their existing products or as an area in which to expand their business. These competitors have substantially more resources and could adversely impact AccessMedia’s business.

If there are changes in laws and regulations relating to the Internet, it could affect our ability to offer our services or materially increase our operating costs and adversely affect our future results of operations and our financial condition.

There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues including content, copyrights, distribution, antitrust matters, user privacy, pricing, and the characteristics and quality of products and services. An increase in regulation or the application of existing laws to the Internet could significantly increase our costs of operations and harm our business, particularly our AccessMedia business. For example, the Communications Decency Act of 1996 sought to prohibit the transmission of certain types of information and content over the Internet. Additionally, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Imposition of access fees could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, obscenity, libel and personal privacy are applicable to the Internet or the application of laws and regulations from jurisdictions whose laws do not currently apply to our business.

If the federal or state governments impose sales and use taxes on all Internet sales, this could curtail the use of the Internet as a commerce channel. Due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate Internet activities. Any of these developments could harm our business.

The regulatory environment with respect to online media and data privacy practices is also evolving. Electronic privacy is a public and governmental concern in the United States. The Federal Trade Commission has increasingly focused on issues affecting online media, particularly online privacy and security issues. Please see the heading entitled “Legal Proceedings” for more detail with respect to our current litigation with the FTC and the Washington State Attorney General.

Foreign legislation has been enacted, and there is federal and state legislation pending that is aimed at regulating the collection and use of personal data from Internet users. For example, the European Union has adopted directives to address privacy and electronic data collection concerns, which limit the manner in which the personal data of Internet users may be collected and processed. Our relationship with our customers will often involve the collection of personal data.

The enactment of new legislation, changes in the regulatory climate, or the expansion, enforcement or interpretation of existing laws could preclude us from offering some or all of our services or expose us to additional costs and expenses, require substantial changes to our business or otherwise substantially harm our business. Further, additional legislation or regulation could be proposed or enacted at any time in the future, which could materially and adversely affect our business.

Because our market may undergo rapid technological change, our future success may depend on our ability to develop and launch products and services of interest to consumers.

If new industry standards and practices emerge in the Internet and online media industry, our existing services, technology and systems may become obsolete. If we cannot address technological change in our industry in a timely fashion and develop new products and services, our future results of operations may be adversely affected.

Because we have only recently introduced our products and services, there can be no assurances they will be accepted by potential customers.

Our services are relatively new in their current form and we cannot rely upon historical customer acceptance. Our technology which involves peer-to-peer networking may not be acceptable to consumers or, if accepted, may fall from favor and require us to develop new products and services, both of which could adversely affect our ability to generate revenues.

Because some of our products are related to the construction industry, our operating results may be adversely affected by unfavorable economic and market conditions in that industry.

Because certain of our Houseplans products are associated with the construction industry, we are subject to negative trends affecting that industry. After years of robust growth in residential construction, the home construction market has trended down beginning in 2006. This trend can be expected to reduce future revenues from this business segment and adversely affect our future earnings.

RISKS RELATED TO OUR COMMON STOCK

Because we have changed the focus of our business from software to being an Internet media company, the stock markets may not be receptive to this change.

Achieving the benefits of the acquisition of AccessMedia will depend in part on:

•

the extent to which the public markets are receptive to our transformation from a software company to primarily to an Internet media company,

•

the acceptance of AccessMedia’s management team, technology and media library, and

•

the success of AccessMedia’s software.

If the stock market is not receptive to these changes, our business operations could be adversely affected.

The sale of the common stock under this prospectus may cause our stock price to decline.

As of November 27, 2006, we had outstanding 65,020,844 shares of common stock not including shares issuable upon exercise of warrants or options. Most of our outstanding shares may be sold publicly as follows:

Number of Shares	May be Publicly Sold
24,643,288 shares	Now, without limitation
7,238,223 shares	Now, subject to the limitations of Rule 144
33,114,562 shares by this prospectus	Beginning with the date of this prospectus

The Selling Shareholders have not engaged an underwriter in connection with this registration, and have indicated that they do not intend to do so. The three-month average daily volume of our stock between July and September 2006 was approximately 27,833 shares. The number of our shares available for resale in the public market as a result of this registration may therefore exceed the number of shares that purchasers wish to buy. This potential increase in the number of shares that may be available for public trading may dramatically and detrimentally reduce the price of our common stock on the basis of supply and demand alone.

The large number of additional shares of common stock that may be issued in connection with the acquisition of AccessMedia or future acquisitions may substantially dilute the holdings of current shareholders.

In connection with the acquisition of AccessMedia on June 1, 2006, we agreed to issue up to an additional 35,000,000 shares of our common stock to the former shareholders of AccessMedia upon the achievement of certain revenue milestones. The issuance of any such additional shares may result in a reduction of the book value or market price of the outstanding shares of our common stock, a reduction in the proportionate ownership and voting power of all other shareholders.

We intend to continue to address the need to develop new products and enhance existing products through acquisitions of other companies, product lines, technologies, and personnel. These arrangements may involve the issuance of new shares of our common stock, which would in turn result in a dilution of the ownership interests of existing common shareholders and potentially reduce the book value or market price of our common stock.

Our stock price may be volatile because of factors beyond our control and you may lose all or part of your investment.

Any of the following factors could affect the market price of our common stock:

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our failure to generate increases in revenues,

•

our failure to maintain profitability,

•

actual or anticipated variations in our quarterly results of operations,

•

announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments,

•

the loss of significant business relationships, or

•

changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Since our common stock will be subject to the Securities and Exchange Commission’s penny stock rules, you may experience substantial difficulty in selling our common stock ..

Our common stock is a penny stock because it is not traded on a national securities exchange and sells at less than $5.00 per share. The SEC has established penny stock rules, which limit the ability of a broker to solicit purchasers, which reduces liquidity. They also generally require a broker to deliver a standardized risk disclosure document prior to a transaction in a penny stock. The broker must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. These additional requirements may hinder your ability to sell your common stock.

Because our common stock is not listed on a stock exchange, investors may be unable to resell their shares at publicly quoted prices.

Our common stock is quoted on the Over-the-Counter Bulletin Board or OTCBB, which is less liquid than the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market. This may hinder your ability to sell your common stock and result in you receiving a lower price than the quoted price when you sell your shares. Accordingly, investors may lose money due to this lack of liquidity.

Because the ownership of our common stock is highly concentrated, it will prevent you and other shareholders from influencing significant corporate decisions and will allow a few significant shareholders to control the direction of our business.

With the AccessMedia Merger, Mr. Nolan Quan and Mr. Michael Gardner acquired 31,245,000 shares of our common stock and thereby acquired control of Broadcaster.  They are also parties to two voting agreements which provide for continuity of membership on our Board of Directors until AccessMedia achieves cumulative revenues of $20,000,000 at which time control of the Board of Directors will pass to Mr. Quan. Meanwhile, outside of the voting agreements which only relate to the selection of directors, Messrs. Quan and Gardner acting together own almost 50% of our outstanding common stock and are thereby, acting together, able to control all other matters which come before our shareholders including amendments to our articles of incorporation, mergers and the sale of assets. This control may impede a further change in control of Broadcaster, which may reduce the market price of our common stock.  The interests of our existing shareholders may conflict with interests of Messrs. Quan and Gardner.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under “Prospectus Summary” and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, intentions, or expectations will be achieved. Actual results may differ materially from those stated in these forward-looking statements as a result of a variety of factors, including those described under “Risk Factors.” All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling security holders undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. Apart from nominal consideration to be received upon exercise of the warrants, we will not receive any proceeds from the sale of common stock by the Selling Shareholders in connection with this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market for Common Stock

Broadcaster’s common stock currently trades on the OTC Bulletin Board under the symbol “BCSR.OB.” The following table sets forth the quarterly high and low sales prices of our common stock for fiscal years 2006 and 2005, as quoted on the OTC Bulletin Board. This information represents prices between dealers and does not include retail mark-ups, markdowns or commissions and may not represent actual transactions. The information below was obtained from the OTC Bulletin Board for the respective periods.

	High	Low
Fiscal Year 2005
First Quarter	$1.30	$0.90
Second Quarter	$1.21	$0.73
Third Quarter	$1.46	$1.01
Fourth Quarter	$1.50	$1.06

Fiscal Year 2006
First Quarter	$1.55	$0.90
Second Quarter	$1.19	$0.67
Third Quarter	$1.34	$0.95
Fourth Quarter	$1.94	$1.08

As of November 7, 2006, there were approximately 1,048 registered holders of record of the common stock. We believe that additional beneficial owners of our common stock hold shares in street names.

Dividend Policy

We have not paid any cash dividends on our common stock and do not plan to pay any such dividends in the foreseeable future. Our Board of Directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, service providers and directors, as well as the number of securities remaining available for future issuance, under Broadcaster’s compensation plans as of the fiscal year ended June 30, 2006.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)

Equity compensation plans approved by security holders (2)	4,521,507	$1.19	6,689,419

Equity compensation plans not approved by security holders (3)	4,536,993	$1.42	0

Total	9,058,500	$1.30	6,689,419

———————

(1)

The amounts indicated in this column exclude securities listed in the column titled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)

Consists of the 2004 Incentive Stock Option Plan and the 1993 Incentive Option Plan.

(3)

Represents outstanding warrants which have been granted from time to time in conjunction with Board of Directors and employee compensation and consulting arrangements. These warrants generally vest, and are exercisable, over periods ranging from one to four years from the date of grant. The exercise price of the warrants granted generally is equal to the closing price of our common stock on the grant date.

CAPITALIZATION

As of September 30, 2006
(in thousands, except share amounts)
Cash and cash equivalents	$12,926

Short-term debt(1)	$1,776

Shareholders’ equity
Common stock, no par value, 300,000,000 shares authorized, 64,576,109 shares issued and outstanding	77,990
Accumulated deficit	(26,172)
Other comprehensive income	347
Total shareholders’ equity	52,165

Total capitalization	$53,941

———————

(1)

Includes $1,725,000 short-term loan to a related party, $50,000 to an unrelated party and a $1,000 acquisition related obligation.

BUSINESS

History

We historically operated as a software company. Prior to the acquisition of AccessMedia on June 1, 2006, we operated in two business segments: (i) our Precision Design business and (ii) our Houseplans business.

We were incorporated in November 1982, and grew to become a developer and publisher of productivity software in the precision design, graphic design, and other related business applications fields over the following 16 years. We acquired TurboCAD in 1985, and developed and acquired numerous products and product categories through the years. By the end of 1998, we developed, marketed and distributed our products worldwide, primarily through the retail channel. Beginning in 1998, we made various acquisitions and dispositions of software and content products with the principal strategy of migrating from retail distribution to Internet-based distribution of such products.

In 2004, we began exploring various ways to enhance shareholder value, including our further migration from a traditional or packaged software company to offering downloadable media and content over the Internet. We believed that the growth and reach of the Internet coupled with the predictability of recurring revenues should lead to enhanced Broadcaster shareholder value. As such, during 2005 we began discussions with AccessMedia, a developer of a platform for delivering real-time and interactive media over the Internet through its unique “virtual set-top box” technology. We completed the Merger in June 2006, and changed our name to Broadcaster, Inc. We subsequently disposed of Precision Design and, as a result, we now operate in the two business segments of AccessMedia and Houseplans. The AccessMedia business is owned and operated by our wholly-owned subsidiary, AccessMedia, Inc. The Houseplans business is owned and operated through our wholly-owned subsidiary Houseplans, Inc.

Our Internet Businesses

Our current primary focus is on our AccessMedia entertainment portal. We are a global Internet entertainment network, providing consumers with access to online entertainment that is fast, easy, safe, fun, and of great value. We provide users with delivery of digital entertainment from short items such as video clips of current events all the way to full length television shows and movies − giving them the power to download content to their desktop computer, laptop, PSP, iPod or preferred mobile entertainment device. We enable consumers to easily find, organize, download, and enjoy the growing volumes of high quality content available online. Our capabilities span our proprietary media library, media under license, and media readily available on the Internet. We are also in discussions with major studios, cable and television networks, music labels, and game producers to become a gateway for the direct delivery of first run movies, popular television shows, music and online games.

Our wide variety of on-demand programming includes:

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Movies – We have a large library of movies to which we are constantly adding. Members can watch anything from a horror movie to a western and everything in between, many in high definition.

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Music – Whether a member is a fan of music from the 1980’s or something more contemporary, our large music collection is likely to satisfy the need. Our website offers downloads across a wide swath of the music spectrum.

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Television – Our library of television shows includes episodes from such classics such as The Lucy Show and The Beverly Hillbillies to more contemporary shows dealing with music, cooking, sports and more.

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News – Members can both read articles and download videos concerning the issues of the day in entertainment, sports, business and more.

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Games – Members have access to a variety of computer games including sports, role playing games and such classics as Tetris and pinball.

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Viral videos –The term “viral video” refers to video clip content usually produced by amateurs which gains widespread popularity through the process of Internet sharing. We feature on our site many of the most popular viral videos currently making the rounds on the Internet.

Our proprietary virtual set-top box technology available at www.accessmedia.tv puts Internet users in control of their entertainment experience, allowing them to choose when and on which device they want to view media and content. Other than a computer meeting certain required specifications and Internet connectivity, no additional hardware purchase is necessary.

Our AccessMedia business generates its revenue from the sale of software online. The software are tools that enable the consumer to download and manage content. The customer pays for the tools through a license, which is sold on a monthly or annual basis. Because of the nature of the sale, no single customer accounted for greater than 10% of our revenues in fiscal year 2006. AccessMedia also earns income from selling advertising based on unique visits and page views to its various sites.

Internet users can register online to become a member of accessmedia.tv and obtain full access to our site offerings. Membership in accessmedia.tv is free with the purchase of our Download Manager software. Once a member has downloaded the software, they can start adding titles to their library. The member can watch it immediately after download or at a later time at their convenience. Downloaded files can be viewed for as long as that person is a member of accessmedia.tv.

In addition to the Download Manager software, we also provide  Entertainment Meta Search, Content Manager, Mobile Transfer Capabilities, Peer-to-Peer Technology, Social Networking Tools, and Parental Lock functionality, among others. These tools allow users to improve their entertainment access and controls. Our Entertainment Meta Search is one of the most advanced search tools available on the Internet and is optimized for rich media content, allowing for advanced identification and indexing of media and content.

We are also a leading online distributor of stock architectural house plans. We have an extensive library of over 25,000 unique stock architectural house plans with more than 150,000 registered members. Our stock architectural house plans are sold to developers, builders, architects and individuals, allowing our customers to substantially reduce upfront planning and architectural costs. No single customer accounted for greater than 10% of our Houseplans revenues in fiscal year 2006 or 2005.

Competitive Business Conditions

The Internet entertainment industry is experiencing tremendous growth and 2006 is the year that the public has recognized the value of using the Internet as a video entertainment medium. Because of this there are numerous start-ups that have been formed to seek viewers. Notably, the largest competitor is YouTube which was only started in 2005. In 2006 Google announced an agreement to acquire YouTube for $1,650,000,000 and future consideration. Because of this acquisition and YouTube’s popularity, we anticipate that the online entertainment space will continue to be crowded with competitors.

The Internet industry is highly competitive and characterized by several key factors:

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Rapid changes in technology and customer requirement: New opportunities for existing and new competitors can quickly render existing technologies less valuable.

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Relatively low barriers to entry: Start-up capital requirements for software companies can be very small, and distribution over the Internet is inexpensive and easily outsourced.

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Significant price competition: Direct distribution of competing products over the Internet may cause prices and margins to decrease in traditional sales channels.

These factors could have a material adverse effect on our future operating results, including reduced profit margins and potential loss of market share.

Our main products and their primary competition are listed in the following table:

Broadcaster Product Group	Competitor
Houseplans	Hanley-Wood
Move Inc.
AccessMedia	RealOne
Vongo
Blinx.tv

Sales and Marketing

We rely on Internet advertising we place on third-party websites to attract customers to our accessmedia.tv website. Our Houseplans business attracts its customers from Internet advertising, primarily using search engines Google and Yahoo.

International Operations

We operate outside of the United States through our Canadian subsidiary, Weinmaster Homes, Ltd., which is part of the Houseplans segment. We acquired Weinmaster in July 2005.

The Merger

We completed the Merger with AccessMedia on June 1, 2006 pursuant to which we issued 29,000,000 shares of our common stock and agreed to issue up to an additional 35,000,000 shares of our common stock upon achievement of certain revenue milestones to the shareholders of AccessMedia. In addition, we issued 1,450,000 shares of our common stock to Baytree Capital Associates, LLC as an advisory fee related to the Merger, and an additional 1,000,000 shares to Baytree Capital for consulting services and agreed to reimburse Baytree for its reasonable expenses. In connection with the Merger, we changed our name from International Microcomputer Software, Inc. to Broadcaster, Inc.

AccessMedia is led by seasoned Internet entrepreneurs. This team has been one of the foremost innovators of technologies, marketing, and advertising strategies for Internet-based consumer media offerings, and until now, this team has operated in a private company environment. Additionally, this team has been a leader in providing website development, traffic, database management, and hosting for many of the largest worldwide media companies.

We believe that the Merger offers a unique opportunity to enter into the highly scalable Internet media industry. The underlying growth in the Internet media industry, coupled with high margin product offerings, innovative marketing strategies and exceptional management team, should combine to provide us with substantial growth and profit opportunities, creating significant shareholder value. We expect this substantial revenue growth and positive cash flow to begin almost immediately.

Sale of Precision Design

In June 2006, we sold our legacy Precision Design software business as part of our overall strategy to position the company solely as an online business We received a combination of $6,500,000 in cash of which $500,000 was deposited in an escrow to secure our representations and warranties to the purchaser, and an interest free note of $1,500,000 which was paid in full on July 3, 2006. Included in the assets sold were the TurboCad and DesignCAD product lines as well as other design and personal productivity titles.

Product Development

The majority of development costs relating to the Internet content segment relate to development of websites and databases to host the content. All of our Internet development is internally developed by our team of six software designers.

Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors. We spent approximately $218,000 and $68,000 on research and development in the years ended June 30, 2006 and 2005, respectively. We will continue to invest in existing and new products which reflects our commitment to developing our core products as well as maintaining strong relationships with our internal and contract development teams.

Proprietary Rights and Licenses

We use the following trademarks and service marks in our business: “Houseplans,” “Homeplan” and “AccessMedia.” Our subsidiary, AccessMedia, holds non-exclusive licenses to certain software technologies that are key to its current business operations. All such licenses are in perpetuity and royalty free. Mr. Nolan Quan, our principal shareholder, is one of several inventors of these technologies and owns a controlling interest in Broadcaster, LLC, which provides a majority of the non-exclusive licenses to us.

We are in the process of acquiring the technologies which are subject to these licenses and new technologies which we plan to introduce on accessmedia.tv. In the event we complete our acquisition of these technologies, we intend to further develop and exploit these technologies. We may in turn further license these technologies to third parties. The development costs associated with some of the technologies could be significant; however, we do not anticipate acquiring these rights and incurring further development costs unless the overall benefits to us outweigh such costs.

Our ability to compete effectively depends in part on our ability to develop and maintain the proprietary aspects of our technology. We take certain steps to protect our technology including:

•

We rely on a combination of copyrights, patents, trademarks, trade secret laws, restrictions on disclosure, and transferring title and other methods.

•

We enter into confidentiality or license agreements with our employees and consultants, and control access to and distribution of our documentation and other proprietary information.

•

We provide our products to end users under non-exclusive licenses, which generally are non-transferable and have a perpetual term.

Software companies face a number of risks relating to proprietary rights and licenses. The greatest technology risk arises from the fact that we make source code available for some products. The provision of source code may increase the likelihood of misappropriation or other misuse of our intellectual property.

There can be no assurance that the steps taken by us will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation presents several additional risk factors to us:

•

Litigation could result in substantial costs and diversion of resources that could have a material adverse effect on our business, operating results and financial condition.

•

As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims.

•

If any valid claims or actions were asserted against us, we might seek to obtain a license under a third party’s intellectual property rights. There can be no assurance, however, that under such circumstances a license would be available on commercially reasonable terms, or at all.

From time to time we have received, and may receive in the future, notice of claims of infringement of other parties’ proprietary rights. Although we investigate claims and respond as we deem appropriate and believe we do not infringe upon the intellectual property rights of others, there can be no assurance that infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us.

Employees

As of October 31, 2006, we had 45 employees, of which 42 are full-time employees and three part-time employees, including 16 in sales and marketing, 17 in product development and 12 in administration and finance. All employees are located in North America. None of our employees are represented by a labor union and we have experienced no work stoppages. Our success depends to a significant extent upon the performance of our executive officers, key technical personnel, and other employees.

Properties

Our principal offices are located in Chatsworth, California, occupying approximately 14,650 square feet of office space. The lease term expires in September 2007. We also occupy approximately 10,000 square feet of leased office space in Novato, California, approximately 5,000 square feet which is sub-leased to an unrelated third party on similar terms to those of the master lease. The lease expires in March 2007. Except for 12 Houseplans employees who will remain in our Novato offices, we plan to move our corporate employees to our Chatsworth offices by late November 2006.

We believe the space is adequate for our immediate needs. Additional space may be required as we expand our activities. However, we do not foresee any significant difficulties in obtaining any required additional facilities.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

Our subsidiary, AccessMedia , was named as one of a number of co-defendants in a suit filed by the FTC on August 8, 2006 in the United States District Court for the Central District of California alleging a violation of Section 5 of the FTC Act arising from products known as Movieland.com, Moviepass.tv, and Popcorn.net. The complaint challenges the validity of the use of pop-up payment reminders for software licenses in conjunction with a free trial offer for the Movieland.com, Moviepass.tv and Popcorn.net products. A copy of the complaint may be viewed online at http://www.ftc.gov/os/caselist/0623008/060808movielandcmplt.pdf. A United States District Court judge denied the FTC’s request to issue a temporary restraining order. The parties have entered into an interim consent order that allows the pop-up payment reminders to continue to issue at least until time of trial and on a reduced frequency per day. Trial on the merits of the case will be scheduled for a later time. Our management believes the claims are without merit and intends to defend the actions vigorously. While our management believes there is no legal basis for liability, due to the uncertainty surrounding the litigation process, no reasonable estimate of loss is available. In addition, AccessMedia was also named as one of a number of co-defendants in a suit filed by the Washington State Attorney General on or about August 8, 2006 in King County Superior Court, alleging violations of the Washington Spyware Act and Consumer Protection Act and arising from products known as Movieland.com, Moviepass.tv, and Popcorn.net. A copy of the Washington complaint can be viewed online at http://www.atg.wa.gov/releases/2006/Documents/MovielandComplaint8-14-06.pdf. AccessMedia intends to vigorously defend the allegations. While management believes there is no legal basis for liability, due to the uncertainty surrounding the litigation process, no reasonable estimate of loss is available.

We are also subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

The following discussion should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This prospectus, and in particular this “Management’s Discussion and Analysis or Plan of Operation,” may contain forward-looking statements regarding future events or our future performance, as well as historical information. These future events and future performance mentioned in forward-looking statements involve risks and uncertainties. Actual events or our actual future results could differ materially from those projected or assumed in such forward-looking statements. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. This analysis is not intended to serve as a basis for projection of future events.

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States or GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Critical Accounting Policies

Those material accounting policies that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed below.

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Two of these policies, discussed immediately below, are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Revenue Recognition

Revenue is recognized in accordance with American Institute of Certified Public Accountants Statement of Position or SOP 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenue is recognized when persuasive evidence of an arrangement exists (generally a purchase order), product or service has been delivered, the fee is fixed and determinable, and collection of the resulting account is probable.

•

Revenue from packaged product sales to resellers and end users is recorded at the time of the sale net of estimated returns.

•

Revenue from sales to distributors is recognized when the product sells through to retailers and end users. Sales to distributors permit limited rights of return according to the terms of the contract.

•

For software and content delivered via the Internet, revenue is recorded when the customer downloads the software, activates the subscription account or is shipped the content. For online media, revenue is recorded when payment is collected.

•

Revenue from post-contract customer support is recognized ratably over the contract period.

•

Subscription revenue is recognized ratably over the contract period.

•

We use the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date. If there is an undelivered element under the license arrangement, we defer revenue based on vendor-specific objective evidence of the fair value of the undelivered element, as determined by the price charged when the element is sold separately. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, we defer all revenue until sufficient evidence exists or all elements have been delivered.

•

Non-refundable advanced payments received under license agreements with no defined terms are recognized as revenue when the customer accepts the delivered software.

•

Revenue from software licensed to developers, including amounts in excess of non-refundable advanced payments, is recorded as the developers ship products containing the licensed software.

•

Revenue from minimum guaranteed royalties in republishing agreements is recognized ratably over the term of the agreement. Royalties in excess of the guaranteed minimums are recognized when collected.

•

Revenue from original equipment manufacturer contracts is recognized upon completion of our contractual obligations.

•

Revenue related to the display of advertisements on its Internet properties is recognized as impressions (the number of times that an advertisement appears in pages viewed by users) are delivered, as long as no significant obligations remain at the end of the period. To the extent that significant obligations remain at the end of the period, Broadcaster defers recognition of the corresponding revenue until the remaining guaranteed amounts are achieved.

•

Revenue from the display of text-based links to the websites of its advertisers is recognized as the click-throughs (the number of times a user clicks on an advertiser’s listing) occur.

Impairment

Property, equipment, intangible and certain other long-lived assets are amortized over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenues. We account for the impairment and disposition of long-lived assets in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

In accordance with SFAS No. 142, Goodwill and Intangible Assets, goodwill is being assessed for impairment annually or more frequently if circumstances indicate impairment.

Overview

In 2004, we began exploring various ways to enhance shareholder value, including our further migration from a traditional or packaged software company to offering downloadable media and content over the Internet. We believe that the growth and reach of the Internet coupled with the predictability of recurring revenues should lead to enhanced Broadcaster shareholder value. As such, during 2005 we began discussions with AccessMedia, a developer of a platform for delivering real-time and interactive media over the Internet through its unique “virtual set-top box” technology. Concurrent with the completion of the acquisition of AccessMedia, we changed our name to Broadcaster, Inc.

Highlights for the year ended June 30, 2006 include the following:

•

We acquired AccessMedia on June 1, 2006 and effectively doubled the number of outstanding shares. With this acquisition, the nature of our business changed and our primary emphasis became focusing on AccessMedia’s business;

•

In June 2006, we sold Precision Design, Inc., our legacy software business, and received $6,500,000 in cash, of which $500,000 was deposited in escrow. We also received a note of $1,500,000 which was paid in July 2006;

•

As of July 1, 2005, the first day of fiscal 2006, we sold another subsidiary, Allume Systems, Inc., for $11,000,000 in cash and 397,547 shares of common stock having a fair market value, based upon an agreed-upon formula, of $1,750,000. At September 30, 2006, $312,000 was being held in escrow;

•

Houseplans, Inc, our wholly-owned subsidiary, purchased Weinmaster Homes, Ltd., a Canadian competitor, on July 1, 2005 of approximately $4,200,000 including $2,000,000 of cash, $1,021,000 representing the fair value of common stock, a 1,000,000 promissory note and $146,000 in expenses.

Highlights for the quarter ended September 30, 2006 consisted of:

•

The first full quarter of contribution from AccessMedia, with revenues of $2,936,000;

•

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), effective July 1, 2006, resulting in a non-cash expense of $507,000;

•

On September 29, 2006, we acquired the assets of America’s Biggest, Inc in exchange for 1,000,000 shares of Broadcaster stock and $500,000 in cash;

•

Despite a downturn in the housing market and increased interest rates, revenues at our Houseplans segment remained stable.

We are now a global Internet entertainment network providing consumers with access to online entertainment that is fast, easy, safe, fun, and of great value. We offer a wide variety of on-demand programming including movies, music, television shows, viral videos, mobile media, games, news, sports, and other entertainment focused content, in one place that can be viewed or downloaded at anytime and on any device. Our proprietary virtual set-top box technology available at www.accessmedia.tv puts Internet users in control of their entertainment experience allowing users to choose what, when and on which device they want to view media and content.

We provide users with delivery of both short and long form digital entertainment content − giving them the power to download content to their desktop computer, laptop, PSP, iPod or preferred mobile entertainment device. We enable consumers to easily find, organize, download and enjoy the growing volumes of high quality content available online. Our capabilities span our proprietary media library, media under license, and media readily available on the Internet. We are also in discussions with major studios, cable and television networks, music labels, and game producers to become a gateway for the direct delivery of first run movies, popular television shows, music and online games.

Our multi-channel Internet entertainment network redefines the user experience on the Internet, putting more control into the hands of the user with the most advanced technologies including a Download Manager, Entertainment Meta Search, Content Manager, Mobile Transfer Capabilities, Peer-to-Peer Technology, Social Networking Tools and Parental Lock functionality, among others. In addition, our Entertainment Meta Search is one of the most advanced search tools on the Internet and is optimized for rich media content allowing for advanced identification and indexing of media and content.

In addition to our Internet entertainment network, we are also a leading online distributor of stock architectural house plans. We have an extensive library of over 25,000 unique stock architectural house plans with more than 150,000 registered members. Our stock architectural house plans are sold to developers, builders, architects and individuals allowing our customers to substantially reduce upfront planning and building costs.

Strategy and Growth

We believe that consistent growth of both revenues and earnings can be achieved through internally developed products and services, and through acquisitions. Management believes that good value target companies are present in the marketplace and that business combinations with these entities would help us achieve our growth potential in addition to providing synergies that would improve profitability.

We had approximately $14,100,000 cash or cash equivalents as of June 30, 2006. Our current cash and cash equivalents balance represents our largest balance on hand within the past two fiscal years.

Acquisitions and Dispositions

Acquisition of Weinmaster Homes, Ltd.

On July 1, 2005, Houseplans, our wholly owned subsidiary, consummated the acquisition of all the stock of Weinmaster Homes, Ltd., pursuant to a stock purchase agreement between Weinmaster Homes, Ltd., Bruce Weinmaster and Janice Weinmaster, and Houseplans, Inc. The purchase price of approximately $4,000,000 consisted of $2,000,000 in cash, $1,000,000 in a promissory note, which was fully paid in the third quarter of 2006, and $1,000,000 (based on the five-day trading average immediately preceding and including June 28, 2005) in Broadcaster’s unregistered common stock, which we committed to register for resale and which shares are offered for sale.

Sale of Allume

On July 1, 2005, we sold all of the issued and outstanding capital stock of Allume Systems, Inc. to Smith Micro for an aggregate sales price of $12,800,000 made up as follows (in millions):

Description	Amount
Cash	$11.0
Fair value of 397,547 unregistered shares of Smith Micro common stock	1.8
Total	$12.8

The fair value of the common stock was based on the five-trading-day average price of Smith Micro’s common stock surrounding the date the business combination was announced.

At closing an indemnity escrow was established to secure certain representations and warranties included in our stock purchase agreement with Smith Micro. The following sale proceeds were deposited into the escrow (in millions):

Description	Amount
Cash	$1.25
170,398 unregistered shares of Smith Micro common stock	0.784
Total	$2.034

The value of the common stock was based on the date of closing.

On November 2, 2005, we replaced the shares of Smith Micro common stock in escrow with cash, as permitted by the escrow agreement.

On November 10, 2005, we sold 100% of our holdings of Smith Micro shares at a gain of $923,000 which was included in Other Income as Realized Gain on Securities in the December quarter.

Pursuant to the stock purchase agreement, Smith Micro released $500,000 plus interest of $7,000 and $750,000 plus interest of $26,000 of the escrowed cash to us in December 2005 and March 2006, respectively. These amounts, when released, added to our calculation of gain or loss on the sale.

As a result of this sale, we have categorized the assets, liabilities, and operations of Allume as discontinued operations for the fiscal year ended June 30, 2005 and in the fiscal year ended June 30, 2006. We recorded a gain on the sale of discontinued operations of $776,000, representing the amount released from escrow on March 31, 2006 plus accrued interest. The gain on the sale of Allume totaled $302,000 as of March 31, 2006. This gain calculation does not consider the remaining cash held in escrow of approximately $300,000 and is subject to change in future reporting periods depending upon the future release of cash from escrow. The escrow is expected to close on December 31, 2006.

Acquisition of AccessMedia

We completed the Merger with AccessMedia on June 1, 2006 pursuant to which we issued 29,000,000 shares of our common stock and agreed to issue up to an additional 35,000,000 shares of our common stock upon achievement of certain revenue milestones to the former shareholders of AccessMedia. In connection with the Merger, we changed our name to Broadcaster, Inc. We also issued 2,450,000 shares of our common stock as merger-related fees.

We believe that the Merger offers us an opportunity to enter into the highly scalable Internet media industry. The underlying growth in the Internet media industry, coupled with the potential for high margin product offerings, innovative marketing strategies, and exceptional management team, should combine to provide us with substantial growth and profit opportunities, creating significant shareholder value.

Sale of Precision Design Business

On June 9, 2006, we sold our legacy Precision Design software business as part of our overall strategy to position us solely as an online business. We received a combination of $6,500,000 in cash of which $500,000 was deposited in an escrow to back our representations and warranties in the sale Agreement, and an interest free note of $1,500,000 which was paid in full on July 3, 2006. Included in the assets sold were the TurboCad and DesignCAD product lines as well as other design and personal productivity titles.

Results of Operations

Continuing Operations

Year Ended June 30, 2006 Compared to Year Ended June 30, 2005

The following table sets forth our results of operations for the twelve months ended June 30, 2006 and 2005 in absolute dollars and as a percentage of net revenues. It also details the changes from the prior fiscal year in absolute dollars and in percentages.

(Tabular amounts shown in thousands of U.S. Dollars, except percentage amounts)
	Fiscal Year ended June 30,
	2006		2005		$ Change from previous year
	$	As % of sales	$	As % of sales	Variance	%

Net revenues	$8,203	100%	$4,347	100%	$3,856	89%
Product cost	3,174	39%	1,824	42%	1,350	74%
Gross margin	5,029	61%	2,523	58%	2,506	99%

Operating expenses
Sales & marketing	2,944	36%	1,903	44%	1,041	55%
General & administrative	3,760	46%	925	21%	2,835	306%
Research & development	218	3%	68	2%	150	221%
Total operating expenses	6,922	85%	2,896	67%	4,026	139%

Operating loss	(1,893)	-24%	(373)	-9%	(1,520)	407%

Other income (expenses)
Interest and other, net	125	1%	(91)	-2%	216	-237%
Realized/unrealized gain (loss) on marketable securities	765	9%	(42)	-1%	807	-1,921%
Gain on sale of product line	(1)	0%	53	1%	(54)	-102%
Total other income (expenses)	889	10%	(80)	-2%	969	-1211%

Loss before income tax	(1,004)	-12%	(453)	-11%	(551)	122%

Income tax provision	(11)	-1%	(25)	-1%	14	-56%

Loss from continuing operations	(1,015)	-12%	(478)	-12%	(537)	112%

(Loss) from discontinued operations, net of income tax	(2,971)	-36%	(3,311)	-76%	340	-10%
Gain (loss)from the sale of discontinued operations, net of income tax	4,834	59%	2,035	47%	2,799	138%

Net Income (loss)	$848	8%	$(1,754)	-39%	$2,602	-148%

BROADCASTER, INC. & ACCESSMEDIA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

For the Fiscal Year Ended June 30, 2006

(In thousands, except per share data)

	Broadcaster Twelve months ended June 30, 2006	AccessMedia Eleven months ended May 31, 2006	Pro Forma Adjustments	Pro Forma Twelve months ended June 30, 2006

Net revenues	$8,203	$5,391		$13,594

Cost of net revenues
Product costs	3,174	2,903	(306)	5,771
Gross margin	5,029	2,488	306	7,823

Operating expenses:
Sales and marketing	2,944	2,676		5,620
General and administrative	3,760	3,208	(1,184)	5,784
Research and development	218	246		464
Total operating expenses	6,922	6,130	(1,184)	11,868

Loss/(Income) from operations	(1,893)	(3,642)	1,490	(4,045)

Interest and other income (expense), net	124	(68)		56
Realized / unrealized loss on marketable securities	765			765
Loss before income tax	(1,004)	(3,710)	1,490	(3,224)

Income tax provision	11			11
Loss from continuing operations	(1,015)	(3,710)	1,490	(3,235)

Loss/(Income) from discontinued operations, net	(2,971)	—		(2,971)
Gain/(loss) from the sale of discontinued operations, net	4,834	—		4,834
Net (loss) income	848	(3,710)	1,490	(1,372)

Other comprehensive loss				—
Foreign currency translation adjustments	432	—		432
Comprehensive income/(loss)	$1,280	$(3,710)	$1,490	$(940)

Net loss per share:
Basic and diluted	$0.03	$(0.12)		$(0.02)

Weighted average shares outstanding used to compute:
Basic and diluted	32,645	$31,450		64,095

Revenues by Business Segment

In the following discussion all numbers have been rounded to the nearest thousand dollars.

We have two business segments: AccessMedia and Houseplans.

Although it was only recently commercially launched, AccessMedia generated revenues of $945,000 for the one month ended June 30, 2006. Revenue includes software sales, internet media advertising sales, and the sale of text-based internet links. Sales of downloaded products are recognized ratably over the term of the license sold. Sales of advertisements are recognized upon the delivery of the impressions guaranteed. Sales of click throughs are recognized upon delivery of the click throughs guaranteed. We anticipate that in fiscal year 2007, AccessMedia will represent a much larger percentage of our total revenues.

We acquired Houseplans (formerly, Planworks LLC) in November 2003, Abbisoft House Plans, Inc. in September 2004, and Weinmaster Homes, Ltd. in July 2005. We have grown this business to be the leading online seller of stock architectural house plans, targeting general contractors, consumers, and designers. Our websites include houseplans.com, homeplanfinder.com, houseplanguys.com, globalhouseplans.com, and weinmaster.com. Revenues generated by Houseplans grew substantially during the twelve months ended June 30, 2006 as compared to the same period in the previous fiscal year from $4,347,000 to $7,258,000, a 67% increase. Excluding the acquisition of Weinmaster, revenues grew from $4,347,000 to $5,021,000, a 15.6% increase.

Net Revenues

Our net revenues increased to $8,203,000 for the year ended June 30, 2006 from $4,347,000 for the year ended June 30, 2005 reflecting the growth of our Houseplans business. This included $2,236,000 in revenues from Weinmaster which we acquired on July 1, 2005. For the year ended June 30, 2005, which was the period immediately prior to our acquisition of Weinmaster, its net revenues were $623,000.

Gross Profit

Our consolidated gross profit increased by approximately 100% from $2,523,000 to $5,029,000 for the twelve months ended June 30, 2005 and June 30, 2006, respectively. Gross margin increased from 58.02% to 61.3%, primarily as a result of improvements in Houseplans gross profits discussed below. On a pro forma basis, gross profit in fiscal year 2006 was $7,963,000, reflecting a pro forma gross margin of 58%. The difference is due to AccessMedia’s gross profit consolidated with Broadcaster’s gross profit. AccessMedia’s gross margins were impacted by its rollout expenses and ramp-up. As revenues increase, gross margin is expected to increase. Our plan is to emphasize growth opportunities in the AccessMedia business. The cost of revenues increased as a function of increasing activity over the periods and as result of amortization of assets acquired during 2005.

AccessMedia’s cost of revenues consists of costs related to the products and services AccessMedia provides to customers. These costs include materials, salaries and related expenses for product support personnel, depreciation and maintenance of equipment used in providing services to customers and facilities expenses.

AccessMedia expects to become cash flow positive after a full product launch, when the overhead costs described above can be amortized over a larger revenue base. AccessMedia also expects its product offerings to expand and the mixture of sales to change. Because of its limited operating history, changes in revenue mix, recent exit from the development stage and evolving business model, AccessMedia believes that analysis of historical cost of revenues as a percentage of revenue is not meaningful.

Houseplans’s gross profits increased by 79.0% from $2,523,000 to $4,510,000 for the twelve months ended June 30, 2005 and June 30, 2006 respectively. Gross margin increased from 58.0% to 62.1%, primarily as a result of more competitive royalty rates with our vendors, an increased collection of proprietary royalty-free content and the successful integration of acquisitions.

As described in “Related Party Transactions” in this “Management’s Discussion and Analysis or Plan of Operation,” AccessMedia has entered into an agreement with Alchemy Communications, Inc., a company controlled by our principal shareholder, Mr. Nolan Quan, which provides a variety of services to AccessMedia. We paid Alchemy $37,452 which were included in the cost of sales.

Sales and Marketing

Sales and marketing expenses increased by 54.6% from $1,903,000 to $2,944,000 for the year ended June 30, 2005 and June 30, 2006, respectively. This increase was principally due to the merger with AccessMedia and the acquisition of Weinmaster. On a pro forma basis, sales and marketing expenses were $5,620,000 for the twelve months ended June 30, 2006.

Sales and marketing expense for AccessMedia consists primarily of salaries and related expenses for sales, support and marketing personnel, commissions, costs and expenses for customer acquisition programs and referrals, a portion of facilities expenses and depreciation and amortization of equipment. AccessMedia’s expense levels have increased because of staffing and costs involved in testing and prototyping programs for selling its software, advertising and text-based links. AccessMedia anticipates that sales and marketing expense will continue to increase in absolute dollars as AccessMedia adds sales and marketing personnel and increases its customer acquisition activities.

Sales and marketing expenses for Houseplans increased during the year ended June 30, 2006 as compared to the same period from the previous fiscal year. This increase was mainly the result of the additional sales and marketing expenses related (i) to Weinmaster, our newly acquired business, (ii) to the increased direct marketing expenses, especially relating to advertising necessary to increase the traffic to our websites and (iii) to the increased payroll and related expenses from additional headcount. Despite the increase in sales and marketing expenses for this segment during the year ended June 30, 2006 as compared to the previous fiscal year, we continue to integrate the acquisitions and we continue to implement savings and identify synergies among our business units.

General and Administrative

General and administrative expense consists primarily of salaries and related expenses for administrative, finance, legal, human resources, and executive personnel, fees for professional services and costs of accounting and internal control systems to support its operations. Expenses have increased primarily due to the addition of headcount in management and administration to support the increasing activity levels and as a result of amortization of assets acquired during 2006. Because of the changes in the direction of Broadcaster, the general administrative costs have increased from 21% of sales to 46% of sales. This is mainly a result of the severance and bonus costs and the costs related to the disposition of Precision Design and the acquisition of AccessMedia.

We anticipate that general and administrative expense for AccessMedia will continue to increase in absolute dollars as AccessMedia builds its management team and hires additional administrative personnel and incurs increased costs such as professional fees. AccessMedia expects to secure a number of services from a related party at a market rate. For the month of June 2006, general administrative expenses related to our agreement wtih Alchemy Communications were $16,848.

We expect that general and administrative expense of Houseplans will remain at a consistent fixed percent of overhead. Due to the market conditions, Broadcaster does not foresee any unexpected costs that would increase the overall general and administrative cost of Houseplans.

Effective July 1, 2006, we adopted Statement of Financial Accounting Standards 123(Revised 2004) “Share-Based Payment (SFAS 123(R)).” SFAS 123(R) requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors including employee stock options based upon estimated fair values.  SFAS 123(R) supersedes our previous accounting treatment of these awards under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Although we recognized no compensation expense during the year ended June 30, 2006 related to stock options, we expect that we will incur approximately $976,000 of non-cash stock option expense under SFAS 123(R) in fiscal year 2007 related to the fair value of options unvested at June 30, 2006.

Research and Development

Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors, mainly our third party contract development teams. Our research and development expense was 3% and 2% of sales for the fiscal years 2006 and 2005, respectively. We do not expect that the overall cost of research and development will exceed 5% of sales for fiscal year 2007.

Part of the services provided by Alchemy consists of research and development expenses relating to ongoing changes and upgrades in AccessMedia’s Internet business. For the month of June 2006, these expenses consisted of $14,364.

Interest and Other, Net

Interest and other, net, changed from a net expense of $91,000 to a net gain of $125,000 for the years ended June 30, 2006 and June 30, 2005, respectively. The change was principally due to an increase in cash balances and a reduction in debt obligations resulting from the deployment of proceeds from the sale of Allume.

Gain/(Loss) on Marketable Securities

Gain /(Loss) on Marketable Securities increased from ($42,000) to $765,000 for the years ended June 30, 2005 and June 30, 2006, respectively. The change was primarily due to the gain recorded on the sale of Smith Micro shares acquired as part of the consideration for the sale of Allume.

Provision for State and Federal Income Taxes

We recorded income tax expense of $11,000 and $25,000 for the years ended June 30, 2006 and 2005, respectively. The tax expense for the twelve months ended June 30, 2006 primarily represented accrued federal and state income taxes resulting from the limitation of net operating loss carryforwards and accrued Canadian income taxes. The current tax provision was offset by a deferred tax benefit resulting from the amortization of certain purchased intangibles assets. The tax expense for the year ended June 30, 2006 includes state income taxes accrued where we have operations.

We have not recorded a tax benefit for domestic tax losses because of the uncertainty of realization. We adhere to SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Consistent with our past practice, we have recorded a full valuation allowance at June 30, 2006 as the realizeability of our net operating loss carry-forwards is not determinable.

Net Income

During the year ended June 30, 2006 our net income was $848,000 compared to a net loss of $1,754,000 for the year ended June 30, 2005. The principal reason for this change is due to the sale of our Precision Design business. For the year ended June 30, 2006 our operating loss was $1,893,000 compared to $373,000 for the prior year. The principal reasons were severance costs and costs related to acquisitions and dispositions of subsidiaries, which totaled $1,140, 000.

Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005

The following table sets forth our results of operations for the three months ended September 30, 2006 and 2005 in absolute dollars and as a percentage of net revenues. It also details the changes from the prior fiscal year in absolute dollars and in percentages.

	Three months ended September 30,
(In Thousands)	2006		2005		$ Change from previous year
	$	As % of sales	$	As % of sales	Variance	%

Net revenues	$4,635	100%	$1,717	100%	$2,918	170%
Product cost	1,833	40%	674	39%	1,159	172%
Gross margin	2,802	60%	1,043	61%	1,759	169%

Operating expenses
Sales & marketing	2,135	46%	646	38%	1,489	230%
General & administrative	2,558	55%	757	44%	1,801	138%
Research & development	71	2%	37	2%	34	92%
Total operating expenses	4,764	103%	1,440	84%	3,324	231%

Operating loss	(1,962)	-42%	(397)	-23%	(1,565)	394%

Other income (expenses)
Interest expense	(30)	-1%	(3)	0%	(27)	900%
Interest income	125	2%	—	0%	125	—
Foreign exchange gain	3	0%	—	0%	3	—
Total other income	98	2%	(3)	0%	101	-3,367%

Income (loss) before income tax	(1,864)	-40%	(400)	-23%	(1,464)	366%

Income tax benefit (provision)	(142)	-3%	—	0%	(142)	—

Income loss from continuing operations	(1,722)	-37%	(400)	-23%	(1,322)	330%

(Loss) from discontinued operations, net of income tax	33	1%	(708)	-41%	741	-104%
Gain (loss)from the sale of discontinued operations, net of income tax	—	0%	(843)	-49%	843	-100%

Net income (loss)	$(1,689)	-36%	$(1,951)	-114%	$262	-13%

All of the numbers which follow are approximate and have been rounded to the nearest thousand dollars.

Revenues by Business Segment

We have two business segments: AccessMedia and Houseplans.

AccessMedia: Although it was only recently commercially launched, AccessMedia generated revenue of $2,936,000 for the three months ended September 30, 2006. Revenue includes software sales, internet media advertising sales and the sale of text-based internet links. Sales of downloaded products are recognized ratably over the term of the license sold. Sales of advertisements are recognized upon the delivery of the impressions guaranteed. Sales of click-throughs are recognized upon delivery of the click-throughs guaranteed.

Houseplans: We acquired Houseplans Inc (formerly Planworks LLC) in November 2003, Abbisoft House Plans, Inc in September 2004 and Weinmaster Homes, Ltd in July 2005. We have grown this business to be the leading online seller of stock house plans, targeting general contractors, consumers and designers. Our websites include houseplans.com, homeplanfinder.com, houseplanguys.com, globalhouseplans.com and weinmaster.com.

Revenues generated by this segment declined slightly during the three months ended September 30, 2006 as compared to the same period in the previous fiscal year from $1,717,000 to $1,699,000 a 1.0% decrease. Excluding the acquisition of Weinmaster, revenue grew from $1,117,000 to $1,204,000 a 7.8% increase.

Net Revenues

Net revenues increased to $4,635,000 for the quarter ended September 30, 2006 from $1,717,000 for the quarter ended September 30, 2006 or an increase of approximately 170%. The increase is due to the acquisition of AccessMedia.

Gross Profit

Our consolidated gross profit increased from $1,043,000 to $2,802,000 or 168.6% for the three months ended September 30, 2005 and September 30, 2006 respectively. Gross margin decreased from 60.7% to 60.4%.

AccessMedia’s cost of revenue consists of costs related to the products and services AccessMedia provides to customers. These costs include materials, salaries and related expenses for product support personnel, depreciation and maintenance of equipment used in providing services to customers and facilities expenses. The cost of revenue increased as a function of increasing activity over the periods and as result of amortization of assets acquired during 2005. Alchemy Communications, Inc, a company controlled by Mr. Nolan Quan, our principal shareholder, provides us with services including Internet connectivity, hosting services, programming services and equipment and office facilities. During the quarter ended September 30, 2006, cost of sales included $130,000 related to these services.

AccessMedia also expects its product offerings to expand and the mixture of sales to change. Because of its limited operating history, changes in revenue mix, recent exit from the development stage and evolving business model, AccessMedia believes that analysis of historical cost of revenues as a percentage of revenues is not meaningful.

Sales and Marketing

Sales and marketing expenses increased from $646,000 to $2,135,000, or 230.5% for the three months ended September 30, 2005 and September 30, 2006 respectively. This increase was principally due to the merger with AccessMedia.

Sales and marketing expense for AccessMedia consists primarily of salaries and related expenses for sales, support and marketing personnel, commissions, costs and expenses for customer acquisition programs and referrals, a portion of facilities expenses and depreciation and amortization of equipment. AccessMedia’s expense levels have increased because of staffing and costs involved in testing and prototyping programs for selling its software, advertising and text-based links. AccessMedia anticipates that sales and marketing expense will continue to increase in absolute dollars as AccessMedia adds sales and marketing personnel and increases its customer acquisition activities.

General and Administrative

General and administrative expense consists primarily of salaries and related expenses for administrative, finance, legal, human resources and executive personnel, fees for professional services and costs of accounting and internal control systems to support its operations. Expenses have increased primarily due to the addition of headcount in management and administration to support the increasing activity levels and as a result of amortization of assets acquired during 2006. Additionally, the adoption of SFAS 123 (R) resulted in an expense of $507,000 for the quarter ended September 30, 2006. We expect we will incur approximately $2,729,000 of non cash stock option expense over the next six quarters related to the fair value of options unvested at September 30, 2006.

We anticipate that general and administrative expense will continue to increase in absolute dollars as AccessMedia builds its management team and hires additional administrative personnel and incurs increased costs such as professional fees. AccessMedia expects to secure a number of services from a related party at a market rate.

During the quarter ended September 30, 2006, general and administrative expenses included $55,000 related to services provided by Alchemy Communications.

Research and Development

Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors, mainly our third party contract development teams. During the quarter ended September 30, 2006, research and development costs included $48,000 related to services provided by Alchemy Communications.

Interest and Other, Net

Interest and other, net, changed from a net expense of $3,000 to a net gain of $98,000 for the three months ended September 30, 2005 and September 30, 2006 respectively. The change was principally due to an increase in cash balances and a reduction in debt obligations resulting from the deployment of proceeds from the sale of Precision Design.

Provision for State and Federal Income Taxes

We recorded income tax benefit of $142,000 and $0 for the three months ended September 30, 2006 and 2005, respectively. The tax benefit for the three months ended September 30, 2006 primarily represented the release of deferred tax provision on amortization of intangible assets offset by accrued Canadian income taxes.

We have not recorded a tax benefit for domestic tax losses because of the uncertainty of realization. We adhere to SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Consistent with our past practice, we have recorded a full valuation allowance at September 30, 2006 as the realizeability of our net operating loss carry-forwards is not determinable.

Net Income

During the quarter ended September 30, 2006, we lost $1,689,000, compared to $1,951,000 in the quarter ended September 30, 2005. Any comparison must consider that we owned AccessMedia in 2006 but did not in 2005; similarly, during the quarter ended September 30, 2006 we did not own Precision Design having sold it in June 2006, while in the first quarter of fiscal 2005 we owned Precision Design during the entire period.

Discontinued Operations

Year ended June 30, 2006: Sale of Allume

On July 1, 2005, we sold all of the issued and outstanding capital stock of Allume to Smith Micro for an aggregate sales price of $12,800,000 million consisting of $11,000,000 cash and 397,547 unregistered shares of Smith Micro’s common stock, with a fair value of approximately $1,800,000.

The fair value of the common stock was based on the five-day trading average price of Smith Micro’s common stock surrounding the date the business combination was announced.

At closing an indemnity escrow was established to secure certain representations and warranties included in our stock purchase agreement with Smith Micro. The following sale proceeds were deposited into the escrow (in millions):

Description	Amount
Cash	$1.25
170,398 unregistered shares of Smith Micro common stock	0.784
Total	$2.034

The value of the common stock was based on the date of closing.

On November 2, 2005, we replaced the shares of Smith Micro common stock in escrow with cash, as permitted by the escrow agreement.

On November 10, 2005, we sold 100% of our holdings of Smith Micro shares at a gain of $923,000 which was shown in Other Income as Realized Gain on Securities in the December 2005 quarter.

Pursuant to the stock purchase agreement, Smith Micro released $500,000 plus interest of $7,000 and $750,000 plus interest of $26,000 of the escrowed cash to us in December 2005 and March 2006, respectively. These amounts, when released, added to our calculation of gain or loss on the sale.

As a result of this sale, we have categorized the assets, liabilities and operations of Allume as discontinued operations for the fiscal year ended June 30, 2005 and in the fiscal year ended June 30, 2006 we recorded a gain on the sale of discontinued operations of $776,000 representing the amount released from escrow on March 31, 2006 plus accrued interest. The gain on the sale of Allume totaled $302,000 as of March 31, 2006. This gain calculation does not consider the remaining cash held in escrow of approximately $300,000 and is subject to change in future reporting periods depending upon the future release of cash from escrow.

Year ended June 30, 2006: Sale of Precision Design

On June 9, 2006, Broadcaster sold substantially all of the assets used in the operation of the segment of our business referred to as the Precision Design business. The assets were sold to IMSI Design LLC, a California limited liability company, which was newly formed for the purpose of the acquisition.

In consideration for the transfer of the assets, IMSI Design LLC paid $6,500,000 in cash, of which $500,000 was deposited in an escrow to secure our representations and warranties in the sale agreement. We expect the escrow to close on December 20, 2006. IMSI Design LLC also delivered a promissory note in the principal amount of $1,500,000, which was paid in full on July 3, 2006. In addition, IMSI Design LLC assumed certain liabilities, and agreed to perform a number of contracts that were associated with the Precision Design business.

As a result of this sale, we have categorized the assets, liabilities, and operations of the Precision Design software segment as discontinued operations for the twelve months ended June 30, 2005 and in the twelve months ended June 30, 2006, we recorded a gain on the sale of discontinued operations of $4,532,000. The gain on the sale of Allume for the twelve months ended June 30, 2006 totaled $302,000.

Loss from discontinued operations totaling $2,791,000 for the twelve months ended June 30, 2006 represents the pre-tax loss of the Precision Design segment.

Liquidity and Capital Resources

Net cash used in operating activities for the year ended June 30, 2006 was $1,073,000 in contrast to net cash provided by operating activities of $4,343,000 in the prior fiscal year. The primary components affecting our cash flows from operating activities in fiscal 2006 were a gain of $4,834,000 from the sale of subsidiaries offset by $3,091,000 used by these discontinued operations. Significant changes included net income of $848,000 in the fiscal 2006 compared to a loss of $1,754,000 in the prior year, increased depreciation and amortization of $1,692,000 compared to $418,000 and receipt of $714,000 from marketable securities in contrast to $3,210,000 in the prior year.

Net cash provided by investing activities for fiscal 2006 was $13,688,000 in contrast to $465,000 used in investing activities in the prior year. This primarily resulted from the proceeds from the sale of subsidiaries or discontinued operations in the year ended June 30, 2006, offset by $2,979,000 we used in connection with the acquisition of new subsidiaries.

Net cash used in financing activities for the year ended June 30, 2006 was $3,049,000 in contrast to $2,239,000 for the year ended June 30, 2005. The primary component consisted of $4,570,000 we used to repay notes in fiscal 2006 in contrast to $1,837,000 we used in the prior fiscal year.

Net cash used in operating activities was ($2,389,000) for the three months ended September 30, 2006 in contrast to ($3,094,000) for the three months ended September 30, 2005.

Net cash provided by investing activities was $1,005,000 for the three months ended September 30, 2006 in contrast to $7,469,000 for the same quarter of 2005. A principal factor for the quarter ended September 30, 2006 consisted of $1,500,000 received from the sale of Precision Design. For the three months ended September 30, 2005, the principal factor consisted of $9,304,000 received from the sale of Allume offset by ($1,825,000) used in discontinuing operations and investing activities from the same sale.

Our net cash used in financing activities for the quarter ended September 30, 2006 was $1,094,000 consisting of proceeds received from the exercise of options and warrants, offset by the repayment of notes. For the three months ended September 30, 2005, our net cash used in financing activities was ($2,020,000) consisting of cash used in discontinuing operations and financing activities.

At September 30, 2006, we had $12,926,000 in cash which is sufficient to meet all of our working capital needs during this current fiscal year and beyond. We have no material indebtedness, other than a note payable to a related party discussed in the paragraph below.

Related Party Transactions

AccessMedia receives services from Alchemy Communications, Inc., a company controlled by Mr. Nolan Quan,our principal shareholder. For the year ended June 30, 2006, we paid Alchemy Communications $68,664 for the month of June. For the three months ended September 30, 2006, we paid Alchemy Communications $233,000. AccessMedia also owes Mr. Quan $1,725,000 evidenced by demand promissory notes bearing 4% per annum interest and secured by the assets of AccessMedia.

MANAGEMENT

Board of Directors

The following table sets forth all of the members of the Board of Directors of Broadcaster, and certain information about them as of the date of this prospectus.

Name	Age	Position	Director Since

Bruce Galloway (1)	49	Chairman of the Board of Directors	2001
Martin Wade, III (1)	57	Chief Executive Officer and Director	2001
Evan Binn (2)(3)	67	Director	2001
Donald Perlyn (1)	63	Director	2001
Robert S. Falcone (2)	59	Director	2002
Richard J. Berman (1)(2)(3)	64	Director	2002
Kathryn Felice	37	Director	2006

———————

(1)

Member of the Executive Committee.

(2)

Member of the Audit Committee.

(3)

Member of the Compensation Committee.

Bruce R. Galloway, age 49. Mr. Galloway became Chairman of Broadcaster in August 2001, pursuant to the proposed merger agreement between Broadcaster and Digital Creative Development Corporation or Digital Creative signed on August 31, 2001. Mr. Galloway is currently the President of Galloway Capital Management, LLC based in New York. Galloway Capital Management is an investment firm focusing on investments in and turnaround initiatives for distressed companies. Prior to founding Galloway Capital Management, Mr. Galloway was a Managing Director at Burnham Securities, Inc., an investment bank and NASD broker-dealer based in New York. Prior to joining Burnham Securities, Inc., from 1991 to 1993, Mr. Galloway was a Senior Vice President at Oppenheimer & Company, an investment bank and NASD broker-dealer based in New York. He has been a director of Forward Industries, Inc. (NasdaqCM: FORD) since April 2002 and a director and Chairman of the Board of Command Security Corporation (OTCBB: CMMD) since August 2004. Mr. Galloway serves as the Chairman of the Board and a member of the Executive Committee of Broadcaster.

Martin R. Wade, III, age 57. Mr. Wade became a director and Chief Executive Officer of Broadcaster in August 2001. He brings to us a proven track record in mergers and acquisitions and investment banking. Prior to joining Broadcaster, he served in several executive positions, including chief executive officer, with Digital Creative between 2000 and 2001. Mr. Wade served from 1998 to 2000 as a mergers and acquisitions investment banker at Prudential Securities and from 1996 to 1998 as a Managing Director in mergers and acquisitions at Salomon Brothers. From 1991 to 1996, Mr. Wade was National Head of Investment Banking at Price Waterhouse, LLC. Mr. Wade also spent six years in the mergers and acquisitions department at Bankers Trust and eight years at Lehman Brothers Kuhn Loeb. Mr. Wade is credited with participating in over 200 mergers and acquisitions transactions involving various clients such as, Nike, Cornerstone National Gas Company, Landmark Graphics and Redken Laboratories, Inc. Mr. Wade holds the following directorships:

•

director of Alliance One International, Inc. (NYSE: AOI) since February 2001,

•

director of NexMEd, Inc. (NasdaqCM: NEXM) since June 2003 and

•

director of Command Security Corporation (OTCBB: CMMD) since August 2004.

Evan Binn, age 67. Mr. Binn became a director of Broadcaster in August 2001. Mr. Binn is a self employed Certified Public Accountant. Mr. Binn is a certified public accountant in California. He is a member of the California Society of Certified Public Accountants and has maintained a practice in Los Angeles, California for thirty-seven years.

Donald Perlyn, age 63. Mr. Perlyn became a director of Broadcaster in August 2001. Mr. Perlyn serves as Executive Vice President of Nathan’s Famous, Inc. and President of its subsidiary Miami Subs Corporation. He was hired by Miami Subs in May 1989 and became its President in July of 1998. In October 1999 Miami Subs was

acquired by Nathan’s Famous Inc. Mr. Perlyn is also a member of the Board of Directors of Nathan’s Famous, Inc. (NASDAQ: NATH) since 1999. Mr. Perlyn is an attorney and a 32-year veteran of the restaurant industry.

Robert S. Falcone, age 59. Mr. Falcone became a director of Broadcaster in February 2002 and has over thirty-seven years of financial management and board experience. Mr. Falcone is currently President and Chief Executive Officer of Catalyst Acquisition Group, a private equity corporate buyout firm. From 2003 to 2004 he served as the Executive Vice President and Chief Financial Officer of BearingPoint, Inc. an international consulting firm serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. From 2000 to 2002 he was chief financial officer for 800.com, a pioneer in consumer electronics Internet retailing. He served as Senior Vice President and Chief Financial Officer for Nike, Inc. from 1992 to 1998, a time when the company grew annual sales to nearly $10 billion. He began his career at Price Waterhouse, LLP where he spent twenty-one years, eight of which as an audit partner. Mr. Falcone is a certified public accountant and has served on the boards of directors for RadioShack Corporation (NYSE: RSH) and The Nautilus Group (NYSE: NLS) since 2003. Mr. Falcone serves as the Chairman of the Audit Committee and is the designated audit committee financial expert.

Richard J. Berman, age 64. Mr. Berman became a director of Broadcaster in February 2002. His business career spans over 35 years of venture capital, management and merger and acquisitions experience. In the last five years, Mr. Berman has served as a professional director and/or officer of about a dozen public and private companies. He has been Chief Executive Officer of NexMed, Inc. since January 2006. From 1998 - 2000, he was employed by Internet Commerce Corporation as Chairman and CEO. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the mergers and acquisitions and Leveraged Buyout Departments; created the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide (NYSE); helped create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of mergers and acquisitions transactions. He is a past Director of the Stern School of Business of NYU. Mr. Berman holds the following directorships:

•

director of NexMed, Inc. (NasdaqCM: NEXM) since June 2002,

•

director of Internet Commerce Corporation (NasdaqCM: ICCA) since September 1998,

•

director of Dyadic International, Inc. (AMEX: DIL) since January 2005,

•

director and chairman of the board of National Investment Managers, Inc. (OTCBB: NIVM) since March 2005,

•

director of Advaxis, Inc. (OTCBB: ADXS) since September 1, 2005 and

•

director of MediaBay, Inc. (Pink Sheets: MBAY) since June 2003.

Kathryn Felice, age 37. Ms. Felice became a director of Broadcaster in May 2006 and also serves as Broadcaster’s General Counsel. She served as General Counsel of AccessMedia from May 2005 until October 2006. Before joining AccessMedia, Ms. Felice practiced commercial litigation in San Diego, California, representing various technology companies and venture capital groups. Immediately prior, Ms. Felice served as law clerk to the Honorable Louisa S. Porter in the United States District Court for the Southern District of California. During law school, Ms. Felice was a judicial extern to United States District Court Judge Thomas J. Whelan, served on The San Diego Law Review, was a contributing editor for The Journal of Contemporary Legal Issues, and a member of the National Moot Court Tax Team. Prior to attending law school, Ms. Felice served as a director in the West Coast Region of Kaplan Educational Centers, a wholly owned subsidiary of the Washington Post.

Audit Committee Financial Expert

Our Board of Directors has determined that Robert Falcone qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-B. Mr. Falcone is “independent,” as that term is defined in Nasdaq Marketplace Rule 4200. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Falcone’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Falcone any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Compensation of Members of the Board of Directors

For services in fiscal year 2007, in addition to reasonable expenses incurred in the performance of their duties as directors, including participation on the Board of Directors and its committees, we will compensate our non-management directors according to the following schedule, which became effective as of May 23, 2006:

•

A monthly retainer for each non-management member of the board of directors in the amount of $1,500.

•

An additional monthly retainer for each non-management member of the Audit Committee in the amount of $500.

•

An additional monthly retainer for the Chairman of the Audit Committee in the amount of $500.

•

An additional monthly retainer for each non-management member of the Executive Committee in the amount of $500.

•

An additional monthly retainer for the Chairman of the Compensation Committee in the amount of $500.

Effective as of May 23, 2006 for services in fiscal year 2007, in addition to the cash compensation detailed above, we grant options to purchase 75,000 common stock options to each non-management director.

All of such options have a vesting requirement over a period of one year from date of grant, which shall be the first day of the month after which the director accepts such position, with 25% of such options to vest as of the last day of each three- month period elapsing after the date of commencement of the director’s term. The exercise price of such options shall be the market price of Broadcaster’s common stock on the date of grant of the options.

The following table details cash compensation received by our directors for their service on the Board or its committees during fiscal years ended June 30, 2005 and 2006.

Name	Amount FY 05	Amount FY 06
Richard J. Berman	$18,000	$21,000
Evan Binn	18,000	21,000
Robert S. Falcone	18,500	23,000
Bruce R. Galloway (1)	20,000	17,500
Donald Perlyn	13,000	14,000
Kathryn Felice (2)	—	1,500
Total	$87,500	$98,000

———————

(1)

Mr. Galloway also received consulting compensation through June 30, 2006. See the section entitled “Related Party Transactions” for more detail.

(2)

Ms. Felice’s compensation reflects that she began serving as a director in the last month of the fiscal year ending June 30, 2006.

The following table details the options received by our directors for their service on the Board, its committees or as employees during the years ended June 30, 2005 and 2006.

Name	Amount FY 05	Amount FY 06
Richard J. Berman	75,000	150,000
Evan Binn	50,000	125,000
Robert S. Falcone	75,000	150,000
Bruce R. Galloway	100,000	175,000
Robert Mayer	25,000	45,000
Donald Perlyn	50,000	125,000
Martin R. Wade, III (1)	—	—
Kathryn Felice (2)	—	75,000
Total	375,000	845,000

———————

(1)

Does not include 200,000 vested options Mr. Wade received in September 2006 that he earned in connection with the closing of the Merger but issuance was delayed pending approval by the Board of Directors. See “Employment Agreements and Termination of Employment and Change-In-Control Arrangements” below.

(2)

Does not include 150,000 10-year options issued to Ms. Felice, pursuant to her October 2006 employment agreement exercisable at $1.35 per share vesting quarterly over the first year of grant.

The following table outlines the outstanding warrants held as of June 30, 2006 by each member of the Board of Directors who has served as a member during the 2006 fiscal year. None of the persons listed below has exercised any warrants since the grant date.

Name of Holder (1)	Issue Date	Expiration Date	Number of Warrants	Exercise Price

Richard J. Berman	04/04/02	1 yr after termination	250,000	$0.81
Evan Binn	04/04/02	1 yr after termination	50,000	$0.81
Robert S. Falcone	04/04/02	1 yr after termination	250,000	$0.81
Bruce R. Galloway	04/04/02	3 yrs after termination	500,000	$0.81
Donald Perlyn	04/04/02	1 yr after termination	50,000	$0.81
Robert Mayer (2)	04/04/02	1 yr after termination	250,000	$0.81
Martin R. Wade, III	07/03/03	07/02/08	46,667	$0.75
Kathryn Felice	—	—	—	—
Total Outstanding			1,396,667

———————

(1)

Except as described in “Executive Compensation” below with regard to Mr. Wade’s services as Chief Executive Officer, Ms. Felice’s services as General Counsel and in “Related Party Transactions” regarding a Consulting Agreement with Mr. Galloway, no director is a party to any other arrangements pursuant to which such director was compensated by us during the fiscal years ended June 30, 2005 and 2006.

(2)

Mr. Mayer ceased to serve on the Board of Directors effective the start of business of October 20, 2005.

Executive Officers and Significant Employee

Martin R. Wade, III, Chief Executive Officer. See the subsection entitled “Board of Directors” above.

Blair Mills, Chief Financial Officer, age 42. Mr. Mills joined us in June 2006 as Chief Financial Officer. Previously, he served as Chief Financial Officer of AccessMedia beginning in May 2004. Prior to that date, Mr. Mills served in various management positions at several Internet-based businesses, including most recently Longview Media, Inc. From September 2000 through July 2004, Mr. Mills was a Director, Secretary and Treasurer of Second Stage Ventures, Inc., now known as Dermisonics, Inc. Mr. Mills has also served as an independent consultant to small businesses and emerging growth companies. Mr. Mills is a Chartered Accountant in Canada and a Certified Public Accountant in Illinois.

Kathryn Felice, General Counsel. See the subsection entitled “Board of Directors” above.

Marvin Mauer, President of Houseplans, age 52. Mr. Mauer joined Broadcaster in 2002 and has held a variety of positions. In May 2005, he became President of Houseplans, Inc., our wholly-owned subsidiary. Prior to this time he was employed at Autodesk, Inc.

Sanger Powell Robinson II, Vice President of Marketing and Business Development, AccessMedia, age 38. Mr. Robinson has been employed by AccessMedia for more than five years. He was a founder and Chief Executive Officer of NetBroadcaster.com, Inc. Mr. Robinson has been important in the development of the AccessMedia software and advises AccessMedia on its marketing strategies and developing strategic relationships with online traffic aggregators and marketing companies. Before joining AccessMedia, he attended Boston University and worked for many years in the music industry.

Other Significant Relationships

Mr. Nolan Quan served as the president of AccessMedia until the closing of the Merger on June 1, 2006 and is a principal shareholder of Broadcaster. He is our largest shareholder through four limited liability companies he controls. However, Mr. Quan is involved and provides advisory services to Broadcaster and recently agreed to enter into a part-time Consulting Agreement with Broadcaster. Mr. Quan has thirty years of business experience including twenty years of experience developing new businesses. Mr. Quan has co-founded a series of successful Internet-related companies which range from Internet infrastructure and service companies to entertainment portal companies, including Alchemy Communications, Inc. in 1995, LongView Media, Inc. in 1997, NetBroadcaster, Inc. in 1998, and AccessMedia in 2002. Mr. Quan has also held the position of: President of Metropolis Pictures, a film production and distribution company whose list of clients included HBO, Showtime, Viewer’s Choice, DirecTV, Universal Pictures and Orion. He has also held financial and operational positions at Touche Ross & Company, Getty Oil, ESPN, Mattel Electronics and Magnum Entertainment. Mr. Quan has a Bachelor of Science in Computer Science Engineering and an MBA from the University of California at Los Angeles.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered to Broadcaster and its subsidiaries in all capacities during each of the fiscal years ended June 30, 2006, 2005, 2004, respectively to (i) our Chief Executive Officer during fiscal year 2006 and (ii) our four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for the year ended June 30, 2006.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)

Martin R. Wade, III	2006	$225,000	$415,000	$19,940		13,727(1)
Chief Executive Officer	2005	$200,000	$255,000	$—	—	12,464(1)
	2004	$200,000	$—	$—	46,667	12,246(1)

Gordon Landies(2)	2006	$195,000	$655,250	$22,500	—	403,727(1)
President	2005	$198,750	$400,000	$—	350,000	12,464(1)
	2004	$180,000	$—	$—	150,000	12,264(1)

Robert Mayer(3)	2006	$144,000	$108,550	$13,732	40,000	92,431(1)
Executive Vice President of Precision Design	2005	$138,000	$32,540	$—	45,000	12,358(1)
	2004	$133,500	$44,000	$—	—	16,465(1)

Marvin Mauer(4)	2006	$130,000	$127,100	$—	—	5,946(1)
President of Houseplans	2005	$120,000	$20,705	$—	—	10,115(1)
	2004	$110,000	$26,250	$—	—	8,176(1)

Robert O’Callahan(5)	2006	$140,000	$137,500	$2,244	—	58,063(1)
Chief Financial Officer	2005	$—	$—	$—	150,000	—
	2004	$—	$—	$—	—	—

———————

(1)

Includes payments of medical and dental insurance premiums by Broadcaster on behalf of the named officers’ dependents.

(2)

Mr. Landies ceased to serve as our President effective as of February 28, 2006 but remained on our payroll until June 30, 2006. All Other Compensation for Mr. Landies in 2006 includes two years’ severance as required by his Employment Agreement.

(3)

Following the sale of our Precision Design business, Mr. Mayer resigned as Executive Vice President of Precision Design as of June 30, 2006.

(4)

Mr. Marvin Mauer became President of Houseplans on May 25, 2005.

(5)

Mr. O’Callahan ceased to serve as our Chief Financial Officer effective as of June 15, 2006. Mr. O’Callahan’s options were fully vested.

Options/SAR Grants in the 2006 Fiscal Year

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended June 30, 2006, to the persons named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal year 2006.

Name	Option Grants/Warrant Issuances in Last Fiscal Year
	Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%

Gordon Landies	—	—	—	—	—	—
	20,000	1.27%	$1.45	08/08/2015	$18,238	$46,219

Robert Mayer	25,000	1.29%	$1.08	02/23/2016	$16,980	$43,031

Marvin Mauer	40,000	2.54%	$1.45	08/08/2015	$36,476	$92,437
	25,000	1.59%	$1.08	02/23/2016	$16,980	$43,031

———————

(1)

All options granted in the year ended June 30, 2006 were granted pursuant to our 2004 Stock Incentive Option Plan. These options, which typically have a vesting period of up to three years, become exercisable over time based on continuous employment with Broadcaster, and, in certain cases, are subject to various performance criteria or vest in full immediately. Does not include 3,750,000 options to purchase our common stock granted to Mr. Martin Wade, III effective September 12, 2006 at an exercise price of $0.95. Of the options, 200,000 are fully vested and the remaining options will vest if revenue milestones are achieved by AccessMedia. Mr. Wade’s Employment Agreement provided he would get the options at the closing of the Merger, but because the board of directors did not authorize the grant by the time of the closing, it was not effective until September 12, 2006, the following fiscal year.

(2)

All options in this table have exercise prices equal to the fair market value on the date of grant.

(3)

Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder’s continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. If there is no appreciation, there is no potential realizable value.

Aggregate Option Exercises in 2006 Fiscal Year and Year-End Value

The following table sets forth information on the option exercises during the last fiscal year by each of the named executive officers and the number of shares covered by both exercisable and non-exercisable stock options held by them as of June 30, 2006. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock option and the fiscal year-end price of the common stock. No stock appreciation rights were held or exercised by the named executive officers during fiscal year 2006.

	Aggregated Option/SAR Exercises In Last Fiscal Year and FY-End Option/SAR Values
			Number of Unexercised Options / SARs At June 30, 2006	Value of Unexercised In-The-Money Options At June 30, 2006($)(1)
Name	Exercise #	Value Realized($)	Exercisable / Unexercisable	Exercisable / Unexercisable

Gordon Landies	30,025	$16,516	350,000 / —	$157,500 / —
Robert Mayer	57,500	$96,175	120,000 / —	$65,600 / —
Marvin Mauer	40,000	$43,200	156,250 / 28,750	$48,437 / $9813

———————

(1)

Based on the difference between the market price of the common stock at June 30, 2006 ($1.55 per share) and the aggregate exercise prices of the options.

Employment Agreements and Termination of Employment and Change-In-Control Arrangements

In December 2005, Mr. Martin R. Wade, III, our Chief Executive Officer, entered into an Employment Agreement pursuant to which Mr. Wade receives an annual base salary of $225,000. In fiscal year 2007, he was granted options to purchase 3,750,000 shares of Broadcaster common stock of which 200,000 shares were vested and 3,550,000 shares vest upon AccessMedia’s achievement of certain revenue milestones. Under his Employment Agreement, Mr. Wade was to receive the options upon the closing of the Merger; due to an oversight, the grant was not approved by the Board of Directors until September 12, 2006. As a result, the exercise price increased to $0.95 per share from $0.86 per share. Mr. Wade also gets a $100,000 cash bonus upon AccessMedia’s achievement of certain revenue milestones. In addition, Mr. Wade receives a 2% bonus of the net sale price upon the completion of sale of certain Broadcaster assets. This Agreement is for a term of three years unless terminated for cause, death, or disability.

Mr. Gordon Landies, our former President, resigned as of February 28, 2006 but remained on our payroll until June 30, 2006. Pursuant to his Employment Agreement, Mr. Landies was provided a severance package equal to two years of full compensation based on an annual salary of $195,000, acceleration of options, and full benefits beginning June 30, 2006. In addition, Mr. Landies received a bonus in the amount of $150,000 as a result of the closing of the acquisition of AccessMedia.

In June 2005, we entered into an Employment Agreement with Mr. Robert Mayer, our former director and Executive Vice President of Precision Design. Mr. Mayer ceased to serve on the Board of Directors effective the start of business of October 20, 2005. Mr. Mayer’s agreement provided for the payment of a $144,000 minimum base annual salary and bonuses of up to $60,000 annually. During fiscal year 2006, Mr. Mayer was paid a cash bonus of $75,000 for the sale of assets and product lines associated with the Precision Design business. Mr. Mayer resigned as Executive Vice President as of June 30, 2006. He received a severance package equal to six months base salary and benefits coverage for six months.

In June 2005, we entered into an Employment Agreement with Mr. Robert O’Callahan, our former Chief Financial Officer. Mr. O’Callahan’s Agreement provided for the payment to Mr. O’Callahan of a $140,000 minimum base annual salary and an annual bonus of up to $80,000. Mr. O’Callahan was granted an option under the 2004 Option Plan to purchase 150,000 shares of our common stock at the closing price of the stock as of the date of grant. Pursuant to the terms of his Employment Agreement, Mr. O’Callahan was paid a bonus in the amount of $125,000 in connection with the closing of the acquisition of AccessMedia Merger. Mr. O’Callahan’s termination date was June 15, 2006, and he received a severance package equal to three months base salary and benefits coverage.

In October 2006, we entered into a three-year Employment Agreement effective June 15, 2006 with Mr. Blair Mills, our Chief Financial Officer. Mr. Mills’s agreement provides for the payment to Mr. Mills of a $150,000 minimum base annual salary and quarterly bonuses of up to $15,000. Mr. Mills also received 150,000 10-year options exercisable at $.95 per share which were approved by the Board on September 12, 2006. The options vest quarterly over one year subject to continued employment on the applicable vesting dates.

In October 2006, we entered into a three-year Employment Agreement with Kathryn Felice, Esq., our General Counsel. Ms. Felice’s agreement provides for the payment to her of a $150,000 minimum base annual salary and quarterly bonuses of up to $15,000. In October 2006 Ms. Felice also received 150,000 10-year options exercisable at $1.35 per share. The options vest quarterly over one year subject to continued employment on the applicable vesting dates. Ms. Felice continued to serve as AccessMedia’s General Counsel following the Merger until she entered into this Employment Agreement. From June 1, 2006 she received $12,500 per month as AccessMedia’s General Counsel over the approximately five-month period.

On May 25, 2005 we entered into an Employment Agreement with Mr. Marvin Mauer, President of Houseplans. His agreement provides he will receive a salary of $10,833 per month and quarterly bonuses of up to $15,000. Additionally, he is eligible to received bonuses of $30,000 upon the sale of assets or similar transactions of Houseplans in excess of $10,000,000, and $65,000, if Houseplans merges into another company resulting in a net share amount greater than $1.50.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the beneficial ownership of Broadcaster’s common stock by:

•

Each director or nominee;

•

Each other executive officer named in the Summary Compensation Table;

•

All directors and executive officers as a group; and

•

Each person who is known by Broadcaster to own of record or beneficially more than five percent (5%) of Broadcaster’s common stock.

Except as otherwise indicated, the shareholders listed in the table have sole voting and dispositive power with respect to the shares indicated, subject to community property laws where applicable.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percent of Class (1)

Directors and Executive Officers:
Common Stock	Bruce Galloway, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(2)	1,299,650	2.0%
Common Stock	Gordon Landies, 100 Rowland Way, Suite 300, Novato, CA 94945(3)	799,560	1.2%
Common Stock	Robert Mayer, 100 Rowland Way, Suite 300, Novato CA 94945(4)	535,206	*
Common Stock	Robert Falcone, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(5)	393,750	*
Common Stock	Richard Berman, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(6)	378,750	*
Common Stock	Donald Perlyn, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(7)	351,250	*
Common Stock	Evan Binn, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(8)	171,250	*
Common Stock	Robert O’Callahan, 100 Rowland Way, Suite 300, Novato CA 94945(9)(15)	150,000	*
Common Stock	Kathryn Felice, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(16)	37,500	*
Common Stock	Martin Wade, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(10)(11)	38,946,725	59.7%
Common Stock	Blair Mills, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(17)	75,000	*
Common Stock	Marvin Mauer, 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311(18)	6,250	*
Common Stock	All directors and executive officers as a group (12 persons)	43,144,891	63.2%

5% Shareholders:
Common Stock	Michael Gardner(11)(12)	38,946,725	59.7%
Common Stock	Nolan Quan(11)(13)	38,946,725	59.7%
Common Stock	Digital Creative Development Corporation(14)	38,946,725	59.7%

———————

(1)

Applicable percentages are based on 65,020,844 shares outstanding on November 27, 2006 adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after November 7, 2006 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table and subject to any applicable community property laws, Broadcaster believes that each of the shareholders named in the table have sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The symbol “*” represents holdings which are less than 1% of the outstanding common stock of Broadcaster.

(2)

Includes 666,250 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(3)

Includes 750,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(4)

Includes 125,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster that are currently exercisable or will become exercisable within 60 days after November 7, 2006.

(5)

Includes 378,750 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(6)

Includes 378,750 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(7)

Includes 341,250 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(8)

Includes 141,250 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(9)

Includes 150,000 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(10)

Includes 246,667 shares issuable upon exercise of options to purchase shares of common stock of Broadcaster.

(11)

Based upon a Schedule 13D filed by each of Mr. Gardner, Mr. Quan and Mr. Wade with the Securities and Exchange Commission on September 14, 2006. As a result of two voting agreements entered into prior to the Merger, a Parent Voting Agreement among AccessMedia, Mr. Wade, Baytree Capital, a company controlled by Mr. Michael Gardner, and Digital Creative, and a Company Voting Agreement among the former shareholders of AccessMedia consisting of Mr. Gardner  and four limited liability companies controlled by Mr. Nolan Quan , each of Mr. Quan and the four limited liability companies, Mr. Gardner, Baytree Capital, Mr. Wade and Digital Creative are deemed to be the beneficial owners of each others shares of common stock. The actual numbers used in computing this sum are:

•

Mr. Quan – 20,880,000 shares;

•

Mr. Gardner – 10,694,300 shares, including 2,450,000 shares held by Baytree Capital;

•

Mr. Wade – 246,667 shares issuable upon exercise of vested options; and

•

Digital Creative – 7,125,758 shares.

The numbers owned of record and beneficially by Mr. Gardner do not include 3,089,188 shares of our common stock owned by MBYI Liquidating Trust. Mr. Gardner owns a 6.7% interest in the trust, but is not a beneficial owner of the shares under the rules of the SEC as described in footnote (1) above. The shares held by the trust may be publicly sold at any time without restriction. Notwithstanding the fact that each of the above persons is deemed to be the beneficial owner of each others shares of common stock, each disclaims beneficial ownership of all shares owned by the other parties, except that Mr. Gardner is the beneficial owner of shares of common stock owned by Baytree Capital and Mr. Quan is the beneficial owner of common stock owned by the four limited liability companies.

(12)

Mr. Gardner’s address is 40 Wall Street, 58th Floor, New York, NY 10005.

(13)

Mr. Quan’s address is 9201 Oakdale Avenue, Suite 200, Chatsworth, CA 91311.

(14)

The 7,125,758 shares owned of record by Digital Creative are based on a Schedule 13D/A filed by it with the Securities and Exchange Commission on March 9, 2006. Digital Creative’s address is 200 East 82nd Street, New York, NY 10028.

(15)

Mr. O’Callahan ceased to serve as our Chief Financial Officer effective as of June 15, 2006.

(16)

Includes 37,500 shares issuable upon exercise of options and/or warrants to purchase shares of common stock of Broadcaster.

(17)

Includes 75,000 shares issuable upon exercise of options to purchase shares of common stock of Broadcaster.

(18)

Includes 6,750 shares issuable upon exercise of options to purchase shares of common stock of Broadcaster.

RELATED PARTY TRANSACTIONS

Service Agreement with Alchemy Communications, Inc.

Prior to the Merger, AccessMedia, our wholly-owned subsidiary, entered into an operating agreement with Alchemy Communications, Inc., pursuant to which Alchemy provides office and operating space, staffing, technical services and consulting, bandwidth and hosting, network infrastructure and other related services. During the one month ended June 30, 2006, we incurred approximately $180,749 in costs associated with employee benefits, administrative space and operating costs. Mr. Nolan Quan owns, either directly or indirectly, approximately 27% of Alchemy.

Technology and Content Licensing Agreements

MyVod Inc., our wholly-owned indirect subsidiary, has entered into various licensing agreements with Broadcaster LLC, in consideration of a one-time license fee of one dollar for each license. The licenses provide certain key technologies, including digital rights management and content distribution systems, in connection with our AccessMedia business. The licenses are nonexclusive and are granted in perpetuity. However, we generally do not have the right to modify the licensed technologies used in our AccessMedia business, nor do we have the right to receive updates or upgrades or to obtain a copy of the source code for such technologies. Mr. Nolan Quan, who is our principal shareholder and one of several inventors of some of the licensed technologies, holds a majority interest in Broadcaster LLC. We are in the process of acquiring the technologies which are subject to these licenses and new technologies which we plan to introduce on accessmedia.tv. See “Proprietary Rights and Licenses” in the section of this prospectus entitled “Business.”

Note Receivable from Related Party – Digital Creative Development Corporation 15% Note

In September 2003, we lent Digital Creative, a corporation of which our Chairman of the Board, Mr. Bruce Galloway, was President, $350,000 and received a one-year note together with 15% interest. The note was secured by 400,000 shares of our common stock owned by Digital Creative. In September 2004, the note was extended to May 31, 2005 in exchange for full payment of accrued interest and a $25,000 reduction in the principal of the note. On January 31, 2005, we sold the Digital Creative note to a third party for $343,000, representing the principal balance then due together with accrued interest. We received payment on February 10, 2005.

Note Payable to Related Party

AccessMedia owes $1,725,000 to Mr. Nolan Quan, who is our principal shareholder. The notes pay annual interests of 4% and are collaterized by the assets of AccessMedia. The notes are payable on demand.

Consulting Agreements

Mr. Nolan Quan recently agreed to enter into a Consulting Agreement with AccessMedia in exchange for $1,000 per month, reimbursement of expenses and certain indemnification. Mr. Quan will provide strategic advisory services on a part-time basis to our Chief Executive Officer and AccessMedia shareholders.

On May 1, 2003, we entered into a Consulting Agreement with Mr. Bruce Galloway, Chairman of our Board of Directors, to provide services to Broadcaster related to potential acquisitions and divestitures. In return for his services, Mr. Galloway could be entitled to a fee from zero to $200,000 for each such transaction dependent on his involvement and the consideration received or paid by us as a result of the transactions. Mr. Galloway was not compensated under this agreement in fiscal year 2004 or 2005 or through December 31, 2005 and the agreement was terminated on December 12, 2005. At that time, we entered into a new Consulting Agreement with Mr. Galloway to provide services to Broadcaster related to investor introductions and relationships. In return for his services through June 30, 2006, Mr. Galloway was paid $10,000 per month. The Agreement  expired on June 30, 2006.

On June 20, 2005, we entered into a Consulting Agreement with Baytree Capital, a company controlled by Mr. Michael Gardner, one of our principal shareholders. Baytree Capital agreed to act as our exclusive financial advisor in connection with the Merger. We agreed to pay Baytree Capital a fee equal to 5% of the consideration payable to the AccessMedia shareholders who included Mr. Gardner. Accordingly, at the closing, we issued Baytree Capital 1,450,000 shares of common stock. Additionally, we issued Baytree Capital 1,000,000 shares of our common stock for consulting services and agreed to reimburse Baytree for its reasonable expenses. For accounting purposes, all 2,450,000 shares were treated as merger-related costs. Over the past two years, we have not paid Baytree Capital any other fees. Under the terms of our agreement with Baytree Capital, to the extent we issue former AccessMedia shareholders additional shares of our common stock as Merger Consideration based upon meeting future revenue milestones, we are obligated to pay Baytree Capital a fee equal to 5% of the shares issued.

Parent Voting Agreement

On December 16, 2005, Mr. Wade, Digital Creative and Baytree Capital entered into a certain Parent Voting Agreement with AccessMedia. Under this agreement, Mr. Wade, Digital Creative  and Baytree Capital agreed to vote the shares of our common stock beneficially owned by them, following the Merger, in favor of electing Mr. Wade and each individual nominated by the representative of the AccessMedia shareholders to become a member of the Board of Directors and in favor of electing a sufficient number of individuals to our Board of Directors nominated by the representative of the AccessMedia shareholders such that such individuals would represent a majority of our Board of Directors after the date upon which AccessMedia achieves revenue of $20,000,000.

The Parent Voting Agreement was subsequently amended as of September 18, 2006, pursuant to which the obligations under this agreement terminate on the earlier to occur of (i) December 31, 2010 and (ii) the date on which the aggregate number of shares issued pursuant to the Merger Agreement to the former shareholders of AccessMedia, exclusive of any shares issued in connection with any banking, consulting, broker or other fees or arrangements related to the Merger, represent a majority of the outstanding shares of common stock of Broadcaster.

Company Voting Agreement

On December 16, 2005, each of Mr. Michael Gardner and Mr. Nolan Quan entered into a Company Voting Agreement with Broadcaster, whereby each agreed to vote their shares of our common stock for the election of directors to our Board of Directors, following the Merger, in favor of Mr. Wade and each other individual nominated by Broadcaster (subject to Mr. Quan’s right to have certain individuals designated by their representative pursuant to the terms of the Merger Agreement).

The Company Voting Agreement was subsequently amended as of September 18, 2006 pursuant to which the obligations under this agreement terminate on the earlier to occur of (i) December 31, 2010 and (ii) the date on which the aggregate number of shares issued pursuant to the Merger Agreement to the former shareholders of AccessMedia, exclusive of any shares issued in connection with any banking, consulting, broker or other fees or arrangements related to the Merger, represent a majority of the outstanding shares of common stock of Broadcaster.

Severance Arrangements

Mr. Gordon Landies served as our President until the sale of our Precision Design business as of February 28, 2006. He remained on our payroll through June 30, 2006. Under this Employment Agreement, he received two years of severance or $390,000 and full benefits and his 350,000 unvested stock options vested as of June 30, 2006. Mr. Robert O’Callahan served as our Chief Financial Officer until June 15, 2006. He received three months’ severance or $37,500. Mr. Robert Mayer served as our Executive Vice President until the sale of the Precision Design business as of February 28, 2006. He remained on our payroll through June 30, 2006 and received severance consisting of six months’ base salary or $72,000 and benefits.

SELLING SHAREHOLDERS

The Selling Shareholders include those persons who received the shares offered under this prospectus as part of the Merger consideration and certain other shareholders who have registration rights. The Selling Shareholders may, from time to time, offer and sell pursuant to this prospectus up to an aggregate of 33,114,562 shares of our common shares now owned by them. The Selling Shareholders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus. The following table sets forth, with respect to each Selling Shareholder: (i) the number of shares of common stock beneficially owned as of the date of this prospectus and prior to the offering contemplated hereby, (ii) the number of shares of common stock eligible for resale by such Selling Shareholder pursuant to this prospectus, (iii) the number of shares beneficially owned by such Selling Shareholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold, and (iv) the percentage of shares of common stock owned by such Selling Shareholder after the offering contemplated hereby.

	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities beneficially owned after offering	Percentage of securities beneficially owned after offering

Software People LLC(1)	4,640,000	4,640,000	0	0%
Trans Global Media LLC(1)	4,640,000	4,640,000	0	0%
Broadcaster LLC(1)	9,280,000	9,280,000	0	0%
Access Media Technologies LLC(1)	2,320,000	2,320,000	0	0%
Michael Gardner(2)	8,244,300	8,244,300	0	0%
Baytree Capital Associates LLC(3)	2,450,000	2,450,000	0	0%
America’s Biggest, Inc.(4)	1,000,000	1,000,000	0	0%
Bruce and Janice Weinmaster(5)	525,142	525,142	0	0%
John Zampino P.C.(6)	15,120	15,120	0	0%
Total	33,114,562	33,114,562	0	0%

———————

(1)

Each of these limited liability companies is controlled by Nolan Quan. The nature of beneficial ownership interests in these shares is described in more detail in footnote 11 under the heading “Principal Shareholders.” Mr. Quan is the managing member of Software People LLC, Trans Global Media LLC, Broadcaster LLC and AccessMedia Technologies LLC.

(2)

The shares were issued pursuant to the merger with AccessMedia, except for 124,300 shares purchased by Mr. Gardner on the open market. Does not include any shares owned by a trust, of which Mr. Gardner has an interest. He is not a trustee and has no power to vote or sell the trust’s shares. See footnote 11 under the heading “Principal Shareholders.”

(3)

Baytree Capital is controlled by Michael Gardner. The nature of beneficial ownership interests in these shares is described in more detail in footnote 11 under the heading “Principal Shareholders.” Mr. Gardner is also the managing member and sole equity owner of Baytree Capital Associates LLC. It received the shares as a fee related to the AccessMedia Merger.

(4)

These shares were issued in connection with the asset purchase of America’s Biggest, Inc. Robert and Dean Rositano each have the power to vote and sell these shares.

(5)

These shares were issued in connection with the acquisition of Weinmaster Homes, Ltd.

(6)

These shares were issued for services rendered. John Zampino has the power to vote and sell these shares.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the Selling Shareholders. The Selling Shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are traded or in private transactions, subject to certain lock-up agreements. These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

short sales;

•

broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•

writing of options on the shares;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. They may not deliver any of the shares of common stock offered by this prospectus in order to cover a short position.

The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933 or the rules thereunder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No Selling Shareholder is a broker-dealer and, to our knowledge, is an affiliate of a broker-dealer. Further, at the time of acquisition of our common stock each Selling Shareholder represented to us in writing that he was purchasing our common stock for investment and had no intent to resell our common stock. For that reason, we do not believe that any Selling Shareholder at the time of acquisition of our common stock had any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of our common stock.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No Selling Shareholder has entered into any agreement with a prospective underwriter and the Selling Shareholders have advised us that they have no plans to enter into any such agreement.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules thereunder, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the Selling Shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Shareholders and the broker-dealer.

Software People LLC, Trans Global Media LLC, Broadcaster LLC, AccessMedia Technologies LLC, Digital Creative Development Corp., and Martin Wade have executed a lock-up agreement pursuant to which each shareholder for a period of 12 months following the closing of the Merger agrees to not sell more than two percent (2%) of our common stock held by them in any two-month period, unless a greater amount is permitted by Baytree Capital, based on Baytree Capital’s determination of the lack of an adverse effect of any such increase on the trading of our common stock in the public market.

We are required to pay all fees and expenses incident to the registration of the shares, excluding fees and disbursements of counsel to the Selling Shareholders, brokerage commissions and underwriter discounts.

DESCRIPTION OF SECURITIES

Common Stock

Pursuant to our Articles of Incorporation, as amended, we are authorized to issue 300,000,000 shares of common stock, no par value per share. The following is a description of our common stock, shares of which are being offered in this prospectus:

Holders of the common stock are entitled to one vote for each share held by them of record on the books of Broadcaster in all matters to be voted on by the shareholders. Holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available, and in the event of liquidation, dissolution, or winding up of Broadcaster, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on common stock is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the future earnings, capital requirements, and financial condition of Broadcaster. We have not declared dividends on our common stock in the past and our management currently anticipates that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

The holders of common stock have no preemptive or conversions rights, and are not subject to further calls or assessments by Broadcaster. There are no redemption or sinking fund provisions applicable to the common stock. The Articles of Incorporation require the approval of the holders of a majority of our common stock for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation, other than an amendment to designate one or more series of preferred stock, as described below. There exists no provision in the Articles of Incorporation or the Bylaws that would delay, defer, or prevent a change in control of Broadcaster.

Preferred Stock

Our Articles of Incorporation further authorize our Board of Directors, subject to any limitations prescribed by law and without further shareholder approval, to issue from time to time up to 20,000,000 shares of preferred stock in one or more series. Our Articles also authorize our Board of Directors, subject to the limitations prescribed by California law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications, and special or relative rights or privileges of each series; and to issue preferred stock with voting, conversion, and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock or of rights to purchase preferred stock, however, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

As of the date hereof, there were no series of preferred stock designated, and we have no current plans to issue any preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer and Trust, 59 Maiden Lane, New York, NY 10038.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “BCSR.OB.”

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Harris Cramer LLP, West Palm Beach, Florida. An employee of this firm owns 10,000 shares of our common stock.

EXPERTS

Burr, Pilger & Mayer LLP, an independent registered public accounting firm, has audited the financial statements of Broadcaster for fiscal years ended June 30, 2006 and June 30, 2005, respectively. The financial statements are included in reliance on such reports given upon the authority of Burr, Pilger &Mayer LLP. Burr, Pilger &Mayer LLP does not have any ownership interest in Broadcaster.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Appointment of Burr, Pilger & Mayer LLP

Burr, Pilger & Mayer LLP was retained pursuant to their engagement letter dated January 10, 2005, and has been appointed to audit our financial statements for the fiscal year ending June 30, 2006. As of the date of this prospectus, there were no disagreements with Burr, Pilger & Mayer LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Burr, Pilger & Mayer LLP, would have caused Burr, Pilger & Mayer LLP to make reference to the subject matter of the disagreement in connection with its reports.

Grant Thornton LLP Resignation

Grant Thornton LLP audited our financial statements for the fiscal year ended on June 30, 2004 and for the preceding five fiscal years. As previously disclosed in our filing on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2004, the Audit Committee of our Board of Directors was notified on November 10, 2004 that Grant Thornton LLP resigned effective as of November 11, 2004.

The last two reports issued by Grant Thornton LLP on our financial statements for fiscal years ended June 30, 2004 and 2003 did not contain any adverse opinion or a disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope, or accounting principles.

During our fiscal years ended June 30, 2004 and 2003 and through November 11, 2004, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in connection with its reports.

As required by Item 304(a)(3) of Regulation S-B, we furnished Grant Thornton LLP with the disclosures contained in the Form 8-K report and Grant Thornton LLP furnished us with a letter addressed to the Securities and Exchange Commission which stated that it agreed with the statements made by us. A copy of Grant Thornton LLP’s letter, dated November 11, 2004, was included as Exhibit 16 to the Form 8-K filed with the Securities and Exchange Commission on November 12, 2004.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Indemnification. Our Bylaws and Section 317 of the California Corporations Code allow, and in some cases require, the indemnification of directors and officers to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Broadcaster or (ii) by reason of the fact that, while they are or were directors or officers of Broadcaster, they are or were serving at the request of Broadcaster as a director, officer or employee of another enterprise.

SEC Position on Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The registration statement, including all exhibits, as well as these reports, proxy statements and other information, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website at http://www.sec.gov, which contains reports and other information regarding us that file electronically with the SEC, including Broadcaster.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Broadcaster, Inc.

9201 Oakdale Avenue, Suite 200

Chatsworth, CA  91311

Attn:  Kathryn Felice

(818) 206-9274

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Broadcaster, Inc.:

Report of Independent Registered Public Accounting Firm

F-2

Consolidated Balance Sheets

F-3

Consolidated Statements of Operations and Comprehensive Income (Loss)

F-4

Consolidated Statements of Shareholders’ Equity

F-5

Consolidated Statements of Cash Flows

F-6

Notes to Consolidated Financial Statements

F-8

Unaudited Condensed Consolidated Financial Statements of Broadcaster, Inc.:

Condensed Consolidated Balance Sheets

F-29

Condensed Consolidated Statements of Operations and Comprehensive Income / (Loss)

F-30

Condensed Consolidated Statements of Shareholders’ Equity

F-31

Condensed Consolidated Statements of Cash Flows

F-32

Notes to Condensed Consolidated Financial Statements

F-33

Audited Consolidated Financial Statements of AccessMedia:

Report of Independent Registered Public Accounting Firm

F-45

Consolidated Balance Sheets

F-46

Consolidated Statements of Operations and Accumulated Deficit

F-47

Consolidated Statements of Cash Flows

F-48

Notes to Consolidated Financial Statements

F-50

Unaudited Pro Forma Financial Statements

Unaudited Pro Forma Condensed Combined Consolidated  Statements of Operations

F-59

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Broadcaster, Inc.

We have audited the accompanying consolidated balance sheet of Broadcaster, Inc. and subsidiaries (the “Company”) as of June 30, 2006 and 2005 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Broadcaster, Inc. and subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Burr, Pilger & Mayer LLP

October 5, 2006

San Francisco, California

BROADCASTER INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2006	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$14,107	$4,347
Investment in marketable securities	—	714
Receivables, less allowances for doubtful accounts, discounts and returns of $0 in 2006 and $0 in 2005	254	251
Inventories	—	16
Notes Receivable	1,604	2,000
Receivables, other	175	30
Other current assets	420	342
Assets related to discontinued operations	181	15,422
Total current assets	16,741	23,122

Fixed assets, net	306	319

Intangible Assets
Goodwill	30,198	1,648
Other intangible assets, net	18,700	1,326
Total intangible assets	48,898	2,974

Total assets	$65,945	$26,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term debt	52	2,670
Short term debt – related party	1,725	—
Trade accounts payable	1,928	772
Accrued and other liabilities	1,846	1,651
Liabilities related to discontinued operations	89	2,862
Deferred revenues	674	—
Total current liabilities	6,314	7,955

Long-term debt and other obligations	178	230
Unearned contract fees	122	—
Deferred Tax	7,180	—

Total liabilities	13,794	8,185

Shareholders’ Equity
Common stock, no par value; authorized 300,000,000 shares; issued and outstanding 63,124,518 shares in 2006 and 28,796,886 shares in 2005	76,304	43,663
Accumulated deficit	(24,483)	(25,331)
Accumulated Other comprehensive income (loss)	330	(102)
Total shareholders’ equity	52,151	18,230

Total liabilities and shareholders’ equity	$65,945	$26,415

See Notes to Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Fiscal Year ended June 30,
	2006	2005
Net revenues	$8,203	$4,347
Product costs	3,174	1,824
Gross margin	5,029	2,523
Costs and expenses
Sales and marketing	2,944	1,903
General and administrative	3,760	925
Research and development	218	68
Total operating expenses	6,922	2,896

Operating loss	(1,893)	(373)

Other income and (expense)
Interest and other, net	125	(91)
Realized / unrealized gain (loss) on marketable securities	765	(42)
(Loss) gain on sale of product line	(1)	53
Loss before income tax	(1,004)	(453)

Income tax provision	11	25

Loss from continuing operations	(1,015)	(478)

Loss from discontinued operations, net of income tax	(2,971)	(3,311)
Gain from the sale of discontinued operations, net of income tax	4,834	2,035

Net income (loss)	848	(1,754)

Other comprehensive loss
Foreign currency translation adjustments	432	(32)
Comprehensive income (loss)	$1,280	$(1,786)

Basic earnings (loss) per share
Loss from continuing operations	$(0.03)	$(0.02)
Loss from discontinued operations, net of income tax	$(0.09)	$(0.12)
Gain from the sale of discontinued operations, net of income tax	$0.15	$0.08
Net income (loss)	$0.03	$(0.06)
Diluted earnings (loss) per share
Loss from continuing operations	$(0.03)	$(0.02)
Loss from discontinued operations, net of income tax	$(0.09)	$(0.12)
Gain from the sale of discontinued operations, net of income tax	$0.15	$0.08
Net income (loss)	$0.03	$(0.06)

Shares used in computing basic earnings (loss) per share	32,645	27,694
Shares used in computing diluted earnings (loss) per share	32,645	27,694

See Notes to Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended June 30, 2006 and 2005

(In thousands, except share amounts)

	Common Stock		Accumulated deficit	Accumulated other comprehensive loss	Total
	Shares	Amount
Balance at July 1, 2005	26,261,829	$41,512	$(23,577)	$(70)	$17,865
Issuance of common stock related to:
Warrants exercised	422,934	37			37
Stock options exercised	309,179	177			177
Acquisitions	1,802,944	1,791			1,791
Issuance of warrants related to:
Consulting services rendered		26			26
Acquisitions		8			8
Issuance of common stock options related to:
Consulting services rendered		4			4
Acquisitions		108			108
Net loss			(1,754)		(1,754)
Foreign currency translation adjustment, net of income tax				(32)	(32)
Balance at June 30, 2005	28,796,886	$43,663	$(25,331)	$(102)	$18,230
Issuance of common stock related to:
Warrants exercised	1,153,634	—			—
Stock options exercised	904,688	701			701
Acquisitions	32,276,583	31,842			31,842
Finders fee related to acquisitions	20,000	25			25
Issuance of warrants related to:
Acquisitions		6			6
Procurement of short term debt		68			68
Issuance of common stock options related to:
Consulting services rendered		24			24
Variable accounting adjustment		5			5
Stock buy back	(27,273)	(30)			(30)
Net income			848		848
Foreign currency translation adjustment, net of income tax				432	432
Balance at June 30, 2006	63,124,518	$76,304	$(24,483)	$330	$52,151

See Notes to Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year ended June 30,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$848	$(1,754)
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	1,692	418
Net provision for bad debt	98	172
Net provision for returns and price discounts	—	(390)
Net provision for inventory obsolescence	—	(39)
Loss from discontinued operations	2,971	3,311
Gain on the sale of discontinued operations	(4,834)	(2,035)
Loss (gain) on sale of product line	1	(53)
Stock based compensation charges	97	30
Changes in assets and liabilities:
Marketable securities	714	3,210
Receivables	418	(123)
Receivables Other	256	987
Inventories	16	21
Other current assets	114	(84)
Trade accounts payable	(180)	253
Accrued and other liabilities	(132)	785
Deferred revenue	(61)	—
Operating cash (used in) discontinued operations	(3,091)	(366)
Net cash (used in) provided by operating activities	(1,073)	4,343
Cash flows from investing activities:
Proceeds from sale of discontinued operations	16,688	258
Acquisition of product lines	—	(43)
Acquisition of subsidiaries	(2,979)	(1,328)
Purchases of equipment	(21)	(120)
Software development costs and in-process technologies	—	(64)
Purchase of domain names	—	(9)
Purchase of trademark	—	(1)
Note to related party	—	371
Cash provided by discontinued operations in investing activities	—	471
Net cash provided by (used in) investing activities	13,688	(465)
Cash flows from financing activities:
Proceeds from borrowings	850	400
Repayments of notes	(4,570)	(1,837)
Proceeds from warrants and options exercised	701	214
Stock buyback	(30)	—
Cash used in discontinued operations in financing activities	—	(1,016)
Net cash used in financing activities	(3,049)	(2,239)
Effect of exchange rate change on cash and cash equivalents	194	(32)
Net increase in cash and cash equivalents	9,760	1,607
Cash and cash equivalents at beginning of year	4,347	2,740
Cash and cash equivalents at end of the year	$14,107	$4,347

See Notes to Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In thousands)

	Fiscal Year ended June 30,
	2006	2005
Supplemental disclosure of cash flow information
Interest paid	$129	$225
Income tax paid	66	2

Supplemental disclosure of non-cash financing activities
Cashless warrant exercise	—	—
Notes payable incurred in conjunction with acquisitions	2,775	645
Capital stock issued in conjunction with acquisitions	31,867	1,791
Warrants issued in conjunction with acquisitions	6	8
Cashless stock options issued in conjunction with acquisitions	$—	$108

See Notes to Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, Operations and Liquidity

The Company was incorporated in California in November 1982. Broadcaster operates a subscription based internet entertainment network and promotes and sells house plans and other services to consumers and builders over the Internet. Prior to the disposal of the Precision Design business, the Company also developed and published CAD software and similar products targeted to small to medium-size businesses, professionals, and consumers. The Company’s strategy to reposition itself as an online business has been achieved via the acquisitions of AccessMedia Networks Inc (2006), Weinmaster Homes Ltd. (2005) and Houseplans Inc (2004), and by the divestiture of the Precision Design business (2006). As consideration for the sale of Precision Design, we received a combination of $6.5 million in cash and an interest free note of $1.5 million which was paid in full on July 3, 2006. Included in the assets sold were the TurboCad and DesignCAD product lines as well as other design and personal productivity titles.

Historically, we have financed our working capital and capital expenditure requirements primarily from short-term and long-term notes and bank borrowings, capitalized leases and sales of common stock. We may also seek additional equity and/or debt financing to sustain our growth strategy. However, we believe that we have sufficient funds to support our operations at least for the next twelve months, based on our current cash position, equity sources and borrowing capacity. We believe that we will be able to obtain any additional financing required on competitive terms. In addition, we will continue to seek opportunities and discussions with third parties concerning the sale or license of certain product lines and/or the sale or license of a portion of our assets.

To achieve our growth objectives, we are considering different strategies, including growth through mergers and/or acquisitions. As a result, we are evaluating and we will continue to evaluate other companies and businesses for potential synergies that would add value to our existing operations.

The forecast period of time through which our financial resources will be adequate to support working capital and capital expenditure requirements is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Furthermore, any additional equity financing may be dilutive to shareholders, and debt financing may involve restrictive covenants.

We are subject to the risks associated with similar companies in a comparable stage of growth and expansion. These risks include, but are not limited to, fluctuations in operating results, seasonality, competition, dependence on key individuals, dependence on international operations, foreign currency exchange rate fluctuations, product concentration, and the ability to adequately finance its ongoing operations.

Principles of Consolidation

The consolidated financial statements include the accounts of Broadcaster and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. Our principal operating subsidiaries were Houseplans as of June 30, 2005 and AccessMedia Networks Inc, Houseplans Inc and Weinmaster Homes Ltd as of June 30, 2006.

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Revenue is recognized in accordance with American Institute of Certified Public Accountants Statement of Position SOP 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenue is recognized when persuasive evidence of an arrangement exists (generally a purchase order), product has been delivered, the fee is fixed and determinable, and collection of the resulting account is probable.

•

Revenue from packaged product sales to resellers and end users is recorded at the time of the sale net of estimated returns.

•

Revenue from sales to distributors is recognized when the product sells through to retailers and end users. Sales to distributors permit limited rights of return according to the terms of the contract.

•

For software and content delivered via the Internet, revenue is recorded when the customer downloads the software, activates the subscription account or is shipped the content. For online media revenue when payment is collected

•

Revenue from post contract customer support (PCS) is recognized ratably over the contract period.

•

Subscription revenue is recognized ratably over the contract period.

•

We use the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date.  If there is an undelivered element under the license arrangement, we defer revenue based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered element, as determined by the price charged when the element is sold separately. If VSOE of fair value does not exist for all undelivered elements, we defer all revenue until sufficient evidence exists or all elements have been delivered.

•

Non-refundable advanced payments received under license agreements with no defined terms are recognized as revenue when the customer accepts the delivered software.

•

Revenue from software licensed to developers, including amounts in excess of non-refundable advanced payments, is recorded as the developers ship products containing the licensed software.

•

Revenue from minimum guaranteed royalties in republishing agreements is recognized ratably over the term of the agreement. Royalties in excess of the guaranteed minimums are recognized when collected.

•

Revenue from original equipment manufacturer (OEM) contracts is recognized upon completion of our contractual obligations.

•

Revenue related to the display of advertisements on its Internet properties as impressions (the number of times that an advertisement appears in pages viewed by users) are delivered, as long as no significant obligations remain at the end of the period. To the extent that significant obligations remain at the end of the period, the Company defers recognition of the corresponding revenue until the remaining guaranteed amounts are achieved.

•

Revenue from the display of text-based links to the websites of its advertisers is recognized as the click-throughs (the number of times a user clicks on an advertiser’s listing) occur.

Concentrations

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and receivables. At times, cash balances held at financial institutions are in excess of federally insured limits.

No single customer accounted for greater than 10% of our gross revenues in any period presented.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Royalty Agreements

We have entered into agreements whereby we are obligated to pay royalties on content published. We generally pay royalties based on a percentage of sales on respective products or on a fee per unit sold basis. We expense royalties as product costs during the period in which the related revenues are recorded.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 2006, approximately $548,203 of our cash was held in foreign financial institutions for the benefit of our foreign subsidiaries.

Marketable Securities

Some of the excess funds not needed for current operations are used to invest in marketable securities. All investments in securities are bought and sold through a registered broker; and, held principally for the purpose of selling them in the near term. Every month, we buy and sell security investments, thus continually changing our stock positions. Therefore, the investments in securities are classified as trading securities as defined in paragraph 12.a. of Statement of Financial Accounting Standards No. 115 (“FAS 115”). The unrealized holding gains and losses of these securities have been included in earnings in accordance with paragraph 13 of FAS 115.

Marketable securities are stated at fair value. Marketable securities maturing within one year that are classified as current assets. We carry all of our marketable securities at fair value. During the year ended June 30, 2006, all our holdings of marketable securities were liquidated.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents, trade receivables, trade payables and debt approximates carrying value due to the short maturity of such instruments.

As of June 30, 2006 we had no holdings of marketable securities.

Inventories

Inventories, consisting primarily of CD-ROMs, manuals, packaging, freight in, production costs and packing supplies, are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value. We recognize all inventory reserves as a component of product costs. Following the discontinuance of the Precision Design business, the Company determined that any remaining inventory was obsolete.

Fixed Assets

Fixed assets are stated at cost. Depreciation of furniture and equipment is computed using the straight-line method over the estimated useful lives of the respective assets of 3 to 5 years. Depreciation of software and computer equipment is computed using the straight-line method over an estimated useful life of 3 years.

Software Development Costs and License Fees

Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statement of Financial Accounting Standards SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. We cease capitalizing computer software costs when the product is available for general release to customers. Costs associated with acquired completed software are capitalized.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We amortize capitalized software development costs and visual content license fees on a product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or (b) 18, 36, or 60 months, depending on the product. Broadcaster evaluates the net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value.

Other Intangible Assets

Other intangible assets other than goodwill represent Internet domain names, acquired customer lists and contracts, distribution rights and relationships, trade names and trademarks and media content. These assets are amortized using the straight-line method over the estimated useful lives, generally five to thirty years.

Goodwill

In accordance with SFAS No. 142, Goodwill and Intangible Assets, goodwill is being assessed for impairment annually (in our first fiscal quarter) or more frequently if circumstances indicate impairment. We have not recognized any impairment related to goodwill in either fiscal 2006 or fiscal 2005.

Impairment of Long Lived Assets

We review long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value. We did not recognize any impairment loss for long-lived assets in either fiscal 2006 or fiscal 2005.

Advertising Costs

We expense advertising costs as they are incurred. Advertising and related promotion expenses for the fiscal year ended June 30, 2006 and June 30, 2005 were $1,234,000 and $950,000, respectively.

Income Taxes

Income taxes are accounted for using an asset and liability approach for financial reporting. We recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities and net operating loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Foreign Currency Translation

The asset and liability accounts of foreign subsidiaries are translated from their respective functional currencies at the rates in effect at the balance sheet date, and revenue and expense accounts are translated at weighted average rates during the periods. Foreign currency translation adjustments are included in other comprehensive income. Foreign currency transaction gains and losses are included in the statement of operations.

Stock Based Awards

We account for stock-based compensation plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost is recognized in the financial statements for employee stock arrangements when grants are made at fair market value. We have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock Based Compensation” as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In February 2000, we canceled approximately 870,000 common stock options held by existing employees and replaced those options with new options with a revised expiration date. The canceled options had a weighted average exercise price of $3.51 per share, and the reissued options are exercisable at $0.75 per share. This cancellation and re-grant meets the definition of a re-pricing under FIN 44, and the reissued options are being accounted for as variable plan accounting. Under variable plan accounting, we recognize an expense or benefit equal to the per share change in the share value until the underlying option expires or is exercised. During fiscal year 2006 and 2005, we recognized a $5,000 benefit and a $0 expense respectively related to stock options.

Had compensation cost for the stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS 123, net income would have been charged the pro forma amounts indicated below. The pro forma consolidated financial information should be read in conjunction with the related historical information and is not necessarily indicative of actual results.

	Fiscal Year ended June 30,
(In thousands, except per share amounts)	2006	2005

Net income (loss), as reported	$848	$(1,754)
Intrinsic compensation charge recorded under APB 25	5	—
Pro Forma compensation charge under SAS 123, net of tax	(338)	(684)
Pro Forma net income (loss)	515	(2,438)
Earnings Per Share:
Basic – as reported	$0.03	$(0.06)
Basic – pro forma	$0.02	$(0.09)

Diluted – as reported	$0.03	$(0.06)
Diluted – pro forma	$0.02	$(0.09)

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

	Fiscal Year ended June 30,
	2006	2005
Risk-free interest rates	5.10%	4.19%
Expected dividend yields	0%	0%
Expected volatility	72.4%	66%
Expected option life (in years)	10	10

The weighted average fair values as of the grant date for grants made in fiscal 2006 and 2005 were $0.94 and $.84, respectively.

We have granted options and warrants to certain key consultants which resulted in non-cash expenses recognized as of June 30, 2006. Non-cash expenses for grants to non-employees were recorded at the time of options and warrant grants, and calculated using the Black-Scholes method of valuation. The non-cash expense for stock based compensation has been as follows:

	Fiscal Year ended June 30,
(In thousands)	2006	2005

Sales Adjustments	$—	$21
General and Administrative	24	5
Research and Development	—	4
Total charge to earnings	$24	$30

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

Postretirement Benefits - In September 2006, the FASB issued Statement of Financial Accounting Standards N0. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006. We are currently assessing the potential impact that adoption of SFAS 158 will have on our financial statements.

Fair Value Measurements - In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently assessing the potential impact that adoption of SFAS 157 will have on our financial statements.

Accounting for Uncertainty in Income Taxes - In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 requires recognition of tax benefits that satisfy a greater than 50% probability threshold. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for us beginning July 1, 2007. We are assessing the potential impact that the adoption of FIN No. 48 will have on our financial statements.

Accounting Changes and Error Corrections - In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (“SFAS 154)”. SFAS 154 replaces APB Opinion No. 20, “Accounting Changes” and FAS No. 3, Reporting Accounting Changes in Interim Financial Statement”. SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle. SFAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed a “restatement”. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 is not expected to have a material impact on the Company’s consolidated financial statements.

Share-Based Payment - revision of SFAS 123, Accounting for Stock-Based Compensation - In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123 (Revised 2004), Share-Based Payment (“SFAS 123(R)”). The new pronouncement replaces the existing requirements under SFAS 123 and APB 25. According to SFAS 123(R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the Statement of Operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require instead that such transactions be accounted for using a fair-value based method. FASB concluded that, for small business issuers, SFAS 123(R) is effective for awards and stock options granted, modified or settled in cash in annual periods beginning after December 15, 2005. SFAS 123(R) provides transition alternatives for public companies to restate prior interim periods or prior years. We are in the process of evaluating the impact of this standard on our Statement of Operations.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications

The amounts reported for fiscal 2006 and 2005 present the results of operations for the Software segment as discontinued operations due to the sale of Precision Design on June 9, 2006.

NOTE 2.

DISCONTINUED OPERATIONS

Sale of Precision Design

In June, 2006, we sold Precision Design, our legacy software business as part of our overall strategy to position the company solely as an on-line business. We received a combination of $6.5 million in cash of which $0.5 million was deposited in an escrow to back our representations and warranties in the sale Agreement , and an interest free note of $1.5 million which was paid in full on July 3, 2006. Included in the assets sold were the TurboCad and DesignCAD product lines as well as other design and personal productivity titles.

The sale of Precision Design is expected reduce our operating expenses for fiscal year 2007 by approximately $5 million. Additionally, our increased cash positions us to grow our Internet entertainment business and to take advantage of future opportunities.

Sale of Allume

On July 1, 2005, we sold 100% of the issued and outstanding capital stock of Allume to Smith Micro Software, Inc. for $11 million cash and 397,547 unregistered shares of its common stock, having a market value (based on a ten day trading average covering $4.40) of $1.75 million. A portion of the purchase price, including $1.25 million cash and shares of common stock having a closing date market value of $750,000 was deposited in an indemnity escrow to secure certain representations and warranties included in the stock purchase agreement. At June 30th, 2006, an amount of $312,000 was still held in the indemnity escrow account. The gain on sale of Allume is approximately $302,000 but this is subject to change based upon the release of the remaining escrowed consideration.

Sale of ArtToday

As previously disclosed in our annual report on Form 10-KSB for the fiscal year ended June 30, 2003, we sold ArtToday, Inc, our wholly-owned subsidiary based in Arizona, to Jupitermedia Corporation in June 2003.

During the fourth quarter of fiscal 2005 we recorded a gain of $2.0 million from the sale of discontinued operations representing the successful achievement of the third earn-out from the sale of ArtToday. The full amount of the $2.0 million was paid by Jupitermedia per the stock purchase agreement on August 15, 2005.

In addition, during the second and fourth quarters of fiscal 2004, we recorded gains of $1.0 million and $1.0 million, respectively from the sale of discontinued operations representing the successful achievement of the first and second earn-outs from the sale of ArtToday to Jupitermedia Corporation in June 2003.

Operating results of the Precision Design and Allume businesses, which were formerly included in the Software Segment are as follows:

	Fiscal Year ended June 30,
(In thousands)	2006	2005

Net revenues	$8,191	$19,376
Pre-tax loss	(2,971)	(3,311)

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.

PRODUCT LINE AND OTHER ACQUISITIONS

The Weinmaster Homes, Ltd. acquisition

On July 1, 2005, Houseplans, Inc, our wholly owned subsidiary consummated the acquisition of all the stock of Weinmaster Homes, Ltd. (“WHL”), pursuant to a Stock Purchase Agreement, dated July 1, 2005, between Weinmaster Homes, Ltd., Bruce Weinmaster and Janice Weinmaster and Houseplans, Inc.

The purchase price of approximately $4.2 million was comprised as follows:

Description	Amount
(In thousands)
Fair value of common stock	$1,021
Cash	2,000
Promissory note	1,000
Expenses	146
Total	$4,167

The fair value of our common stock was determined based on 826,583 shares issued and priced using the average market price of our common stock over the five day period immediately preceding and including June 28, 2005.

The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows:

Description	Amounts
(In thousands)	(unaudited)
Cash acquired	$297
Other tangible assets acquired	115
Amortizable intangible assets
Domain names	640
Designer agreements / relationships	1,100
Trademarks	20
Proprietary plans	610
Customer lists	40
Goodwill	2,499
Liabilities assumed	(160)
Deferred tax liability	(994)
Total	$4,167

The assets will be amortized or depreciated over a period of years shown on the following table:

Description	Estimated remaining life (years)

Tangible assets
Furniture and equipments	3 – 5
Software and computer equipment	3
Amortizable intangible assets
Trade names / trademarks / domain names	5 – 8
Designer agreements / relationships	5 – 8
Broker agreements / relationships	5 – 8
Proprietary plans	15 – 20
Customer lists	1 – 2

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.

PRODUCT LINE AND OTHER ACQUISITIONS (CONTINUED)

$2,499,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually.

The following attributes of the combination of the WHL and Houseplans businesses were considered significant factors to the establishment of the purchase price, resulting in the recognition of goodwill:

WHL is the operator of the #2 Google ranked globalHouseplans.com website as well as the Canadian focused Weinmaster.com. WHL, one of the leading marketers of stock house plans in Canada, has operated its plans business in the United States and Canada for more than twenty-five years, and is one of the leading innovators in the market. In addition to more than 14,800 plans available to customers, which includes over 500 proprietary Weinmaster plans, WHL has an impressive array of content and tools to help homeowners and their builders economically build their dream homes. Potential operating synergies are anticipated to arise and are more likely to include sales growth from joint marketing programs, utilization of best practices developed in each organization, shared content and reduced common product development costs and limited reductions in administrative costs.

AccessMedia acquisition

On December 16, 2005, Broadcaster and AccessMedia entered into a definitive agreement whereby Broadcaster agreed to acquire 100% of the outstanding capital stock of AccessMedia. The acquisition was completed on June 1, 2006. Broadcaster accounted for the business combination as a purchase.

The purchase price of approximately $32.1 million was comprised as follows:

Description	Amount
(In thousands)
Fair value of common stock	$28,420
Direct transaction costs	3,690
Total	$32,110

The calculation is based on the issuance of 29,000,000 shares of Broadcaster common stock to the shareholders of AccessMedia measured as of the date of the definitive merger agreement using a five-trading-day average price of Broadcaster’s common stock. 2,450,000 shares of Broadcaster common stock valued at $2,401,000 were included as merger-related costs. The definitive merger agreement was announced on December 16, 2005.

The value of AccessMedia’s net tangible and intangible assets are based upon their estimated fair value as of the date of the completion of the business combination. The estimated fair value is independent of the preliminary values historically recorded on the books and records of AccessMedia. The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows:

Description	Amounts
(In thousands)	(unaudited)
Cash acquired	$134
Other tangible assets acquired	719
Amortizable intangible assets
Software	9,800
Domain names	80
Media content	5,800
Goodwill	25,901
Liabilities assumed	(3,943)
Deferred tax liability	(6,381)
Total	$32,110

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.

PRODUCT LINE AND OTHER ACQUISITIONS (CONTINUED)

$15,680,000 has been allocated to amortizable intangible assets with useful lives ranging from ten to thirty years as follows: software - ten years, domain names and content - thirty years.

The residual purchase price of $25,901,000 has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized and will be tested for impairment at least annually. The agreement provides that 35 million additional shares may be earned and awarded to the current stockholders of AccessMedia. Any additional shares earned would be a future addition to goodwill.

AccessMedia’s acquired technology includes certain additional products with market opportunities. These opportunities were significant contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill. In addition, the acquisition provides an experienced workforce, development of certain technology assets permitting the company to deliver content to consumers over the Internet, existing business knowledge and practice supporting the proposed products and services, marketing programs and a base level of customers.

Proforma Information

The following proforma financial information for the fiscal year ended June 30th, 2005 gives effect to the acquisitions of Weinmaster and AccessMedia as if those acquisitions had occurred on the first day of the fiscal year.

	Fiscal Year ended June, 30 2005 (unaudited)
	As Originally Stated	Weinmaster	AccessMedia	Proforma

Net revenues	$4,347	$623	$458	$5,428
Net Income	(1,754)	3	(1,456)	(3,207)
Earnings per share	(0.06)	—	(0.05)	(0.11)

The following proforma financial information for the fiscal year ended June 30th, 2006 gives effect to the acquisition of AccessMedia as if that acquisition had occurred on the first day of the fiscal year

	Fiscal Year ended June, 30 2006 (unaudited)
	As Originally Stated	AccessMedia	Proforma

Net revenues	$8,203	$5,391	$13,594
Net Income	848	(3,716)	(2,868)
Earnings per share	0.03	(0.12)	(0.09)

The unaudited proforma financial information has been prepared by Broadcaster for illustrative purposes only and is not necessarily indicative of the condensed combined consolidated financial position or results of operations in future periods, or the results that actually would have been realized had Broadcaster, AccessMedia and Weinmaster been a combined company during the specified periods.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

FIXED ASSETS

Fixed assets consist of the following:

(In thousands)	June 30, 2006	June 30, 2005
Computer and office equipment	$701	$570
Software	522	509
Building improvements	118	119
Subtotal	$1,341	$1,198
Accumulated depreciation	(1,035)	(879)
Fixed assets, net	$306	$319

We incurred depreciation expenses of $156,000 and $163,000 for the fiscal years ended June 30, 2006 and 2005 respectively.

NOTE 5.

INTANGIBLE ASSETS

Goodwill

In accordance with SFAS No. 142, Goodwill and Intangible Assets, goodwill is being assessed for impairment annually (in our first fiscal quarter) or more frequently if circumstances indicate impairment. We had goodwill in the amount of $30,198,000 as of June 30, 2006. We have not recognized any impairment related to goodwill in either fiscal 2006 or fiscal 2005.

Other intangible assets, net

Other intangible assets, consist of the following:

	June 30, 2006	June 30, 2005
Acquired cost
Software development costs and license fees	$10,106	$293
Domain names	1,827	1,122
Distribution rights	668	—
Customer lists	1,650	403
Licensed media content	5,800	—
Trademarks	18	—
	20,069	1,818
Accumulated amortization
Software development costs and license fees	(199)	(117)
Domain names	(625)	(258)
Distribution rights	(45)	—
Customer lists	(484)	(117)
Licensed media content	(16)	—
Other intangible assets, net	$18,700	$1,326

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5.

INTANGIBLE ASSETS (CONTINUED)

Amortization Expense

The following table summarizes the actual and estimated amortization expense for our intangible assets for the periods indicated (in thousands):

	Fiscal Year ending June 30,
(In thousands)	2005	2006	2007	2008	2009	2010	2011
	Actual		Estimate
Capitalized Software	$438	$433	$688	$596	$593	$593	$593
Capitalized Domain Names	408	560	368	367	303	175	3
Capitalized Distribution Rights	36	76	45	45	45	45	45
Capitalized Customer Names	131	402	344	285	285	252	—
Licensed media content	—	65	789	789	789	789	789
Total amortization expense	$1,013	$1,536	$2,234	$2,082	$2,015	$1,854	$1,430

NOTE 6.

DEBT

The following table details our outstanding debt as of June 30, 2006:

(In thousands)	June 30, 2006		June 30, 2005

Short-Term
Acquisition related obligations	$		$
Monterey Bay Tech, Inc. (“MBYI”)		—		2,667
All other acquisition related obligations		2		3
Demand notes payable – related party		1,775		—
Subtotal Short-Term		$1,777		$2,670
Weighted average short term interest rate		3.9%		2.9%
Long-Term
Acquisition related obligations	$		$
All other acquisition related obligations		178		230
Subtotal Long Term		$178		$230

The MBYI obligation in 2005 consisted of a 4% secured promissory note amounting to $2.0 million and a non-interest bearing note amounting to $667,000. These obligations were incurred in relation to the acquisition of Allume and were repaid in full following the sale of Allume. All other short term acquisition related obligations were non-interest bearing. Demand notes payable consisted of a 4% secured note payable to a related party in amounting to $1,725,000 and a 10% unsecured note payable to a non-related party amounting to $50,000. The related party note is secured on the assets of a subsidiary company. See “Note Payable to Related Party” under Note 11.

Long term debt consists of non-interest bearing obligations related to the acquisition of product lines.

The following table details the repayments of the debt detailed above over the next five years ending June 30, 2011:

	Fiscal Year ending June 30,
(In thousands)	2007	2008	2009	2010	2011 and beyond
Short Term Debt	$1,777	$—	$—	$—	$—
Long Term Debt	—	25	50	50	53
Total Repayments	$1,777	$25	$50	$50	$53

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.

ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consist of the following:

(In thousands)	June 30, 2006	June 30, 2005
Accrued & other liabilities
Severance	$969	$—
Bonuses	133	912
Payroll & benefits	167	182
Audit & legal	269	208
Lease termination	—	156
Income taxes payable	119	—
Payroll taxes	—	81
Other	189	112
Total accrued & other liabilities	$1,846	$1,651

NOTE 8.

REALIZED/UNREALIZED GAIN ON MARKETABLE SECURITIES

The following table details the net gains and losses we recognized during fiscal years 2006 and 2005.

	Gain (loss) on marketable securities for the fiscal year ended June 30, 2006
(In thousands)	Realized	Unrealized			Total
Description		Reversal of unrealized gain or loss recognized in prior periods	Unrealized gain or loss for the year ended June 30, 2006	Sub total Unrealized gain / (loss)

Smith Micro common stock	$923	—	—	—	$923
Other stock in investment portfolio	$(234)	$90	$(14)	76	$(158)
Total	$689	$90	$(14)	$76	$765

	Gain (loss) on marketable securities for the fiscal year ended June 30, 2005
	Realized	Unrealized			Total
Description		Reversal of unrealized gain or loss recognized in prior periods	Unrealized gain or loss for the year ended June 30, 2005	Sub total Unrealized gain / (loss)

Jupitermedia common stock	$2,094	$(2,146)	$212	$(1,934)	$160
Other Stock in investment portfolio	(33)	148	(317)	(169)	(202
Total	$2,061	$(1,998)	$(105)	$(2,103)	$(42)

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.

MARKETABLE SECURITIES ACTIVITY

	Fiscal Year ended June 30,
(In thousands)	2006	2005

Purchases	$—	$(3,926)
Proceeds from sales of securities	1,832	7,965
Realized gain	(689)	(2,061)
Unrealized (gain) loss	(76)	2,103
Increase to cash held by brokerage firm	—	(25)
Borrowings from (repayment of ) margin account	(355)	(882)
Interest and dividends earned	2	(1)
Margin interest paid	—	37
Total	$714	$3,210

NOTE 10.

INTEREST AND OTHER, NET

Interest and other expense, net, include interest expense, interest income, foreign currency transaction gains and losses, and other non-recurring items. The following table summarizes the components of interest and other, net for fiscal 2006 and 2005:

	Fiscal Year ended June 30,
(In thousands)	2006	2005

Interest & Other, net
Interest expense	$(129)	$(225)
Interest income	217	104
Foreign exchange gain	37	30
Total Interest & Other, Net	$125	$(91)

The reduction in interest expense for fiscal 2006 was mainly the result of a reduction in the interest we incurred on the acquisitions-related notes and interest incurred on our short term financing activities.

The increase in interest income during fiscal 2006 is primarily due to higher cash balances arising from operations and proceeds from the disposal of businesses.

NOTE 11.

RELATED PARTY TRANSACTIONS

Note Receivable from Related Party - Digital Creative Development Corporation (“DCDC”) 15% Note

On January 31, 2005, we sold the DCDC 15% Note to Mag Multi Corp (Mag Multi), a New York corporation for $343,000, representing the principal balance and all accrued interest as of the date of the transfer. This amount was received in its entirety on February 10, 2005. The DCDC note was a 15% one-year note we received on September 18, 2003 from DCDC upon extending a loan to them in the amount of $350,000. This note was secured by 400,000 shares of Broadcaster’s stock held by DCDC and was originally due on September 18, 2004. The maturity of this note was subsequently extended to May 31, 2005 in exchange for a full payment of the then accrued interest, a payment of $25,000 against the principal amount and an increase in the collateral securing the note.

Note Payable to Related Party

AccessMedia Networks, Inc., our wholly-owned subsidiary, has an obligation amounting to approximately $1,725,000 under various promissory notes payable to Mr. Nolan Quan, a beneficial owner of more than 5% of our outstanding voting shares of common stock. The promissory notes carry an annual interest rate of 4% and are collateralized by the assets of AccessMedia Networks, Inc. The promissory notes are payable on demand at anytime.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

RELATED PARTY TRANSACTIONS (CONTINUED)

Service Agreement with Alchemy Communications, Inc.

AccessMedia Networks, Inc., our wholly-owned subsidiary, has entered into an operating agreement with Alchemy Communications, Inc., pursuant to which Alchemy provides office and operating space, staffing, technical services and consulting, bandwidth and hosting, network infrastructure and other related services. During the one month ended June 30, 2006, we incurred approximately $180,749 in costs associated with employee benefits, administrative space and operating costs. Mr. Nolan Quan owns either directly or indirectly a 10% or greater ownership interest in Alchemy Communications, Inc.

Technology and Content Licensing Agreements

MyVod Inc., our wholly-owned indirect subsidiary, has entered into various licensing agreements with Broadcaster LLC, in consideration of a one-time license fee of one dollar for each license. The licenses provide certain key technologies, including digital rights management and content distribution systems, in connection with our AccessMedia business. The licenses are nonexclusive and are granted in perpetuity. However, we generally do not have the right to modify the licensed technologies used in our AccessMedia business, nor do we have the right to receive updates or upgrades or to obtain a copy of the source code for such technologies. Mr. Nolan Quan owns, either directly or indirectly, a 10% or greater ownership interest in Broadcaster LLC.

Consulting Agreements

On May 1, 2003, we entered into a consulting agreement with Mr. Bruce Galloway, Chairman of our Board of Directors, to provide services to the Company related to potential acquisitions and divestitures. In return for his services, Mr. Galloway could be entitled to a fee from zero to $200,000 for each such transaction dependent on his involvement and the consideration received or paid by us as a result of the transactions. Mr. Galloway was not compensated under this agreement in fiscal year 2004 or 2005 or through December 31, 2005 in fiscal year 2006.

On December 12, 2005, we entered into a consulting agreement with Mr. Galloway, to provide services to the Company related to investor introductions and relationships. In return for his services through June 30, 2006, Mr. Galloway was paid $10,000 a month.

On June 20, 2005, we entered into an engagement letter with Baytree Capital Associates LLC (“Baytree”). Under the terms of its engagement, we agreed to pay Baytree, as a result of the Merger, a fee of 5% of the aggregate value of the consideration to be paid to the former AccessMedia stockholders, payable in our shares, for services delivered in connection with the Merger. We have agreed to reimburse Baytree for its reasonable expenses, including fees and disbursements of counsel, and to indemnify Baytree and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In addition, we agreed to pay to Baytree 1.0 million shares of our common stock upon consummation of the Merger. Over the past two years, we have not paid to Baytree any other fees for banking and related services. Mr. Michael Gardner is the sole managing member of Baytree.

NOTE 12.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

The Company’s subsidiary Access Media Networks, Inc. was named as one of a number of co-defendants in a suit filed by the FTC in the Central District of California alleging a violation of Section 5 of the FTC Act arising from products known as Movieland.com, Moviepass.TV, and Popcorn.net. A U.S. district court judge denied the FTC’s request to issue a temporary restraining order. Trial on the merits of the case will be scheduled for a later time. Management believes the claims are without merit and the Company intends to defend the actions vigorously. While management believes there is no legal basis for liability, due to the uncertainty surrounding the litigation process, no reasonable estimate of loss is available. Access Media Networks, Inc was also named as one of a number of co-defendants in a suit filed by the Washington State Attorney General alleging violations of the Washington

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12.

LEGAL PROCEEDINGS (CONTINUED)

Spyware Act and Consumer Protection Act arising from products known as Movieland.com, Moviepass.TV, and Popcorn.net. The Company intends to vigorously defend the allegations. While management believes there is no legal basis for liability, due to the uncertainty surrounding the litigation process, no reasonable estimate of loss is available.

In addition, we are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

NOTE 13.

EMPLOYEE BENEFIT PLAN

We have a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. The plan allows eligible employees to contribute up to the annual maximum as defined by the Internal Revenue Service to include catch-up contribution for individuals age 50 or older. At the discretion of the board of directors, Broadcaster may also make contributions each year for the benefit of all eligible employees under the plan. Discretionary contributions for the years ended June 30, 2006 and 2005 were $0 and $71,000, respectively.

NOTE 14.

EMPLOYEE STOCK INCENTIVE PLANS AND EQUITY RELATED TRANSACTIONS

Stock Options

During fiscal 2004, we adopted a new stock option plan “The 2004 Incentive Stock Option Plan” (the “2004 Plan”). Our Board of Directors and shareholders adopted the predecessor to the 2004 Plan, the 1993 Incentive Option Plan on June 30, 1993 (the “1993 Plan”). The purpose of the 2004 and the 1993 Plans was to further the growth and general prosperity of Broadcaster by enabling our employees to acquire our common stock, increasing their personal involvement in the Company and thereby enabling Broadcaster to attract and retain our employees.

Under existing federal tax laws, certain benefits are not applicable to stock options granted under plans adopted more than ten years prior. In particular, options granted more than ten years after adoption of the 1993 Plan are not eligible for incentive stock option treatment within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Broadcaster believes that the ability to grant incentive stock options to its employees is critically important. We hope to offer incentive compensation to such employees on par with those provided by our competition and others in the high-tech industry. In addition, tax laws and incentive compensation policies have changed since adoption of the 1993 Plan. As a result, our Board of Directors has adopted and our shareholders approved the 2004 Plan to permit Broadcaster to offer a wide range of incentives, including incentive and non-statutory stock options and stock purchase rights.

The 2004 Plan provides for the granting of options to purchase up to an aggregate of 10,500,000 common shares to employees, directors and other service providers of Broadcaster. Any options that expire prior to exercise will become available for new grants from the “pool” of ungranted options. Options that are granted under the 2004 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code (“Incentive Options”), or those that do not qualify as such incentive stock options (“Non-Qualified Incentive Options”).

The 2004 Incentive Options may not be granted at a purchase price less than the fair market value of the Common Shares on the date of the grant (or, for an option granted to a person holding more than 10% of the Company’s voting stock, at less than 110% of fair market value) and Non-Qualified Incentive Options may not be granted at a purchase price less than 85% of fair market value on the date of grant.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

EMPLOYEE STOCK INCENTIVE PLANS AND EQUITY RELATED TRANSACTIONS (CONTINUED)

The term of each option, under the 2004 plan, which is fixed at the date of grant, may not exceed ten years from the date the option is granted (by law, an Incentive Option granted to a person holding more than 10% of the Company’s voting stock may be exercisable only for five years). At June 30, 2006, 6,500,000options were available for future grants under the 2004 plan. The 6,500,000 shares were approved by Broadcaster shareholders at the Annual Meeting held in May 2006.

The 1993 Employee Incentive Plan, as amended, permitted us to grant options to purchase up to 2,925,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for non-statutory stock options. These options generally expire 10 years from the date of grant and become exercisable ratably over a 3 to 5-year period. The plan expired on June 30, 2003. At June 30, 2006, no shares were available for future grants under the 1993 plan.

Option activity under the 2004 and 1993 Plans are as follows:

	Number of Shares	Weighted Average Exercise Price

Outstanding, June 30, 2004	3,168,245	$1.05
Granted	1,855,864	1.10
Exercised	(309,179)	0.57
Cancelled	(207,001)	1.24
Outstanding, June 30, 2005	4,507,929	$1.10
Granted	1,575,500	1.33
Exercised	(904,688)	0.74
Cancelled	(657,234)	1.23
Outstanding, June 30, 2006	4,521,507	$1.19

Warrants

Warrants have been granted from time to time in conjunction with financings, debt settlements, Board of Directors and employee compensation and consulting arrangements. Warrant activity is as follows:

	Number of Warrants	Average Exercise Price

Outstanding, June 30, 2004	6,958,244	$1.30
Granted	245,000	1.13
Exercised	(95,000)	0.39
Exercised - cashless	(560,000)	—
Expired	(150,000)	0.45
Outstanding, June 30, 2005	6,398,244	$1.40
Granted	126,250	1.13
Exercised	—	—
Exercised - cashless	(1,987,501)	—
Expired	—	—
Outstanding, June 30, 2006	4,536,993	$1.72

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14.

EMPLOYEE STOCK INCENTIVE PLANS AND EQUITY RELATED TRANSACTIONS (CONTINUED)

Other Information Regarding Stock Options and Warrants

Additional information regarding common stock options and warrants outstanding as of June 30, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg Remaining Life	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercise Price
$0.20-$0.60	163,500	6.98	0.43	163,500	0.43
$0.61-$0.71	319,426	6.78	0..68	319,426	0.68
$0.72-$1.06	975,197	8.11	0.90	799,697	0.90
$1.07-$1.44	2,053,834	8.67	1.20	1,775,893	1.21
$1.45-$4.17	1,009,550	8.96	1.75	474,423	1.66
	4,521,507		1.19	3,532,939	1.11

Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercise Price
$0.20	150,000	0.20	150,000	0.20
$0.21 - $0.75	361,952	0.56	361,952	0.56
$0.81	1,887,500	0.81	1,887,500	0.81
$0.90	147,000	0.90	147,000	0.90
$1.03 - $1.26	996,250	1.15	981,250	1.15
$1.65 - $2.30	600,000	1.98	600,000	1.98
$5.00 - $14.85	394,291	9.05	394,291	9.05
	4,536,993		4,521,993

NOTE 15.

COMMITMENTS

Future minimum payments for operating leases are as follows:

(In thousands)	Fiscal Year	Operating Leases
	2007	$502
	2008	90
	2009	12
	2010	—
	2011 and after	—
Total minimum payments		$604

For the twelve months ending June 30, 2006 and 2005 we recognized $390,000 and $363,000, respectively, as rental expense related to operating leases.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16.

INCOME TAXES

The provision (benefit) for taxes on income was comprised of the following:

(In thousands)	Fiscal Year Ended June 30, 2006	Fiscal Year Ended June 30, 2005
Current:
Federal	$96	$—
State	32	25
Foreign	79	—
Total Current	207	25
Deferred:
Federal	(22)	—
State	(5)	—
Foreign	(169)	—
Total Deferred	(196)	—
Total tax provision	$11	$25

Deferred tax balances consist of the following:

(In thousands)	June 30, 2006	June 30, 2005
Deferred tax assets
Net operating loss carry forward	$13,625	$14,313
Tax credits	525	441
Purchased intangibles	208	2,974
Allowance for doubtful accounts and returns	51	99
Inventory reserve	55	366
Accrued expenses	398	98
Unrealized appreciation	20	53
Fixed assets	—	77
Valuation allowance	(14,408)	(17,113)
	474	1,308
Deferred tax liabilities
Purchased intangibles	(7,180)	—
State taxes	(463)	(724)
Fixed assets	(2)	—
Installment receivables	(9)	(584)
Net deferred tax assets (liabilities)	$(7,180)	$—

At June 30, 2006, Broadcaster had an operating loss carry forward of approximately $35,720,000 for federal tax purposes and approximately $12,707,000 for state tax purposes, which expire in various amounts through 2026.

Approximately $3,600,000 of the valuation allowance is related to deferred tax assets of acquired entities, and accordingly, any subsequently recognized tax benefits related to these assets will be allocated to reduce goodwill.

The federal net and state net operating losses begin to expire in 2119, and 2009 respectively. Use of the net operating losses may be limited in the event of an ownership change as defined by the Internal Revenue Code. Management believes that there may be some limitation due to an ownership change during the year, as defined by the Internal Revenue Code. We are currently in the process of quantifying such limitation.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 16.

INCOME TAXES (CONTINUED)

Net income (loss) before tax expense for fiscal 2006, from domestic operations was approximately $1,536,000 and from foreign operations was approximately ($677,000).

Net income (loss) before tax expense for fiscal 2005, from domestic operations was approximately ($1,503,000) and from foreign operations was approximately ($226,000).

The effective tax rate differs from the federal statutory rate for the years ended June 30, 2006 and 2005 as follows:

(In thousands)	Fiscal Year Ended June 30, 2006	Fiscal Year Ended June 30, 2005
Federal tax at 35% statutory rate	$301	$(545)
State tax provision, net of federal benefit	508	(82)
Change in valuation allowance	(2,705)	54
Effect of intangible assets	2,766	—
Other	(859)	598
Total income tax provision (benefit)	$11	$25

The components of the provision related to continuing operations and discontinued operations are as follows:

	Fiscal Year Ended June 30, 2006	Fiscal Year Ended June 30, 2005
Continuing operations	$11	$25
Discontinued operations	—	—
Total tax provision	$11	$25

NOTE 17.

EARNINGS PER SHARE - POTENTIALLY DILUTIVE SECURITIES

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon on exercise of stock options and warrants (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The following table summarizes the weighted average shares outstanding:

	Fiscal Year ended June 30
	2006	2005
Basic Weighted Average Shares Outstanding	32,644,639	27,694,435
Total Stock Options Outstanding	4,521,507	4,647,624
Less: Anti Dilutive Stock Options due to loss	(4,521,507)	(4,647,624)
Total Warrants Outstanding	4,536,993	6,398,244
Less: Anti Dilutive Warrants due to loss	(4,536,993)	(6,398,244)
Diluted Weighted Average Shares Outstanding	32,644,639	27,694,435

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18.

SEGMENT INFORMATION

We have two reportable operating segments which are based on our product families that generate revenues and incur expenses related to the sale of our AccessMedia and Houseplans. All inter-company amounts are eliminated through consolidation. Certain general and administrative expenses are allocated among our different segments based on each segment’s contribution to total revenue.

	Fiscal Year ended June, 30 2006			Fiscal Year ended June, 30 2005
(In thousands)	AccessMedia	Houseplans	Total	AccessMedia	Houseplans	Total

Net revenues	$945	$7,258	$8,203	$—	$4,347	$4,347
Gross margin	519	4,510	$5,029	—	2,523	$2,523
Operating loss	(88)	(1,805)	$(1,893)	—	(373)	$(373)
Total Assets	$41,854	$23,910	$65,764	$—	$10,993	$10,993

The following table details the geographical breakdown in our net revenues and total assets by geographic location. The international column includes revenues relating to our wholly owned subsidiaries, Weinmaster Homes Ltd., in Canada.

	Fiscal Year ended June, 30 2006			Fiscal Year ended June, 30 2005
(In thousands)	Domestic	International	Total	Domestic	International	Total

Net revenues	$5,967	$2,236	$8,203	$4,347	$—	$4,347
Total Assets	$59,952	$5,812	$65,764	$10,993	$—	$10,993

NOTE 19.

SUBSEQUENT EVENTS

Acquisition of America’s Biggest, Inc.

On September 29, 2006, Broadcaster, Inc. completed the acquisition of 100% of the assets of America’s Biggest, Inc. The consideration paid to America’s Biggest consisted of 1,000,000 shares of Broadcaster stock and $500,000 in cash. America’s Biggest is an online grassroots talent showcase for actors, comedians, dancers, models as well as bands and musicians. America’s Biggest empower its artist membership with technology and business tools to enable them to build their own brand and fan base independent of big labels.

BROADCASTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2006	June 30, 2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$12,926	$14,107
Receivables, less allowances for doubtful accounts, discounts and returns of $0 as of September 30, 2006 and $0 as of June 30, 2006.	943	254
Notes Receivables	101	1,604
Receivables, other	—	175
Other current assets	599	420
Assets related to discontinued operations	131	181
Total current assets	14,700	16,741
Fixed assets, net	266	306
Intangible assets
Goodwill	30,206	30,198
Other intangible assets, net	19,772	18,700
Total intangible assets	49,978	48,898
Total assets	$64,944	$65,945
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term debt	51	52
Short term debt – related party	1,725	1,725
Trade accounts payable	1,466	1,928
Accrued and other liabilities	1,644	1,846
Liabilities related to discontinued operations	70	89
Deferred revenues	533	674
Total current liabilities	5,489	6,314
Long-term debt and other obligations	181	178
Unearned contract fees	108	122
Deferred Tax	7,001	7,180
Total liabilities	12,779	13,794
Shareholders’ equity
Common stock, no par value; 300,000,000 authorized; 64,576,109 issued and outstanding as of September 30, 2006 and 63,124,518 issued and outstanding as of June 30, 2006.	77,990	76,304
Accumulated deficit	(26,172)	(24,483)
Accumulated other comprehensive income (loss)	347	330
Total shareholders’ equity	52,165	52,151
Total liabilities and shareholders’ equity	$64,944	$65,945

See Notes to Condensed Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and
COMPREHENSIVE INCOME / (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,
	2006	2005
Net revenues	$4,635	$1,717
Product costs	1,833	674
Gross margin	2,802	1,043

Costs and expenses
Sales and marketing	2,135	646
General and administrative	2,558	757
Research and development	71	37
Total operating expenses	4,764	1,440

Operating loss	(1,962)	(397)

Other income and (expense)
Interest and other, net	98	(3)

Loss before income tax	(1,864)	(400)

Income tax (benefit) provision	(142)	—

Loss from continuing operations	(1,722)	(400)

Loss from discontinued operations, net of income tax	33	(708)
Loss from the sale of discontinued operations, net of income tax	—	(843)

Net loss	(1,689)	(1,951)

Other comprehensive income (loss)
Unrealized gain on restricted securities	—	478
Foreign currency translation adjustments	17	188
Comprehensive loss	$(1,672)	$(1,285)

Basic and diluted earnings (loss) per share
Loss from continuing operations	$(0.03)	$(0.01)
Income (loss) from discontinued operations, net of income tax	$(0.00)	$(0.02)
Income (loss) from the sale of discontinued operations, net of income tax	$(0.00)	$(0.03)
Net loss	$(0.03)	$(0.07)

Shares used in computing basic earnings (loss) per share	63,389	29,689
Shares used in computing diluted earnings (loss) per share	63,389	29,689

See Notes to Condensed Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Three Months ended September 30, 2006

(In thousands, except share amounts)

(Unaudited)

	Common Stock		Accumulated deficit	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
Balance at July 1, 2006	63,124,518	$76,304	$(24,483)	$330	$52,151

Issuance of common stock related to:
Stock options exercised	325,250	195	—	—	195
Acquisitions	1,000,000	984	—	—	984
Warrants exercised	126,341	—	—	—	—

Stock compensation expense		507			507

Net loss			(1,689)	—	(1,689)

Foreign currency translation adjustment, net of income tax			—	17	17

Balance at September 30, 2006	64,576,109	$77,990	$(26,172)	$347	$52,165

See Notes to Condensed Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended September 30,
	2006	2005
Cash flows from operating activities:
Net cash used in operating activities	$(2,389)	$(394)
Cash flows from investing activities:
Proceeds from sale of discontinued operations	1,500	9,304
Acquisition of intangible assets	(500)	—
Purchases of equipment and software	5	—
Cash used in discontinued operations in investing activities	—	(1,835)
Net cash provided by (used in) investing activities	1,005	7,469
Cash flows from financing activities:
Repayments of notes	(1)	—
Proceeds from warrants and options exercised	195	—
Cash used in discontinued operations in financing activities		(2,020)
Net cash used in financing activities	194	(2,020)
Effect of exchange rate change on cash and cash equivalents	9	9
Unrealized gain on available-for-sale securities	—	478
Net increase in cash and cash equivalents	(1,181)	5,542
Cash and cash equivalents at beginning of period	14,107	4,347
Cash and cash equivalents at end of the period	$12,926	$9,889

Supplemental Disclosure Of Cash Flow Information
Interest paid	$27	$55

Supplemental Disclosure Of Non-Cash Financing Activities
Notes payable incurred in conjunction with acquisition of subsidiaries	—	1,000
Capital stock issued in conjunction with acquisition of subsidiaries	—	1,046
Capital stock issued in conjunction with acquisition of intangible assets	984	—
Warrants issued in conjunction with short-term debt	—	68

See Notes to Condensed Consolidated Financial Statements

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The interim condensed consolidated financial statements have been prepared from the records of Broadcaster, Inc., a California corporation, and Subsidiaries (“Broadcaster”, “we” or the “Company”) without audit. All significant inter-company balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments, which consist of only normal recurring adjustments, to present fairly the financial position at September 30, 2006 and the results of operations and cash flows for the three months ended September 30, 2006 and 2005, have been made. The interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in our Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2006. The results of operations for the three months ended September 30, 2006 are not necessarily indicative of the results to be expected for any other interim period or for the full year.

Use of Estimates

Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our condensed consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our condensed consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Reclassifications

Reclassifications have been made to the amounts reported for the quarter ended September 30, 2005 to conform to the current quarter’s presentation. The amounts reported for the quarter ended September 30, 2005 present results of operations of the Software segment as discontinued operations due to the sale of Precision Design on June 9, 2006.

NOTE 2.

STOCK BASED AWARDS

On July 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R). Using the modified prospective transition method of adopting SFAS 123(R), the Company began recognizing compensation expense for stock-based awards granted or modified after June 30, 2006 and awards that were granted prior to the adoption of SFAS 123(R) but were still unvested at June 30, 2006. Under this method of implementation, no restatement of prior periods is required or has been made.

Stock-based compensation expense recognized under SFAS 123(R) in the unaudited condensed consolidated statement of operations for the three months ended September 30, 2006 related to stock options was $507,000. The estimated fair value of the Company’s stock-based awards, less expected forfeitures, is amortized over the awards’ vesting period on a straight-line basis. As a result of adopting SFAS 123(R), the Company’s loss before income taxes and net loss for the three months ended September 30, 2006 were increased by $507,000. The

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.

STOCK BASED AWARDS (CONTINUED)

implementation of SFAS 123(R) reduced basic and diluted earnings per share by $0.01 for the three months ended September 30, 2006. The implementation of SFAS 123(R) did not have an impact on cash flows from operations during the three months ended September 30, 2006.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s statements of operations. Prior to July 1, 2006, the Company measured compensation expense for its employee stock-based compensation plans using the intrinsic value method under APB 25 and related interpretations. For the quarter ended September 30, 2005, in accordance with APB 25, the Company recognized expense of $1,000 in its statements of operations for stock options granted to employees and directors that had an exercise price equal to the quoted market price of the underlying common stock on the date of grant.

Stock-based compensation expense recognized in the Company’s statement of operations for the three months ended September 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of June 30, 2006, based on the grant date fair value estimated in accordance with the pro forma provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Effective July 1, 2006, as new grants occur, our stock-based compensation expense will also include compensation expense for the share-based payment awards granted subsequent to June 30, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the three months ended September 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to 2006, the Company accounted for forfeitures as they occurred.

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” This FSP provides a practical transition election related to the accounting for the tax effects of share-based payment awards to employees, as an alternative to the transition guidance for the additional paid-in capital pool (“APIC pool”) in paragraph 81 of SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the APIC pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R). The guidance in this FSP is effective after November 10, 2005. The Company may take up to one year from the later of adoption of SFAS 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. The Company is currently evaluating the transition alternatives.

NOTE 3,

DISCONTINUED OPERATIONS

Sale of Precision Design

In June, 2006, we sold Precision Design, our legacy software business as part of our overall strategy to position the Company solely as an on-line business. We received a combination of $6.5 million in cash of which $0.5 million was deposited in an escrow to back our representations and warranties in the sale Agreement, and an interest free note of $1.5 million which was paid in full on July 3, 2006. Included in the assets sold were the TurboCad and DesignCAD product lines as well as other design and personal productivity titles.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3,

DISCONTINUED OPERATIONS (CONTINUED)

Operating results of Precision Design, which was formerly included in the Software segment are as follows:

	Quarter ended September 30,
(In thousands)	2006	2005

Net revenues	$—	$2,248
Pre-tax loss	(—)	(708)

Sale of Allume

On July 1, 2005, we sold 100% of the issued and outstanding capital stock of Allume to Smith Micro Software, Inc. for $11 million cash and 397,547 unregistered shares of its common stock, having a market value (based on a 10 day trading average covering $4.40) of $1.75 million. A portion of the purchase price, including $1.25 million cash and shares of common stock having a closing date market value of $750,000 was deposited in an indemnity escrow to secure certain representations and warranties included in the stock purchase agreement. The loss on sale of Allume for the quarter ended September 30, 2005 was approximately $843,000 .This amount does not include the cash or value of the Smith Micro common stock held in escrow at September 30, 2005 and released in subsequent periods. At September 30, 2006, an amount of $312,000 was still held in the indemnity escrow account. This amount is expected to be released by December 31, 2006. The gain on sale of Allume from the date of closing to September 30, 2006 was approximately $302,000, all of which was recognized in fiscal 2006.

NOTE 4.

PRODUCT LINE AND OTHER ACQUISITIONS

The Weinmaster Homes, Ltd. Acquisition

On July 1, 2005, Houseplans, Inc, our wholly owned subsidiary consummated the acquisition of all the stock of Weinmaster Homes, Ltd. (“WHL”), pursuant to a Stock Purchase Agreement, dated July 1, 2005, between Weinmaster Homes, Ltd., Bruce Weinmaster and Janice Weinmaster and Houseplans, Inc.

The purchase price of approximately $4.2 million was comprised as follows:

(In thousands)
Description	Amount

Fair value of common stock	$1,021
Cash	2,000
Promissory note	1,000
Expenses	146
Total	$4,167

The fair value of our common stock was determined based on 826,583 shares issued and priced using the average market price of our common stock over the five day period immediately preceding and including June 28, 2005.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

PRODUCT LINE AND OTHER ACQUISITIONS (CONTINUED)

The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows:

(In thousands)
Description	Amounts (unaudited)

Cash acquired	$297
Other tangible assets acquired	115
Amortizable intangible assets
Domain names	640
Designer agreements / relationships	1,100
Trademarks	20
Proprietary plans	610
Customer lists	40
Goodwill	2,499
Liabilities assumed	(160)
Deferred tax liability	(994)
Total	$4,167

The assets will be amortized or depreciated over a period of years shown on the following table:

Description	Estimated remaining life (years)

Tangible assets
Furniture and equipments	3 – 5
Software and computer equipment	3
Amortizable intangible assets
Trade names / trademarks / domain names	5 – 8
Designer agreements / relationships	5 – 8
Broker agreements / relationships	5 – 8
Proprietary plans	15 – 20
Customer lists	1 – 2

2,499,000 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually.

The following attributes of the combination of the WHL and Houseplans businesses were considered significant factors to the establishment of the purchase price, resulting in the recognition of goodwill:

WHL is the operator of the #2 Google ranked globalHouseplans.com website as well as the Canadian focused Weinmaster.com. WHL, one of the leading marketers of stock house plans in Canada, has operated its plans business in the United States and Canada for more than 25 years, and is one of the leading innovators in the market. In addition to more than 14,800 plans available to customers, which includes over 500 proprietary Weinmaster plans, WHL has an impressive array of content and tools to help homeowners and their builders economically build their dream homes. Potential operating synergies are anticipated to arise and are more likely to include sales growth from joint marketing programs, utilization of best practices developed in each organization, shared content and  reduced common product development costs and limited reductions in administrative costs.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

PRODUCT LINE AND OTHER ACQUISITIONS (CONTINUED)

AccessMedia Acquisition

On December 16, 2005, Broadcaster and AccessMedia entered into a definitive agreement whereby Broadcaster agreed to acquire 100% of the outstanding capital stock of AccessMedia. The acquisition was completed on June 1, 2006. Broadcaster accounted for the business combination as a purchase.

The purchase price of approximately $32.1 million was comprised as follows:

(In thousands)
Description	Amount

Fair value of common stock	$28,420
Direct transaction costs	3,690
Total	$32,110

The calculation is based on the issuance of 29,000,000 shares of Broadcaster common stock to the shareholders of AccessMedia measured as of the date of the definitive merger agreement using a five-trading-day average price of Broadcaster’s common stock. We also issued 2,450,000 shares of our common stock to Baytree Capital Associates, LLC, which is controlled by a former AccessMedia shareholder. Baytree received 1,450,000 of the shares as a financial advisory fee and 1,000,000 shares for consulting services. The definitive merger agreement was announced on December 16, 2005.

The value of AccessMedia’s net tangible and intangible assets is based upon their estimated fair value as of the date of the completion of the business combination. The estimated fair value is independent of the preliminary values historically recorded on the books and records of AccessMedia. The allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows:

(In thousands)
Description	Amounts (unaudited)

Cash acquired	$134
Other tangible assets acquired	719
Amortizable intangible assets
Software	9,800
Domain names	80
Media content	5,800
Goodwill	25,901
Liabilities assumed	(3,943)
Deferred tax liability	(6,381)
Total	$32,110

$15,680,000 has been allocated to amortizable intangible assets with useful lives ranging from 10 to 30 years as follows: software – 10 years, domain names and content – 30 years.

The residual purchase price of $25,901,000 has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized and will be tested for impairment at least annually. The agreement provides that 35 million additional shares may be earned and awarded to the current stockholders of AccessMedia. Any additional shares earned would be a future addition to goodwill.

AccessMedia’s acquired technology includes certain additional products with market opportunities. These opportunities were significant contributing factors to the establishment of the purchase price, resulting in the

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.

PRODUCT LINE AND OTHER ACQUISITIONS (CONTINUED)

recognition of a significant amount of goodwill. In addition, the acquisition provides an experienced workforce, development of certain technology assets permitting the company to deliver content to consumers over the Internet, existing business knowledge and practice supporting the proposed products and services, marketing programs and a base level of customers.

Acquisition of America’s Biggest, Inc. Assets

On September 29, 2006, Broadcaster, Inc. completed the acquisition of 100% of the assets of America’s Biggest, Inc. The consideration paid to America’s Biggest consisted of 1,000,000 shares of Broadcaster stock and $500,000 in cash. America’s Biggest is an online grassroots talent showcase for actors, comedians, dancers, models as well as bands and musicians. America’s Biggest empower its artist membership with technology and business tools to enable them to build their own brand and fan base independent of big labels.

The allocation of the purchase price to the assets acquired based on their estimated fair values was as follows:

(In thousands)
Description	Amounts (unaudited)

Amortizable intangible assets
Domain names	$525
Software	350
Customer Lists	250
Trademark	150
Marketing materials	209
Total	$1,484

Pro Forma Information

The following pro forma financial information for the quarter ended September 30, 2005 gives effect to the acquisition of AccessMedia as if that acquisition had occurred on the first day of the fiscal year.

	Quarter ended September 30, 2005 (unaudited)
	As Originally Stated	AccessMedia	Pro Forma

Net revenues	$1,717	$394	$2,111
Net Income	(1,951)	(1,170)	(3,121)
Earnings per share	(0.07)	(0.04)	(0.11)

The unaudited pro forma financial information has been prepared by Broadcaster for illustrative purposes only and is not necessarily indicative of the condensed combined consolidated financial position or results of operations in future periods, or the results that actually would have been realized had Broadcaster and AccessMedia been a combined company during the specified periods.

NOTE 5.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of cash and cash equivalents, trade receivables, trade payables and debt approximates carrying value due to the short maturity of such instruments.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6.

INTANGIBLE ASSETS

Software Development Costs and License Fees

Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. We cease capitalizing computer software costs when the product is available for general release to customers. Costs associated with acquired completed software are capitalized.

We amortize capitalized software development costs and visual content license fees on a product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or (b) 18, 36, or 60 months, depending on the product. We evaluate the net realizable value of each software product at each balance sheet date and record write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value.

Other Intangible Assets

Other intangible assets other than goodwill represent Internet domain names, acquired customer lists and contracts, distribution rights and relationships, proprietary plans, trade names and trademarks. These assets are amortized using the straight-line method over the estimated useful lives, generally five to fifteen years.

Impairment of Long Lived Assets

We review long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value. We did not recognize any impairment loss for long-lived assets for the quarters ended September 30, 2006 and 2005

Goodwill

In accordance with SFAS No. 142, Goodwill and Intangible Assets, goodwill is assessed for impairment annually (in our first fiscal quarter) or more frequently if circumstances indicate impairment. We had goodwill in the amount of $30.2 million and $30.2 million as of September 30, 2006 and June 30, 2006, respectively, mainly related to the acquisition of AccessMedia. We have not recognized any impairment related to goodwill for the quarters ended September 30, 2006 and 2005.

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.

DEBT

The following table details our outstanding debt as of September 30, 2006:

(In thousands)	As of September 30, 2006

Short-term
Acquisition related obligations	$51
Demand notes payable to related party	1,725
Subtotal short-term	1,776

Long-term
Acquisition related obligations	181
Subtotal long-term	181
Grand total	$1,957

Short term acquisition related obligations were non-interest bearing. Demand notes payable consisted of a 4% secured note payable to a related party amounting to $1,725,000 and a 10% unsecured note payable to a non-related party amounting to $50,000. The related party notes are owed to Mr. Nolan Quan, our principal shareholder, and are secured by the assets of AccessMedia, a subsidiary company.

Long term debt consists of non-interest bearing obligations related to the acquisition of product lines.

NOTE 8.

GAIN / (LOSS) ON MARKETABLE SECURITIES

The following table details the realized and unrealized net loss on marketable securities that we recognized on our  condensed consolidated statements of operations and comprehensive income/(loss) for the three months ended September 30, 2005. There were no realized or unrealized gains or losses on marketable securities during the three months ended September 30, 2006.

	Gain (loss) on marketable securities for the three months ended September 30, 2005
(In thousands)	Realized		Unrealized		Total
Description		Reversal of unrealized gain / (loss) recognized in prior periods	Unrealized gain / (loss) for the quarter ended September 30, 2005	Sub total Unrealized gain / (loss)

Other stock in investment portfolio	$(234)	$90	$(14)	$76	$(158)
Total	$(234)	$90	$(14)	$76	$(158)

We also recognized an unrealized gain of $478,000 on our holdings of restricted common stock of Smith Micro, which is included in our condensed consolidated balance sheet as of September 30, 2005 as accumulated other comprehensive income (loss) in shareholders equity .

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.

SEGMENT INFORMATION

We have two reportable operating segments which are based on our product families that generate revenues and incur expenses related to the sale of our software and Internet content. All inter-company amounts are eliminated through consolidation. Certain general and administrative expenses are allocated among our different segments.

	Three months ended September, 30 2006			Three months ended September, 30 2005
(In thousands)	AccessMedia	Houseplans	Total	AccessMedia	Houseplans	Total

Net revenues	$2,936	$1,699	$4,635	$—	$1,717	$1,717
Gross margin	1,756	1,046	$2,802	—	1,043	$1,043
Operating loss	(1,367)	(293)	$(1,660)	—	(397)	$(397)
Total assets	$55,876	$8,937	$64,813	$—	$5,380	$5,380

The following table details the breakdown of our net revenues and total assets by geographical location. The International column includes revenues relating to our wholly owned subsidiary, Weinmaster Homes Ltd., in Canada.

	Three months ended September, 30 2006			Three months ended September, 30 2005
(In thousands)	Domestic	International	Total	Domestic	International	Total

Net revenues	$4,141	$494	$4,635	$1,117	$600	$1,717
Total assets	$59,715	$5,229	$64,944	$807	$4,573	$5,380

NOTE 10.

EARNINGS PER SHARE – POTENTIALLY DILUTIVE SECURITIES

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon on exercise of stock options and warrants (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The following table summarizes the weighted average shares outstanding:

	Three months ended September 30,
(In thousands)	2006	2005

Basic weighted average shares outstanding	63,389	29,689

Total stock options outstanding	4,186	3,158
Less: anti dilutive stock options due to loss	(4,186)	(3,158)

Total warrants outstanding	4,537	6,888
Less: anti dilutive warrants due to loss	(4,537)	(6,888)

Diluted weighted average shares outstanding	63,389	29,689

NOTE 11.

STOCK BASED AWARDS

The Company has two stock option plans, The 2004 Incentive Stock Option Plan (the “2004 Plan”) adopted during fiscal 2004 and the 1993 Incentive Option Plan adopted on June 30, 1993 (the “1993 Plan”). The purpose of the 2004 and the 1993 Plans was to further the growth and general prosperity of Broadcaster by enabling our employees to acquire our common stock, increasing their personal involvement in the Company and thereby enabling Broadcaster to attract and retain our employees.

Under existing federal tax laws, certain benefits are not applicable to stock options granted under plans adopted more than 10 years prior. In particular, options granted more than 10 years after adoption of the 1993 Plan

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

STOCK BASED AWARDS (CONTINUED)

are not eligible for incentive stock option treatment within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Broadcaster believes that the ability to grant incentive stock options to its employees is critically important. We hope to offer incentive compensation to such employees on par with those provided by our competition and others in the high-tech industry. In addition, tax laws and incentive compensation policies have changed since adoption of the 1993 Plan. As a result, our Board of Directors has adopted and our shareholders approved the 2004 Plan to permit Broadcaster to offer a wide range of incentives, including incentive and non-statutory stock options and stock purchase rights.

Stock options are granted at an exercise price equivalent to the closing fair market value on the date of grant. All options are granted at the discretion of the Company’s Board of Directors and have a term of not greater than 10 years from the date of grant. Options are exercisable when vested. Vesting requires continuous employment up to the vesting date and the vesting schedule is determined by the Board of Directors at the time of each option grant.

The 2004 Plan

The 2004 Plan provides for the granting of options to purchase up to an aggregate of 10,500,000 common shares to employees, directors and other service providers of Broadcaster. Any options that expire prior to exercise will become available for new grants from the “pool” of ungranted options. Options that are granted under the 2004 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code (“Incentive Options”), or those that do not qualify as such incentive stock options (“Non-Qualified Options”).

The 2004 Incentive Options may not be granted at a purchase price less than the fair market value of the Common Shares on the date of the grant (or, for an option granted to a person holding more than 10% of the Company’s voting stock, at less than 110% of fair market value) and Non-Qualified Options may not be granted at a purchase price less than 85% of fair market value on the date of grant.

The term of each option, under the 2004 Plan, which is fixed at the date of grant, may not exceed 10 years from the date the option is granted (by law, an Incentive Option granted to a person holding more than 10% of the Company’s voting stock may be exercisable only for five years). At June 30, 2006, 6,500,000 options were available for future grants under the 2004 Plan. The 6,500,000 shares were approved by Broadcaster shareholders at the Annual Meeting held in May 2006.

The 1993 Plan

The 1993 Plan, as amended, permitted us to grant options to purchase up to 2,925,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for non-statutory stock options. These options generally expire 10 years from the date of grant and become exercisable ratably over a three to five-year period. The Plan expired on June 30, 2003. At June 30, 2006, no shares were available for future grants under the 1993 Plan.

	Number of Shares	Weighted Average Exercise Price

Outstanding, June 30, 2005	4,507,929	$1.10
Granted	1,575,500	1.33
Exercised	(904,688)	0.74
Cancelled	(657,234)	1.23
Outstanding, June 30, 2006	4,521,507	$1.19
Granted	350,000	0.95
Exercised	(392,550)	0.68
Cancelled	(292,647)	1.22
Outstanding, September 30, 2006	4,186,310	$1.22

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

STOCK BASED AWARDS (CONTINUED)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($000’s)

Outstanding	4,186,310	1.22	8.47	181

Vested and Expected to Vest	4,055,438	1.22	8.44	181

Exercisable	3,462,605	1.17	8.24	168

At September 30, 2006, the Company had $2,729,000 of unrecognized compensation expense, net of forfeitures, related to stock option plans that will be recognized over the weighted average remaining vesting period of 1.38 years.

Warrants

Warrants have been granted from time to time in conjunction with financings, debt settlements, Board of Directors and employee compensation and consulting arrangements. Warrant activity is as follows:

	Number of Warrants	Average Exercise Price

Outstanding, June 30, 2005	6,398,244	$1.40
Granted	126,250	1.13
Exercised	—	—
Exercised – cashless	(1,987,501)	—
Expired	—	—
Outstanding, June 30, 2006	4,536,993	$1.72
Granted	—	—
Exercised	—	—
Exercised – cashless	(150,000)	—
Expired	—	—
Outstanding, September 30, 2006	4,386,993	$1.72

Other Information Regarding Stock Options and Warrants

Additional information regarding common stock options and warrants outstanding as of September 30, 2006 is as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercise Price
$0.20-$0.60	117,500	7.16	0.46	117,500	0.46
$0.61-$0.71	87,426	6.74	0.71	87,426	0.71
$0.72-$1.06	1,207,864	8.70	0.92	969,947	0.91
$1.07-$1.44	1,801,408	8.34	1.20	1,681,370	1.21
$1.45-$4.17	972,112	8.70	1.76	606,362	1.70
	4,186,310		1.22	3,462,605	1.17

BROADCASTER, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.

STOCK BASED AWARDS (CONTINUED)

Warrants Outstanding			Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Exercise Price	Number Exercisable	Weighted Avg. Exercise Price
$0.21 - $0.75	361,952	0.56	361,952	0.56
$0.81	1,887,500	0.81	1,887,500	0.81
$0.90	147,000	0.90	147,000	0.90
$1.03 - $1.26	996,250	1.15	981,250	1.15
$1.65 - $2.30	600,000	1.98	600,000	1.98
$5.00 - $14.85	394,291	9.05	394,291	9.05
	4,386,993		4,371,993

Prior to July 1, 2006, the Company had adopted the disclosure only provisions of SFAS 123. Had compensation cost for the stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS 123, net loss would have been increased to the pro forma amounts indicated below. The pro forma consolidated financial information should be read in conjunction with the related historical information and is not necessarily indicative of actual results.

(In thousands, except per share amounts)	Three months ended September 30, 2005

Net loss, as reported	$(1,951)
Intrinsic compensation charge recorded under APB 25	1
Pro Forma compensation charge under SFAS 123, net of tax	(78)
Pro Forma net loss	$(2,028)

Earnings Per Share:
Basic—as reported	$(0.07)
Basic—pro forma	$(0.07)

Diluted—as reported	$(0.07)
Diluted—pro forma	$(0.07)

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

	Three months ended September 30,
	2006	2005
Risk-free interest rates	4.59%	4.2%
Expected dividend yields	—	—
Expected volatility	82%	75%
Expected option life (in years)	5	10

The weighted average fair value as of the grant date for grants made during the quarter ended September 30, 2006 and 2005 were $0.65 and $1.14, respectively.

The weighted average fair values as of the grant date for options vested during the quarter ended September 30, 2006 was $0.92.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

AccessMedia Networks, Inc.

Newark, Delaware

We have audited the accompanying consolidated balance sheets of AccessMedia Networks, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AccessMedia Networks, Inc. as of December 31, 2005 and 2004, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California

March 3, 2006

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

CURRENT ASSETS:
Cash (Note A)	$175,465	$518,755
Accounts receivable, net of allowance (Note A)	195,821	149,364

Total current assets	371,286	668,119

PROPERTY and EQUIPMENT:
Computers (Note A)	11,012	—
Less: accumulated depreciation	(338)	—

Net property and equipment	10,674	—

OTHER ASSETS:
Media content, net of amortization (Note A)	5,738,333	180,000
Intangible assets, net of amortization (Note A)	8,670,000	—
Deferred development cost, net of amortization (Note A)	187,627	70,604

Net other assets	14,595,960	250,604

Total assets	$14,977,920	$918,723

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable	$679,078	$22,219
Accrued expenses	79,515	25,504
Unearned contract fees	54,050	54,050
Customer deposit	—	100,000
Deferred revenue (Note A)	759,367	—
Notes payable (Note F)	1,775,000	775,000

Total current liabilities	3,347,010	976,773

NONCURRENT LIABILITIES:
Unearned contract fees, net of current	148,640	202,687

Total liabilities	3,495,650	1,179,460

STOCKHOLDER’S EQUITY (DEFICIENCY):
Common stock, no par value - 1,500 shares authorized; 1,250 shares issued and outstanding	1,250	400
Additional paid in capital	14,776,526	1,100
Accumulated deficit	(3,295,506)	(262,237)

Total stockholder’s equity (deficiency)	11,482,270	(260,737)

Total liabilities and stockholder’s equity (deficiency)	$14,977,920	$918,723

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Net revenues	$1,688,099	$101,432

Cost of revenues	1,398,004	61,186

Gross profit	290,095	40,246

Operating expenses:
Selling expenses	1,278,079	11,605
General and administrative expenses	1,988,597	261,800

Total operating expenses	3,266,676	273,405

Loss from operations	(2,976,581)	(233,159)

Other expense :
Interest expense (Note G)	55,088	16,000

Net loss before provision for income taxes	(3,031,669)	(249,159)

Provision for income tax	1,600	—

Net loss	(3,033,269)	(249,159)

Accumulated deficit, beginning	(262,237)	(13,078)

Accumulated deficit, ending	$(3,295,506)	$(262,237)

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Cash flows from operating activities:
Net loss	$(3,033,269)	$(249,159)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation	1,288,055	4,153
(Increase) in:
Accounts receivable	(22,310)	(149,364)
Increase (decrease) in:
Accounts payable	638,710	(209,652)
Accrued expenses	54,011	23,752
Customer deposit	(100,000)	100,000
Unearned contract fees	(54,047)	256,738
Deferred revenue	759,367	—

Total adjustments	2,563,786	25,627

Net cash used in operating activities	(469,483)	(223,532)

Cash flows from investing activities:
Purchase of property and equipment	(11,012)	—
Deferred development cost	(232,072)	(24,539)

Cash used in investing activities	(243,084)	(24,539)

Cash flows from financing activities:
Proceeds from short-term debt	200,000	675,000

Cash provided by financing activities	200,000	675,000

Net increase (decrease) in cash	(512,567)	426,929

Cash, beginning	518,755	—

Cash from acquisitions	169,277	91,826

Cash, ending	$175,465	$518,755

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Supplemental schedule of non-cash investment activities
Acquisitions
Fair value of non-cash assets acquired	$15,425,147	$—
Fair value of liabilities assumed	818,148	—
Purchase price of acquisitions	14,776,276	—

Supplemental information
Cash paid during the years for:
Interest (Note G)	$55,088	$16,000

See auditors’ report and accompanying notes to the financial statements.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

NOTE A.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

AccessMedia Networks, Inc. (the “Company”) is involved in an Internet-based multi-channel strategy that allows the delivery of content and entertainment on demand and enables end-users to readily organize and access significant volumes of quality content, utilizing its broad-based search capabilities. These capabilities span AccessMedia’s proprietary media library, media under license, and media readily available on the Internet. The Company’s revenues are primarily derived from the sale of its downloadable software to individuals, the sale of advertising space on its website, and the additional up-sells of merchandise, subscriptions, and media downloads to purchase. The Company was incorporated on January 9, 2002, under the laws of the State of Delaware.

In January, 2005, the sole stockholder of the Company sold 100% of his shares in the Company to Broadcaster, LLC.

In May, 2005, the Company acquired 100% of the outstanding stock of Media Zone, Ltd. (“MZ”) and its wholly-owned subsidiary, Value Investments, Inc. (“VI”) in a tax-free exchange for 450 shares of the Company’s common stock. MZ and VI develop software programs for delivering real-time interactive media over the Internet. The Company acquired MZ to expand its Internet media technology.

In July, 2005, the Company acquired 100% of the outstanding stock of two additional corporations, PeopleCaster, Inc. (“PC”) and MyVod, Inc. (“MV”), in tax-free exchanges for 200 shares each of the Company’s common stock. PC and MV own technology licenses for Internet programs relating to advertising and media content manipulation. The Company acquired PC and MV to enhance its Internet media delivery systems.

In August, 2005, the Company announced plans to merge with International Microcomputer Software, Inc. (“IMSI”), a public company traded on the Over the Counter Exchange.

Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our consolidated financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our consolidated financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Cash

The Company considers all checking, savings accounts and all highly liquid debt instruments purchased to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, and a demand note payable. The carrying amounts of cash, accounts receivables and accounts payables approximate fair value because of the short-term nature of these items. The carrying amount of the demand notes payable approximates fair value as the borrowing bears interest reflecting below current market rates.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005 AND 2004

NOTE A.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash. The Company maintains its cash accounts with a high quality financial institution. As of December 31, 2005 and 2004, the Company had cash balances of approximately $174,000 and $218,000, respectively, in excess of the Federal Deposit Insurance Corporation Limit of $100,000 per institutions. However, the Company does not anticipate non-performance by the counter-parties.

Advertising

The Company expenses advertising costs and includes them in selling expense as incurred. Advertising and traffic buys for the years ended December 31, 2005 and 2004 were $942,832 and $3,840, respectively.

Accounts Receivable

Allowance for returns is computed under the allowance method, based on the Company’s historical experience and management’s analysis of possible returns. The allowance for returns was $170,025 and $1,156 at December 31, 2005 and 2004, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciable property is depreciated using the straight-line method for accounting purposes over their estimated useful lives. Depreciation expense for the year ended December 31, 2005 was $338.

Intangible Assets

Software Development Costs and License Fees

Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statements of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. We cease capitalizing computer software costs when the product is available for general release to customers. Costs associated with acquired completed software are capitalized.

The Company amortizes capitalized software development costs and visual content license fees on a product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or (b) 18, 36 or 60 months, depending on the product. The Company evaluates the net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value.

The Company started amortizing capitalized software development costs when the product became available for general release to customers, which occurred on November 1, 2004. The amortization period was over 36 months. For the years ended December 31, 2005 and 2004, the total amortization expense was $116,050 and $4,153, respectively. The Company also started amortizing the intangible assets acquired through the merger with PC and MV over a period of 60 months. For the year ended December 31, 2005, total amortization expense was $930,000.

Other Intangible Assets

The Company also capitalized the cost of media content acquired during the year ended December 31, 2005 in the amount of $5,800,000. The Company started amortizing content acquired from MV in August of 2005. For the year ended December 31, 2005 the total amortization expense was $241,667.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005 AND 2004

NOTE A.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long Lived Assets

The Company reviews long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value. The Company did not recognize any impairment loss for long-lived assets for the years ended December 31, 2005 and 2004.

Revenue Recognition

The Company records revenue related to the sale of software when the customer downloads the software via the Internet and a payment is collected. Sales of subscription products are recognized ratably over the period the services are rendered.

The Company recognizes revenue related to the display of advertisements on its Internet properties as impressions (the number of times that an advertisement appears in pages viewed by users) are delivered, as long as no significant obligations remain at the end of the period. To the extent that significant obligations remain at the end of the period, the Company defers recognition of the corresponding revenue until the remaining guaranteed amounts are achieved.

The Company generates revenue from the display of text-based links to the websites of its advertisers. These links are placed on the Company’s Internet properties as well as on the websites of third party entities who have integrated the Company’s sponsored search offerings into their websites. The Company recognizes revenue from these arrangements as click-throughs (the number of times a user clicks on an advertiser’s listing) occur.

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All material inter-company accounts and transactions are eliminated in consolidation.

Financial Statement Reclassification

Certain accounts have been reclassified for ease of comparison on the financial statements. This resulted in no change to the consolidated balance sheet, net loss, or accumulate deficit of the Company.

NOTE B.

INCOME TAXES

At December 31, the composition of the Company’s net deferred income tax assets was as follows:

	2005	2004

Deferred income tax assets	$1,411,795	$112,342
Valuation allowances	(1,411,795)	(112,342)

Net deferred income tax assets	$—	$—

Deferred income tax assets principally resulted from certain costs and expenses incurred for financial reporting purposes not currently deductible for income tax purposes and from net operating loss carryforwards. At December 31, 2005, the Company had federal net operating loss carryforwards of approximately $3,296,000 which will expire in the years 2023 through 2025.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005 AND 2004

NOTE B.

INCOME TAXES (CONTINUED)

become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not that most of the deferred tax assets will not be realized.

The valuation allowance has increased by $1,299,453 in 2005.

NOTE C.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 151 will have on its results of operations and financial condition but does not expect it to have a material impact.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS  153  eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition, but does not expect it to have a material impact.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes” (“SFAS 154”), and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” (“FASB 3”). The new statement changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

NOTE D.

ACQUISITIONS

Acquisition of Media Zone, Ltd.

In May, 2005, the Company acquired 100% of the outstanding stock of Media Zone, Ltd. (MZ) and its wholly-owned subsidiary, Value Investments, Inc. (VI) in a tax-free exchange for 450 shares of the Company’s common stock. MZ and VI develop software programs for delivering real-time interactive media over the Internet. The Company acquired MZ to expand its Internet media technology. The result of operations of MZ from May 13, 2005 to December 31, 2005 was included in the Company’s consolidated statement of operations.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005 AND 2004

NOTE D.

ACQUISITIONS (CONTINUED)

The purchase price of approximately $3.3 million was comprised as follows:

(In millions)
Description	Amount
Stock	$3.3
Total	$3.3

The fair value of our common stock was determined based on 450 shares issued and priced using management estimates which considered the work of valuation experts.

The acquired assets and assumed liabilities were recorded at their estimated fair value on the consolidated books of the Company. The preliminary determination of fair value of intangible assets was made by management using the income approach methodology and the cost approach using the principle of substitution. The preliminary fair values of MZ tangible assets and liabilities are historical values. The Company assumed liabilities of approximately $818,000 in the acquisition, including $800,000 in demand notes, of which $750,000 is payable to a related party.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values are as follows:

(In millions)
Description	Amount
(unaudited)
Tangible assets	$0.2
Intangible assets	3.9
Assumed liabilities	(0.8)
Total	$3.3

The assets will be amortized or depreciated over a period of years shown on the following table:

Description	Estimated remaining life (years)
Intangible assets	5

Acquisition of PeopleCaster, Inc. and MyVod, Inc.

In July, 2005, the Company acquired 100% of the outstanding stock of two corporations, PeopleCaster, Inc. (“PC”) and MyVod, Inc. (“MV”), in tax free-exchanges for 200 shares each of the Company’s common stock. PC and MV own technology licenses for Internet programs relating to advertising and media content manipulation. The Company acquired PC and MV to enhance its Internet media delivery systems. The result of operations of PC and MV from July 22, 2005 to December 31, 2005 was included in the Company’s consolidated statement of operations.

The purchase price of approximately $11.5 million was comprised as follows:

(In millions)
Description	Amount PC	Amount MV
Stock	$5.7	$5.8
Total	$5.7	$5.8

The fair value of our common stock was determined based on 400 shares issued and priced using the management estimates which considered the work of valuation experts.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005 AND 2004

NOTE D.

ACQUISITIONS (CONTINUED)

The acquired assets and assumed liabilities were recorded at their estimated fair value on the consolidated books of the Company. The preliminary determination of fair value was made by management. The preliminary determination of fair value of intangible assets was made by management using the income approach methodology and the cost approach using the principle of substitution for technology, and estimated replacement cost for media content. The preliminary fair values of PC and MV tangible assets and liabilities are historical values. The Company did not assume any material liabilities in the acquisition.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values are as follows:

(In millions)
Description	Amount PC	Amount MV
	(unaudited)	(unaudited)
Tangible assets	$ —	$ —
Intangible assets - technology	5.7	—
Intangible assets - content	—	5.8
Total	$5.7	$5.8

The assets will be amortized or depreciated over a period of years shown on the following table:

Description	Estimated remaining life (years)
Intangible assets	5
Media content	10

The unaudited pro forma information below represents the consolidated key balance sheet items and the results of operations as of and for the year ended December 31, 2005 as if the acquisition of MZ, PC and MV had occurred on January 1, 2005. The unaudited pro forma information has been included for comparative purposes and is not indicative of the results of operations of the consolidated Company had the acquisition of MZ, PC and MV had occurred on January 1, 2005, nor is it necessarily indicative of future results.

Balance Sheet Items
Cash	$175,465
Receivables	195,821
Intangible assets, net of amortization	7,680,000
Media content, net of amortization	5,400,002
Accounts payable	679,078
Notes payable	1,775,000
Deferred revenue	759,367
Result of Operations
Net revenues	$1,701,501
Product costs	1,171,975
Selling expense	1,278,079
General and administrative expenses	974,958
Amortization and depreciation	2,643,195
Net loss	(4,428,850)
Losses Per Share
Basic – as reported	$(2,427)
Basic – pro forma	$(3,543)

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2005 AND 2004

NOTE E.

PLAN OF MERGER WITH IMSI

On December 16, 2005, the Company, its stockholders, ACCM Acquisition Corp., a Delaware corporation and IMSI’s subsidiary (“Merger Sub”) and IMSI, entered into an agreement and plan of merger (“Agreement”), under which Merger Sub will be merged with and into AccessMedia, with AccessMedia continuing after the merger as the surviving corporation and our wholly-owned subsidiary.

Under the Agreement, IMSI will issue 29 million shares of its common stock to AccessMedia’s stockholders at the closing of this transaction, representing approximately 49% of IMSI’s outstanding stock at such time. Following the closing, IMSI may issue up to 35 million additional shares of its common stock to AccessMedia’s stockholders if AccessMedia achieves certain revenue goals prior to December 31, 2008 (subject to certain extensions as provided in the Agreement). The closing of the transaction is anticipated to occur in the second calendar quarter of 2006. As part of the closing, IMSI will change its name to Broadcaster, Inc.

The Agreement has been approved by both AccessMedia’s and IMSI’s Boards of Directors, and the transactions contemplated thereby are subject to customary closing conditions.

Concurrently with the execution of the Agreement, the Company entered into a joint operating agreement with IMSI, under which IMSI agreed to loan AccessMedia up to $3.0 million prior to the closing of the merger pursuant to a joint operating plan and an operating budget to be delivered to a joint operating committee comprised of representatives of AccessMedia and IMSI. In addition, IMSI agreed to fund up to an additional $7.0 million of net working capital needs of the surviving entity if certain operating milestones are achieved, as outlined in the joint operating agreement. The Company has not yet requested funding under this arrangement.

NOTE F.

NOTES PAYABLE

The Company had the following demand notes payable as of December 31.

	2005	2004
On-demand note payable to a related party bearing interest at 4% per annum. Interest is paid monthly. The note is secured by substantially all assets of the Company including hereafter acquired assets.	$1,725,000	$775,000

Unsecured on-demand note bearing interest at 10% per annum. Interest is paid monthly.	50,000	—
	$1,775,000	$775,000

NOTE G.

RELATED PARTY TRANSACTIONS

During 2005 and 2004, an individual loaned the Company $1,725,000 and $775,000, respectively. The Company paid interest to the individual in the amounts of $50,088 and $16,000 for the years ended December 31, 2005 and 2004, respectively.

During 2005 and 2004, the Company accrued expenses involving a related party for costs incurred for employee benefits, administrative space, and operating costs amounting to $733,441 and $15,247, respectively.

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF REVENUES AND COST OF REVENUES

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Revenues:

Advertising income	$551,924	$—
Consulting income	54,048	80,187
Software sales	1,273,091	24,278
Less : Returns and allowances	(190,964)	(3,033)

Net revenues	$1,688,099	$101,432

Cost of revenues:

Amortization	$241,667	$—
Agency fees	23,928	192
Commissions	11,559	—
Content	2,083	—
Hosting	159,443	—
Processing fees	367,858	22,075
Production	323,215	38,919
Programming	268,251	—

Total cost of revenues	$1,398,004	$61,186

See auditors’ report

ACCESSMEDIA NETWORKS, INC. AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Selling Expenses:

Advertising	$3,470	$—
Marketing promotions	53,076	424
Salaries and wages	259,774	7,146
Traffic buy	939,362	3,840
Payroll tax	22,397	195

Total	$1,278,079	$11,605

General and Administrative Expenses:

Amortization and depreciation	$1,046,388	$4,153
Bad debts	47,692	—
Bank fees	4,241	2,812
Consulting service	6,850	6,000
Insurance	82,903	12,091
License and taxes	1,287	524
Office expense	40,846	4,904
Outside services	170,658	5,515
Professional fees	33,064	—
Rent	235,621	—
Salaries and wages	280,734	208,142
Payroll tax	26,220	17,395
Telecommunications	12,093	264

Total	$1,988,597	$261,800

See auditors’ report

BROADCASTER, INC. & ACCESSMEDIA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENTS OF OPERATIONS

For the Fiscal Year Ended June 30, 2006

(In thousands, except per share data)

	Broadcaster Twelve months ended June 30, 2006	AccessMedia Eleven months ended May 31, 2006	Pro Forma Adjustments	Pro Forma Twelve months ended June 30, 2006

Net revenues	$8,203	$5,391		$13,594

Cost of net revenues
Product costs	3,174	2,903	(306)	5,771
Gross margin	5,029	2,488	306	7,823

Operating expenses:
Sales and marketing	2,944	2,676		5,620
General and administrative	3,760	3,208	(1,184)	5,784
Research and development	218	246		464
Total operating expenses	6,922	6,130	(1,184)	11,868

Loss/(Income) from operations	(1,893)	(3,642)	1,490	(4,045)

Interest and other income (expense), net	124	(68)		56
Realized / unrealized loss on marketable securities	765			765
Loss before income tax	(1,004)	(3,710)	1,490	(3,224)

Income tax provision	11			11
Loss from continuing operations	(1,015)	(3,710)	1,490	(3,235)

Loss/(Income) from discontinued operations, net	(2,971)	—		(2,971)
Gain/(loss) from the sale of discontinued operations, net	4,834	—		4,834
Net (loss) income	848	(3,710)	1,490	(1,372)

Other comprehensive loss				—
Foreign currency translation adjustments	432	—		432
Comprehensive income/(loss)	$1,280	$(3,710)	$1,490	$(940)

Net loss per share:
Basic and diluted	$0.03	$(0.12)		$(0.02)

Weighted average shares outstanding used to compute:
Basic and diluted	32,645	$31,450		64,095

See notes to unaudited pro forma condensed combined consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

BASIS OF PRO FORMA PRESENTATION

On December 16, 2005, Broadcaster and AccessMedia entered into a definitive agreement whereby Broadcaster agreed to acquire 100% of the outstanding capital stock of AccessMedia. The acquisition was completed on June 1, 2006. Broadcaster accounted for the business combination as a purchase. At the closing, ACCM Acquisition Corp., a newly formed, wholly-owned subsidiary of Broadcaster merged with AccessMedia, with AccessMedia surviving the merger as a wholly-owned subsidiary of Broadcaster.

On May 13, 2005, AccessMedia completed the acquisition of substantially all of the assets of Media Zone Ltd. On July 22, 2005, AccessMedia completed the acquisition of substantially all of the assets of Peoplecaster, Inc. and Myvod, Inc. These transactions were accounted for as a purchase. AccessMedia acquired all of the operating assets of Media Zone, Ltd., Peoplecaster, Inc. and Myvod, Inc. in a share for share exchange.

The unaudited pro forma condensed consolidated statements of operations for the year ended June 30, 2006 give effect to the proposed business combination as if it had occurred on July 1, 2005.

NOTE 2.

PRO FORMA ADJUSTMENTS

There were no intercompany balances or transactions between Broadcaster and AccessMedia other than the Joint Operating Agreement.

The accompanying unaudited pro forma combined statement of operations has been prepared as if the business combination was completed on July 1, 2005 and reflects the following pro forma adjustments:

(A)

To establish amortizable intangible assets and non-amortizable goodwill resulting from the proposed business combination.

(B)

To record estimated direct transaction costs of approximately $3.5 million to be incurred by Broadcaster related to the proposed business combination. Actual amounts could differ significantly upon close of the proposed business combination.

(C)

To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed business combination.

(D)

Basic net loss per share is calculated by dividing the net loss for the period by the weighted average common stock outstanding for the period, inclusive of the 29.0 million shares of Broadcaster common stock estimated to be issued in the proposed business combination and 2.45 million shares issued as direct transaction costs. As the pro forma combined condensed statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Liability and Indemnification of Directors and Officers; Limitation on Liability of Directors

Our Bylaws and Sections 204(a) and 317 of the California Corporations Code allow, and in some cases require, the indemnification of directors and officers to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Broadcaster or (ii) by reason of the fact that, while they are or were directors or officers of Broadcaster, they are or were serving at the request of Broadcaster as a director, officer or employee of another enterprise. Our Bylaws further provide that an advancement for any such expenses shall only be made upon delivery to Broadcaster by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Broadcaster.

Under Section 204(a)(10) of the California Corporations Code as in effect on the date hereof, our directors are liable for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) improper transactions between the director and the corporation, (vii) improper distributions to shareholders, and improper loans to officers and directors, or (viii) breach of the duty of care.

We have agreed to indemnify our directors and officers under our Bylaws. We maintain Directors and Officers insurance to provide for any losses incurred as a result of those agreements.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of our common stock. The estimated expenses of issuance and distribution are set forth below:

Type of Expense	Amount

Registration Fee	$4,407
Costs of Printing (estimate)	1,000
Legal Fees (estimate)	50,000
Accounting Fees (estimate)	10,000
Total	$65,407

RECENT SALES OF UNREGISTERED SECURITIES

We sold the following securities in the past three years in transactions not registered under the Securities Act of 1933:

Date Securities Issued	Securities Title	Issued to	Number of Securities Issued	Consideration(1)	Footnotes

Common Stock Issuances
10/20/06	Common Stock	John Zampino	15,120	legal fees	(5)
09/29/06	Common Stock	America’s Biggest, Inc.	1,000,000	acquisition consideration	(2)
06/01/06	Common Stock	Baytree Capital Associates, LLC	2,450,000	consulting fee	(5)
06/01/06	Common Stock	Michael Gardner	7,700,000	merger consideration	(2)
06/01/06	Common Stock	Broadcaster LLC	9,280,000	merger consideration	(2)
06/01/06	Common Stock	AccessMedia Technology, LLC	2,320,000	merger consideration	(2)
06/01/06	Common Stock	Trans Global Media LLC	4,640,000	merger consideration	(2)
06/01/06	Common Stock	Software People LLC	4,640,000	merger consideration	(2)
06/01/05	Common Stock	Bruce & Janice Weinmaster	826,583$	1,020,830	(2)
09/28/04	Common Stock	Ken Katuin	500,000	$505,000	(2)
09/02/04	Common Stock	Aladdin Systems Holdings, Inc.	1,065,807	$1,033,333	(2)
06/09/04	Common Stock	CADalog, Inc.	5,000	$6,100	(2)
05/11/04	Common Stock	DevDepot LLC	112,000	$130,550	(2)
05/08/04	Common Stock	Upperspace Corporation	68,966	$100,000	(2)
04/19/04	Common Stock	Aladdin Systems Holdings, Inc.	2,317,881	$3,894,040	(2)
11/26/03	Common Stock	Marc Crone	15,000	$15,360	(2)
11/18/03	Common Stock	Jeff Spring	85,000	$76,840	(2)

Common Stock Issued as a Result of Warrant Exercise
09/23/04	Common Stock	Jeffrey Morgan	35,000	$11,200	(6)
08/09/04	Common Stock	Americ Disc, Inc.	28,070	$25,000	(6)
07/29/04	Common Stock	Jeffrey Morgan	10,000	$3,200	(6)
06/29/04	Common Stock	Adam Shaffer	4,132	$25,250	(6)
03/04/04	Common Stock	Joseph Abrams	84,337	$26,000	(6)
03/03/04	Common Stock	Paul Jakab	100,000	$26,000	(6)
02/18/04	Common Stock	Jeffrey Morgan	15,000	$4,800	(6)
11/05/03	Common Stock	Avi Suriel	55,165	$24,000	(6)

———————

(1)

Considered received as cash except where noted.

(2)

Stock issued pursuant to an acquisition agreement or amendment to acquisition agreement.

(3)

Stock issued in connection with financing activities.

(4)

Stock issued in settlement of an outstanding liability.

(5)

Stock issued for services rendered.

(6)

Stock issued as the result of warrant exercise.

All of the issuances listed above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 thereunder.

UNDERTAKINGS

(a)

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

3.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.

That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned.

BROADCASTER, INC.
Chatsworth, California Dated: December 13, 2006

	By:	/s/ MARTIN R. WADE III
Martin R. Wade III
Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ MARTIN R. WADE III	Director	December 13, 2006
Martin R. Wade III

/s/ BLAIR MILLS	Chief Financial Officer	December 13, 2006
Blair Mills	(Principal Financial and Accounting Officer)

/s/ BLAIR MILLS Attorney-in-Fact	Chairman of the Board of Directors	December 13, 2006
Bruce R. Galloway

/s/ BLAIR MILLS Attorney-in-Fact	Director	December 13, 2006
Richard Berman

/s/ BLAIR MILLS Attorney-in-Fact	Director	December 13, 2006
Evan Binn

Director
Robert S. Falcone

/s/ KATHRYN FELICE	Director	December 13, 2006
Kathryn Felice

Director
Donald Perlyn

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1

Amended and Restated Agreement and Plan of Merger, dated March 24, 2006, by and among Broadcaster, Broadcaster, Inc., ACCM Acquisition Corp., AccessMedia Networks, Inc. and the shareholders of AccessMedia Networks, Inc.(1)

2.2	Asset Purchase Agreement, dated June 9, 2006, by and between Broadcaster and IMSI Design LLC(2)
3.1	Amended and Restated Articles of Incorporation(3)
3.2	Amendment to Amended and Restated Articles of Incorporation(4)
3.3	Amended and Restated Bylaws(5)
5.1	Opinion of Harris Cramer LLP (20)
10.1	1993 Incentive Option Plan(6)
10.2	2004 Incentive Stock Option Plan(7)
10.3	2004 Warrant Plan(7)
10.4	Amendment to 2004 Incentive Stock Option Plan(8)
10.5	Employment Agreement, dated June 15, 2005, by and between Broadcaster and Robert O’Callahan(9)
10.6	Amended and Restated Executive Employment Agreement, dated September 1, 2001, by and between Broadcaster and Gordon A. Landies(9)
10.7	Amendment to Executive Employment Agreement, dated June 30, 2005, by and between Broadcaster and Gordon A. Landies(9)
10.8	Executive Employment Agreement, dated June 1, 2005, by and between Broadcaster and Robert Mayer(9)
10.9	Amended and Restated Employment Agreement, dated September 12, 2006, by and between Broadcaster and Martin R. Wade, III(10)
10.10	Employment Agreement, dated May 1, 2005, by and between Houseplans, Inc. and Marvin Mauer(18)
10.11	Consulting Agreement, dated May 1, 2003, by and between Broadcaster and Bruce Galloway(11)
10.12	Form of Stock Purchase Warrant(2)
10.13	Joint Operating Agreement, dated August 8, 2005, by and between Broadcaster and AccessMedia Networks, Inc.(12)
10.14	Form of Parent Voting Agreement(13)
10.15	Amendment No. 1 to Parent Voting Agreement, dated September 18, 2006, by and between AccessMedia Networks, Inc. and certain shareholders of Broadcaster(2)
10.16	Company Voting Agreement, dated December 16, 2005, by and among Broadcaster and certain shareholders of AccessMedia Networks, Inc.(14)
10.17	Amendment No. 1 to Company Voting Agreement, dated September 18, 2006, by and between Broadcaster, Broadcaster Networks, Inc. and certain former shareholders of AccessMedia Networks, Inc.(2)
10.18	Engagement Letter, dated June 20, 2005, by and between Broadcaster and Baytree Capital Associates LLC(2)
10.19	Billing System Software Technology Licensing Agreement, dated April 1, 2005, by and between MicroBilling Systems Ltd. and Camnation, Inc.(2)
10.20	Digital Asset Creation Software Technology Licensing Agreement, dated April 1, 2005, by and between Broadcaster LLC and MyVod, Inc.(2)
10.21	DRM Software Technology Licensing Agreement, dated April 1, 2005, by and between Broadcaster LLC and MyVod, Inc.(2)

Exhibit Number	Description of Exhibit

10.22	Desktop Notifier Technology Licensing Agreement, dated April 1, 2005, by and between Media Zone Ltd. and Camnation, Inc.(2)
10.23	Telco Billing Software Technology Licensing Agreement, dated April 1, 2005, by and between Media Charger LLC and Camnation, Inc.(2)
10.24	Content Management Software Technology Licensing Agreement, dated April 1, 2005, by and between Broadcaster LLC and MyVod, Inc.(2)
10.25	Digital Content Distribution Technology Licensing Agreement, dated April 1, 2005, by and between Broadcaster LLC and MyVod, Inc.(2)
10.26	Promissory Note in connection with the Asset Purchase Agreement, dated June 9, 2006, by IMSI Design LLC(2)
10.27	Stock Purchase Agreement, dated July 1, 2005, by and among Broadcaster, Houseplans, Inc., Weinmaster Homes, Ltd., Bruce Weinmaster and Janice Weinmaster(15)
10.28	Stock Purchase Agreement, dated July 1, 2005, by and between Broadcaster and Smith Micro Software, Inc.(16)
10.29	Executive Employment Agreement, dated October 24, 2006, by and between Broadcaster and Kathryn Felice (21)
16.1	Letter from Grant Thornton(17)
21.1	List of Subsidiaries(2)
23.1	Consent of Burr, Pilger & Mayer LLP (22)
23.2	Consent of Harris Cramer LLP (as set forth in Exhibit 5.1)(23)
23.3	Consent of Choi, Kim, Park(24)
24.1	Power of Attorney (as set forth on signature page of the registration statement)(19)
———————
Notes

(1)	Incorporated by reference to Exhibit 2.1 to Broadcaster’s Current Report on Form 8-K filed on March 29, 2006.
(2)	Incorporated by reference to the exhibits to Broadcaster’s Annual Report on Form 10-KSB filed on October 13, 2006.
(3)	Incorporated by reference to Exhibits to Broadcaster’s Registration Statement on Form S-3 filed on September 22, 1993.
(4)	Incorporated by reference to Exhibit 3.1 to Broadcaster’s Current Report on Form 8-K filed on June 8, 2006.
(5)	Incorporated by reference to Exhibit 5.03 to Broadcaster’s Current Report on Form 8-K filed on January 18, 2005.
(6)	Incorporated by reference to Exhibit 4.1 to Broadcaster’s Registration Statement on Form S-8 filed on August 11, 1993.
(7)	Incorporated by reference to the exhibits to Broadcaster’s Registration Statement on Form S-8 filed on March 25, 2004.
(8)	Incorporated by reference to Annex G to Broadcaster’s Definitive Proxy Statement on Schedule 14A filed on May 5, 2006.
(9)	Incorporated by reference to the exhibits to Broadcaster’s Annual Report on Form 10-KSB filed on September 28, 2005.

Notes

(10)	Incorporated by reference to Exhibit 1.01 to Broadcaster’s Current Report on Form 8-K filed on September 22, 2006.
(11)	Incorporated by reference to Exhibit 99.2 to Broadcaster’s Current Report on Form 10-KSB filed on September 25, 2003.
(12)	Incorporated by reference to Exhibit 2.2 to Broadcaster’s Current Report on Form 8-K filed on August 9, 2005.
(13)

Incorporated by reference to Exhibit B to 2.1 to Broadcaster’s Current Report on Form 8-K filed on December 19, 2005. Parenthetical references following the description of each document relate to the exhibit number under which such exhibit was initially filed.

(14)	Incorporated by reference to Exhibit 10.1 to Broadcaster’s Current Report on Form 8-K filed on May 5, 2006.
(15)	Incorporated by reference to Exhibit 2.1 to Broadcaster’s Current Report on Form 8-K filed on July 7, 2005.
(16)	Incorporated by reference to Exhibit 2.2 to Broadcaster’s Current Report on Form 8-K filed on July 7, 2005.
(17)	Incorporated by reference to Exhibit 16 to Broadcaster’s Current Report on Form 8-K filed on November 12, 2004.
(18)	Incorporated by reference to Exhibit 10.10 to Broadcaster’s Registration Statement on Form SB-2 filed on November 13, 2006.
(19)	Incorporated by reference to Exhibit 24.1 to Broadcaster’s Registration Statement on Form SB-2 filed on November 13, 2006.
(20)	Incorporated by reference to Exhibit 5.1 to Amendment No. 1 to Broadcaster’s Registration Statement on Form SB-2 filed on November 30, 2006.
(21)	Incorporated by reference to Exhibit 10.29 to Amendment No. 1 to Broadcaster’s Registration Statement on Form SB-2 filed on November 30, 2006.
(22)	Incorporated by reference to Exhibit 23.1 to Amendment No. 1 to Broadcaster’s Registration Statement on Form SB-2 filed on November 30, 2006.
(23)	Incorporated by reference to Exhibit 23.2 to Amendment No. 1 to Broadcaster’s Registration Statement on Form SB-2 filed on November 30, 2006.
(24)	Incorporated by reference to Exhibit 23.3 to Amendment No. 1 to Broadcaster’s Registration Statement on Form SB-2 filed on November 30, 2006.